This filing is made pursuant to Rule 424(b)(3)
under the Securities Act of 1933 in connection
with Registration No. 333-143234
Novint Technologies, Inc.

20,136,113 Shares of Common Stock
     This prospectus covers the resale by selling shareholders named on page 42 of up to 20,136,113 shares of our common stock which include:
•	10,081,113 shares of common stock; and

•	10,055,000 shares of common stock underlying common stock purchase warrants.
     These securities will be offered for sale by the selling shareholders identified in this prospectus in accordance with the methods and terms described in the section of this prospectus titled “Plan of Distribution.” Our common stock is currently traded on the Over-The-Counter Bulletin Board under the symbol “NVNT.” The last reported sale price on May 23, 2007 was $1.04 per share.
     We will not receive any of the proceeds from the sale of these shares. However, we may receive up to $15,037,500 upon the exercise of the warrants. If some or all of the warrants are exercised, the money we receive will be used for general corporate purposes, including working capital requirements. We will pay all expenses incurred in connection with the offering described in this prospectus, with the exception of the brokerage expenses, fees, discounts and commissions which will all be paid by the selling shareholders. Our common stock and warrants are more fully described in the section of this prospectus titled “Description of Securities.”
     AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING AT PAGE 4.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. This prospectus may be used only where it is legal to sell these securities. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.
     The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus carefully.
The date of this prospectus is June 18, 2007

Prospectus Summary
          This summary highlights material information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section titled “Risk Factors” and our consolidated financial statements and the related notes.
Our Company
          We are a technology development and licensing company in the field of haptics. Haptics refers to your sense of touch. We develop, market and sell products, applications and technologies that allow people to use their sense of touch to interact with computers. Our website address is www.novint.com. Information provided on our website, however, is not part of this prospectus and is not incorporated herein.
          Our computer touch technology allows computer users to realistically feel objects displayed by a computing device using a 3D haptics (or computer-touch) device. A computer user holds onto the handle of a haptics device, which we call a “grip,” which can be moved right-left and forwards-backwards like a mouse, but can also be moved up and down. As the haptics device is moved by the user, it controls a three-dimensional cursor or other pointing icon displayed by the computer (much like a mouse controlling a two-dimensional cursor) and when the cursor makes contact with virtual objects displayed by the computer, the computer registers the contact and updates motors in the haptics device (approximately 1000 times a second) creating feedback to the handle of the haptics device and giving a realistic sense of touch in the user’s hand.
          For example, a user can feel the recoil of a gun that has been fired, hit a virtual golf ball, swing a sword at an ogre, throw a football, feel weight and textures of objects, cast a spell by moving a wand, or generally interact with objects displayed by a computer in a more realistic manner by including a detailed and realistic sense of touch. We believe that haptics technology adds another sensory component (the sense of touch) to make games, and other applications, more realistic.
          We historically derived the majority of our revenue developing professional applications for our customers. These applications provided a sensory-touch component to engineering and design software products. We have completed work on a number of contracts with companies such as Aramco, Lockheed Martin, Chrysler, Chevron, Sandia National Laboratories, and Woods Hole Oceanographic Institute. However, we intend to generate future revenues from the sale of our Novint Falcon product, the associated “grips,” or handles that are shaped to mirror the application that the product is being used to simulate, e.g. a gun handle, a sword handle, or a steering wheel, and the sale or license of our computer games (designed to be used with the Falcon), and ultimately the license fees from hardware and software companies who support the Falcon. We intend to leverage our computer touch technology to exploit opportunities in the consumer console and PC interactive computer games market. Using our haptics technology, games and applications will have the crucial missing “third sense” to human computer interaction. Users will be able to directly and intuitively feel the shape, texture, and physical properties of virtual objects using our computer touch software. We have not derived any revenue from the licensure of our technology for consumer console and PC interactive computer games.
          We were initially incorporated in the State of New Mexico as Novint Technologies, Inc. in April 1999. On February 26, 2002, we changed our state of incorporation to Delaware by merging into Novint Technologies, Inc., a Delaware corporation (“Novint”).
SUMMARY FINANCIAL INFORMATION
          In the table below we provide you with historical selected consolidated financial data for the two years ended December 31, 2006 and 2005, and the three months ended March 31, 2007 and 2006, derived from our audited and unaudited financial statements, respectively, included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read along with it the historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Condensed Balance Sheet as of March 31, 2007 (unaudited):

Total current assets	$8,913,786
Total non-current assets	$673,106
Total assets	$9,586,892
Total current liabilities	$1,038,631
Total stockholders’ equity	$8,548,261
Total liabilities and stockholders’ equity	$9,586,892
Condensed Statements of Operations for the three months ended March 31, 2007 and 2006 (unaudited):

	2007	2006
Total revenue	$128,731	$38,781
Total cost of goods sold	$107,481	$25,679
Gross profit	$21,250	$13,102
Total operating expenses	$1,921,400	$609,912
Total other (income) expenses	$116,049	$32,927
Net loss	$(2,016,199)	$(629,737)
Basic and diluted net loss per share	$(0.09)	$(0.04)

Condensed Balance Sheet as of December 31, 2006:

Total current assets	$686,960
Total non-current assets	$688,655
Total assets	$1,375,615
Total current liabilities	$1,205,623
Total stockholders’ equity	$169,992
Total liabilities and stockholders’ equity	$1,375,615
Condensed Statements of Operations for the year ended December 31, 2006 and 2005:

	2006	2005
Total revenue	$90,109	$362,097
Total cost of goods sold	$63,402	$179,162
Gross profit	$26,707	$182,935
Total operating expenses	$4,084,402	$3,296,657
Total other (income) expenses	$252,006	$272,683
Net loss	$(4,309,701)	$(3,386,405)
Basic and diluted net loss per share	$(0.24)	$(0.24)
Risks Related to Our Business
          Our business is subject to a number of risks, which you should be aware of before making an investment decision. These risks are discussed more fully in the section of this prospectus titled “Risk Factors.”

The Offering
          We are registering 20,136,113 shares of our common stock for sale by the selling shareholders identified in the section of this prospectus titled “Selling Shareholders.” The shares included in the table identifying the selling shareholders consist of:
•	10,081,113 shares of common stock;

•	9,580,000 shares of common stock underlying common stock purchase warrants issued pursuant to a Unit Purchase Agreement dated as of February 23, 2007, as amended; and

•	475,000 shares of common stock underlying common stock purchase warrants issued pursuant to various subscription agreements entered into in 2005, 2006 and 2007.
          The shares issued and outstanding prior to this offering consist of 31,356,639 shares of common stock and do not include:
•	15,503,625 shares of common stock issuable upon the exercise of warrants (including 10,055,000 shares of common stock covered by this prospectus);

•	11,092,099 shares of common stock reserved for issuance upon the exercise of outstanding stock options granted under our Amended and Restated 2004 Stock Incentive Plan (the “2004 Stock Option Plan”) and options granted outside of the Plan; and

•	2,747,500 shares of common stock reserved for issuance under our 2004 Stock Option Plan which have not yet been issued.
          After this offering, assuming the exercise of all warrants with underlying shares which are covered by this prospectus, we would have 41,411,639 shares of common stock outstanding. If all of our other issued and outstanding options and warrants were exercised, we would have a total of 57,952,363 shares of common stock issued and outstanding. .
          Information regarding our common stock and the warrants is included in the section of this prospectus titled “Description of Securities.”
          On May 11, 2007, we completed an offering of units each comprised of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $1.50 per share. 9,580,000 shares of common stock offered hereby and 9,580,000 shares of common stock offered hereby underlying the warrants, were issued and sold by us to investors in the unit offering and are registered on the registration statement of which this prospectus is a part under the terms of a registration rights agreement between us and the holders. See “Prior Offerings” described elsewhere in this prospectus. The prospectus also covers the sale of common stock and shares of common stock underlying warrants sold by the company in one or more private placements during 2005, 2006 and 2007. 501,113 shares of common stock offered hereby and 475,000 shares of common stock offered hereby underlying the warrants, were issued and sold by us in the 2005, 2006 and 2007 offerings and are registered on the registration statement of which this prospectus is a part under the terms of the registration rights granted by us to those holders. See “Prior Offerings” described elsewhere in this prospectus.
Corporate Information
          We maintain a principal office at 4109 Bryan Avenue, NW, Albuquerque, New Mexico, 87114. Our telephone number at that address is (866) 298-4420. Our web address is www.novint.com. Information included on our website is not part of this prospectus.

Risk Factors
You should carefully consider the risks described below before making an investment decision. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our financial statements and related notes.
Risks Related to Our Business
          The market for haptics-enabled technologies and haptics-enabled products is at an early stage and if market demand does not develop, we may not achieve or sustain revenue growth.
          The market for our haptics-enabling technologies and our licensees’ haptics-enabled products is at an early stage. If Novint and its licensees are unable to develop demand for haptics-enabling technologies and haptics-enabled products, we may not achieve or sustain revenue growth. We cannot accurately predict the growth of the markets for these technologies and products, the timing of product introductions or the timing of commercial acceptance of these products.
          Even if our haptics-enabling technologies and our licensees’ haptics-enabled products are ultimately widely adopted, widespread adoption may take a long time to occur. The timing and amount of royalties and product sales that we receive will depend on whether the products marketed achieve widespread adoption and, if so, how rapidly that adoption occurs. We expect that we will need to pursue extensive and expensive marketing and sales efforts to educate prospective licensees and end users about the uses and benefits of our technologies and to persuade software developers to create software that utilizes our technologies.
          Currently 100% of our revenue is derived from a few customers and we could experience substantial losses if a single customer stops conducting business with us.
          Currently, 100% of our revenues are derived from a few customers. Until and unless we secure customer relationships with substantially more customers and until we begin our consumer sales of the Falcon and related products, it is likely that we will experience periods during which we will be highly dependent on a limited number of customers. Dependence on a few customers will make it difficult to satisfactorily negotiate attractive prices for our products and will expose us to the risk of substantial losses if a single dominant customer stops conducting business with us; however we do not foresee remaining dependent on our professional applications services for revenue going forward. During the years ended December 31, 2005 and 2006, our revenues were derived from three key professional applications customers. During the three months ended March 31, 2007, our revenues were derived from two key professional applications customers. The following is a list of such customers representing 10% or more of our revenues for the years ended December 31, 2005 and 2006 and the three months ended March 31, 2007:

	12/31/05		12/31/06		3/31/07
Aramco	$77,142	21%	$12,672	14%	—	—%
The Falk Group, LLC	$—	—%	$—	—%	121,688	95%
Sandia National Laboratories	$48,545	13%	$—	—%	—	—%
Lockheed Martin Perry	$206,065	57%	$74,342	83%	7,043	5%
          We anticipate that our expenses will dramatically increase to execute our business plan. Thus, we may experience losses in the near future and may not achieve or maintain profitability.
          Our operating losses were $3,113,722 and $4,057,695, respectively, for the 12 month periods ended December 31, 2005 and 2006. Our accumulated deficit as of December 31, 2005 and 2006 was $8,168,232 and $12,648,907, respectively. Our operating expenses totaled $4,084,402 for the 12 month period ending December 31, 2006, compared to $3,296,657 for the 12 month period ended December 31, 2005. Our operating losses were $1,900,150 for the three months ended March 31, 2007. Our accumulated deficit as of March 31, 2007 was $14,665,106. Our operating expenses totaled $1,921,400 for the three month period ending March 31, 2007.

We anticipate that our expenses will dramatically increase as we continue to leverage our computer touch technology and to acquire rights to a new 3D haptics interaction device to exploit opportunities in the consumer console and PC interactive computer gaming industry. If our revenues do not grow significantly or if our operating expenses exceed expectations, we may not achieve or maintain profitability.
          Our historical financial information does not reflect our current primary business strategy for achieving revenue growth. Historically, our primary business has been contracting for the development of professional applications of our technologies for our customers. However, our primary business strategy for achieving growth is development of our technologies for computer gaming use.
          Historically, we have derived the substantial majority of our revenue from development contracts. For the 12 month periods ended December 31, 2006 and 2005, 97% and 92%, respectively, of our revenues were from development contracts. For the three months ended March 31, 2007, 100% of our revenues were from development contracts. While we anticipate that royalty revenue from licensing our technologies and sales of products that we plan to develop, such as the Falcon, grips, and related games, will constitute the majority of our revenue, such royalty and sales revenue may not increase and may decrease in the future. Accordingly, we cannot predict our future revenues based on historical financial information.
          We will depend on product sales and licensees to generate royalty revenue and we may not be able to sell a sufficient number of products or attract any or a sufficient number of licensees. We currently do not have any licensees.
          Our primary business strategy with respect to leveraging our computer touch technology to exploit opportunities in the consumer console and PC interactive computer gaming industry is to license our intellectual property to companies that manufacture and sell haptics-enabled products (both hardware and software) and to manufacture and sell our products directly and through retailers. For us to be successful, we will have to attract licensees and our licensees must manufacture and distribute haptics-enabled products in a timely fashion and generate consumer demand through marketing and other promotional activities. We may not be able to attract any or a sufficient number of licensees to generate a significant amount of royalty revenue. If we are not able to attract any or a sufficient number of licensees or our licensees fail to stimulate and capitalize upon market demand for products that generate royalties for us, our revenue with respect to that business segment will not grow. Additionally, we will have to attract retailers who will sell our products to consumers at price points that provide us with revenue. If we are not able to attract a sufficient number of retailers, and if the retailers do not sell to consumers in sufficient quantity or at prices which generate revenues, we may be unable to succeed in the gaming applications we have developed.
          We have established a direct manufacturing contract and direct software development contracts; these are areas in which we have little experience.
          Much of our growth will come from sales in the video game market. To facilitate this part of our strategy we entered into a direct contract manufacturing agreement with VTech Communications, Ltd. in China, in 2006 for the manufacture of the Falcon. We are developing our own initial game programs to be packaged with the Falcon. We do not have experience or a track record for creating hardware products or interactive video and computer games. We cannot be sure that the games we develop will appeal to consumers or enhance the sales of the Novint Falcon. In addition, there will be additional risks such as cash flow management, financing materials, and coordinating product distribution and fulfillment either internally or by contract, all of which we have no experience in. If we expend significant resources on these initiatives and are not successful, our business and results of operations could be negatively impacted and the value of our securities could decline.
          Demand for products that incorporate our technologies are generally seasonal and failure to deliver products to take advantage of year end holiday season demand could substantially impact royalty revenue generated, if any, from products that incorporate our technologies.
          Peak demand for products that incorporate our technologies, especially in the gaming market, typically occurs in the fourth calendar quarter as a result of increased demand during the year-end holiday season. If we or our licensees do not succeed in shipping licensed products in a timely fashion or fail to achieve strong sales in the second half of the calendar year, it would impact our revenues. We do not have experience in distributing our own product and we do not control or influence the degree to which our licensees promote our technologies or the prices at which they sell products incorporating our technologies. As a result, products incorporating our technologies may not be brought to market, achieve commercial acceptance or generate meaningful revenue for us.

          If retailers do not purchase our product and generate sales to consumers it will be difficult for us to execute our business strategies and we may not achieve our revenue growth.
          An important part of our strategy is to create market acceptance for the Falcon product, and future products and games we may develop, that will generate revenues for us. These potential sales are important not only to generate revenue but to create consumer awareness of our products and create a desire on the part of third party game and hardware developers to enter into license arrangements with us that will similarly generate revenues. If we cannot generate consumer and potential licensee interests, we will not generate sufficient revenues to support our continued operations or expand our product lines.
          If the contract manufacturer we have entered into an agreement with fails to deliver products on time, or delivers products that are faulty, we may not achieve our revenue growth.
          We have entered into a manufacturing agreement with VTech Communications, Ltd. to manufacture the Falcon according to our specifications. We have submitted one purchase order to VTech but anticipate submitting additional orders as demand grows. While we believe that VTech will fulfill our orders timely and to specification, we cannot assure that there will not be delays. If we are unable to have our products manufactured and delivered timely and to specifications, we may lose sales and we may be unable to generate revenues.
          If industry leaders do not adopt our technologies, it may be difficult for us to execute our business strategies and we may not achieve revenue growth.
          An important part of our strategy is to penetrate new markets by targeting licensees that are leaders in those markets. This strategy is designed to encourage other participants in those markets to also adopt our technologies. If a high profile industry participant adopts our technologies for one or more of their products but fails to achieve success with those products, other industry participants’ perception of our technologies could be adversely affected. Likewise, if a market leader adopts and achieves success with a competing technology, our revenue growth could be limited and other potential licensees may not license our technologies. Finally, if no industry participant adopts our technologies at all, we may not be able to achieve any revenue growth from licensing our technologies.
          A significant portion of our intellectual property rights is based on our license from Sandia. Failure to comply with the terms of the Sandia license may terminate or make such license nonexclusive which may result in a material negative impact on our business and revenues.
          A significant portion of our intellectual property rights are based on our license from Sandia National Laboratories (“Sandia”). The Sandia license is a 12 year exclusive license for human-computer haptics interfaces. Sandia has the right to reduce our rights granted pursuant to the Sandia license (e.g., make rights non-exclusive) if we breach the provisions of the Sandia license or fail to meet the $30,000 per year minimum royalties set forth in the Sandia license. Failure to comply with such terms of the Sandia license may result in a material negative impact on our business and revenues.
          If we fail to protect and enforce our intellectual property rights or if licensors who license intellectual property rights to us fails to protect and enforce such licensors’ intellectual property rights, our ability to license our technologies and to generate revenues would be impaired.
          Our business depends on generating revenues by licensing our intellectual property rights and by selling products that incorporate our technologies. In addition, a portion of our intellectual properties are licensed from Sandia, one of our stockholders. If our company or Sandia is not successful in protecting and enforcing their respective intellectual property rights, our ability to obtain future licenses and royalty revenue could be impaired. In addition, if a court limits the scope, declares unenforceable or invalidates any of our or Sandia’s intellectual properties, current licensees may refuse to make royalty payments or may themselves choose to challenge one or more of our intellectual property rights. Also it is possible that:
-	Sandia’s or our patents may not be broad enough to protect our proprietary rights;

-	Sandia’s or our patents could successfully be challenged by one or more third parties, which could result in our or Sandia’s loss of the right to prevent others from exploiting the inventions claimed in those patents;

-	current and future competitors may develop alternative technologies that are not covered by Sandia’s patents; and

-	effective patent protection may not be available in every country in which our licensees do business.
          Our company and Sandia also rely on licenses, confidentiality agreements and copyright, trademark and trade secret laws to establish and protect their proprietary rights. It is possible that:

     - laws and contractual restrictions may not be sufficient to prevent misappropriation of our or Sandia’s technologies or deter others from developing similar technologies;
     - “shrinkwrap” and “clickwrap” license agreements upon which we will rely to protect some of our software will not be signed by the user and may not be enforceable under the laws of all jurisdictions;
     - other companies may claim common law trademark rights based upon state or foreign laws that precede federal registration of our trademarks;
     - current federal laws that prohibit software copying provide only limited protection from software pirates, and effective trademark, copyright and trade secret protection may be unavailable or limited in some foreign countries; and
     - policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, particularly overseas.
          If we are unable to develop new license relationships, our revenue growth may be limited.
          A substantial part of our projected revenue growth depends on our ability to enter into license arrangements. Particularly with respect to those licenses which involve the implementation of our hardware components or software games, we face numerous risks in obtaining new licenses on terms consistent with our business objectives and in maintaining, expanding and supporting our relationships with our current licensees. These risks include:
     - the lengthy and expensive process of building a relationship with potential licensees;
     - the fact that we may compete with the internal design teams of potential licensees;
     - difficulties in persuading consumer product manufacturers to work with us, to rely on us for critical technology and to disclose to us proprietary product development and other strategies; and
     - difficulties in persuading potential licensees to bear development costs to incorporate our technologies into their products.
          The potential higher costs of haptics-enabled products may inhibit or prevent our technologies from achieving market acceptance. Failure to achieve market acceptance will significantly limit our revenue growth in our computer gaming business.
          Haptics-enabled products are likely to be more expensive to consumers than products that are not Haptic-enabled. The greater expense of products containing our technologies may be a significant barrier to their widespread adoption and success in consumer markets.
          While we have not entered into any licenses that generate royalty revenue, if and when we do enter into such licenses, a small number of licensees may account for a large portion of our royalty revenue.
          While we have not entered into any licenses that generate royalty revenue, a significant portion of our royalty revenue may be derived from a small number of licensees. If any of such limited group of licensees fails to achieve anticipated sales volumes, our results of operations may be adversely affected.
          Our technologies must work with Microsoft’s or another company’s operating system software. Thus, our costs could increase and our revenues could decline if Microsoft or such other company modifies their operating system software.
          Our hardware and software technology must be compatible with operating system software, including Microsoft’s or other similar company’s entertainment applications programming interface. Any modifications, additions or deletions by Microsoft or another company’s operating system could require us to modify our technologies and could cause delays in the release of products by our licensees. If Microsoft or another company modifies their software products in ways that limit the use of our other licensees’ products, our costs could be increased and our revenues could decline.
          We intend to utilize third party manufacturers to produce and distribute haptics interface hardware devices. Any delays in delivery of the haptics interface hardware devices, quality problems or cost increases with respect to such manufacturers could cause us to lose customers and could adversely affect our revenue from our gaming business.
          We intend to utilize third party manufacturers to produce and distribute haptics interface hardware devices such as the Novint Falcon. We will have limited control over delivery schedules, quality assurance, manufacturing capacity, yields, costs and misappropriation of our intellectual property. Any delays in delivery of the haptics interface hardware devices, quality problems or cost increases could cause us to lose customers and could adversely affect our relationships with our licensees.

          If we are unable to improve, and reduce the cost of, our technologies, companies may not incorporate our technologies into their products and our revenue growth may be impaired.
          Our success will depend on our ability to improve, and reduce the cost of, our technologies and to introduce these technologies to the marketplace in a timely and cost effective manner. If our development efforts are not successful or are significantly delayed, companies may not incorporate our technologies into their products and our revenue growth may be impaired.
          We may become involved in costly and time consuming litigation over proprietary rights which may delay bringing products incorporating our technologies to market and adversely affecting our revenue from our gaming business.
          We attempt to avoid infringing known proprietary rights of third parties. We have not, however, conducted and do not conduct comprehensive patent searches to determine whether aspects of our technology infringe patents held by third parties. Third parties may hold, or may in the future be issued, patents that could be infringed by our products or technologies. Any of these third parties might make a claim of infringement against us with respect to our products and technologies. In November 2000, we received a letter from Immersion Corporation, a competitor public company which has greater financial resources than we do, asserting that some of our technologies, or those of our licensees, may infringe their intellectual property rights. Although this matter has not resulted in litigation to date, any of these notices, or additional notices that we could receive in the future from this or other companies, could lead to litigation. We might also elect to enforce our intellectual property rights against third parties which could result in litigation.
          Any intellectual property litigation, whether brought by us or by others, could result in the expenditure of significant financial resources and the diversion of management’s time and efforts. In addition, litigation in which we are accused of infringement may cause product shipment delays, require us to develop non-infringing technology or require us to enter into royalty or license agreements even before the issue of infringement has been decided on the merits. If any litigation were not resolved in our favor, we could become subject to substantial damage claims from third parties and indemnification claims from our licensees. Our company and/or our licensee could be enjoined from the continued use of the technology at issue without a royalty or license agreement. Royalty or license agreements, if required, might not be available on acceptable terms, or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our expenses would increase and our revenues could decrease.
          We project rapid growth and change in our business, and our failure to manage this could harm our business and negatively affect our strategy of starting and growing our gaming business.
          Any future periods of rapid growth may place significant strains on our managerial, financial, engineering and other resources. The rate of any future expansion, in combination with our complex technologies, may demand an unusually high level of managerial effectiveness in anticipating, planning, coordinating and meeting our operational needs as well as the needs of our licensees.
          Product liability claims, including claims relating to alleged repetitive stress injuries, could be time-consuming and costly to defend, and could expose us to loss.
          Claims that consumer products have flaws or other defects that lead to personal or other injury are common in the computer peripherals industry. In particular, manufacturers of peripheral products, such as computer mice, have in the past been subject to claims alleging that use of their products has caused or contributed to various types of repetitive stress injuries, including carpal tunnel syndrome. We have not experienced any product liability claims to date. Although we seek to limit our exposure to product liability claims by using certain provisions in licensing agreements, existing or future laws or unfavorable judicial decisions could limit or invalidate such provisions. If products sold by us or by our licensees cause personal injury, financial loss or other injury to us or our licensees’ customers, the customers, or our licensees, may seek damages or other recovery from us. These claims would be time-consuming and expensive to defend, distracting to management and could result in substantial damages. In addition, the assertion of these claims, even if unsuccessful, could damage our reputation or that of our licensees or their products. This damage could limit the market for our licensees’ haptics-enabled products and harm our results of operations.

          We anticipate raising additional capital in the future. Failure to raise sufficient capital will limit our ability to operate and expand our business.
          We anticipate raising additional funds through public or private financing, strategic relationships or other arrangements in the future to carry out our business strategy. We cannot be certain that any financing will be available on acceptable terms, or at all, and our failure to raise capital when needed could limit our ability to expand our business. Additional equity financing may be dilutive to the holders of our common stock, and debt financing, if available, may involve restrictive covenants. Moreover, strategic relationships, if necessary to raise additional funds, may require that we relinquish valuable rights.
          Our executive officers, directors and major stockholders have significant shareholdings, which may lead to conflicts with other stockholders over corporate governance matters.
          Our current directors, officers and more than 10% stockholders, as a group, beneficially own approximately 36.3% of our outstanding common stock. Acting together, these stockholders would be able to significantly influence all matters that our stockholders vote upon, including the election of directors and mergers or other business combinations. Provisions in our Delaware certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.
          A substantial portion of our business strategy is to develop haptics enabled devices for use in the computer gaming industry and to develop our own interactive computer gaming products which incorporate our technologies. Such industry is highly volatile and competitive.
          The interactive computer gaming industry has historically been a volatile and highly dynamic industry affected by changing technology, limited hardware platform life cycles, hit products, competition, component supplies, seasonality, consumer spending and other economic trends. Such industry is also intensely competitive. Interactive computer gaming products typically have life spans of only 3 to 12 months. In addition, the market is crowded with a large number of titles competing for limited shelf space at retail. Our future success will depend in large part on companies that will develop games requiring the use of our technologies to develop and introduce new competitive products on a timely basis and to get those products distributed widely at retail. To compete successfully, new products must adapt to new hardware platforms and emerging industry standards, provide additional functionality and be successfully distributed in numerous changing worldwide markets. If our company or companies that will develop games requiring the use of our technologies were unable, due to resource constraints or technological or other reasons, to successfully develop and distribute such products in a timely manner, this inability would have a material adverse effect on our operating results and our financial condition.
          Development of successful interactive computer gaming products is highly unpredictable and complex and is subject to platform changes. Failure to manage the development of such gaming products or to anticipate such platform changes may significantly impact our revenue growth from our gaming business.
          Product development schedules are difficult to predict because they involve creative processes, use of new development tools for new platforms and the learning process, research and experimentation associated with development for new technologies. Products frequently include a large amount of content and are complex, time-consuming and costly to develop. A large portion of the interactive computer games that we will produce or that will use our technologies will be designed to be played on proprietary video game platforms such as those owned by Sony, Microsoft, and Nintendo. The success of our products is significantly affected by market acceptance of the new video game hardware systems and the life span of older hardware platforms, and our ability to accurately predict these factors with respect to each platform. In many cases, we will have expended a large amount of development and marketing resources on products designed for new video game systems that have not yet achieved large installed bases or will have continued product development for older hardware platforms that may have shorter life cycles than we expected. Conversely, if we did not choose to develop for a platform that achieves significant market acceptance, or discontinue development for a platform that has a longer life cycle than expected, our revenue growth may be adversely affected.
          Success of interactive computer games is increasingly “hits” driven. The market for such games is highly unpredictable and development of new content is inherently risky and expensive.
          Interactive computer games have become increasingly “hits” driven. Additional marketing and advertising funds are required to drive and support “hit” products, particularly television advertising. There can be no assurance that we will be able to produce “hit” titles, or that advertising for any product will increase sales sufficiently to recoup those advertising expenses. Whether games will become hits are highly dependent on consumer tastes and moods and are highly unpredictable.

Development of new content is inherently risky and expensive. We cannot assure that products will be developed on time, in a cost effective manner, or that they will be commercially successful.
          Obtaining a license from hardware manufacturers will be required to publish interactive computer game titles on their platform. We have not obtained such licenses and may not be able to obtain such licenses on acceptable terms, or at all.
          We will be required to obtain a license to develop and publish titles for each hardware platform for which we will develop and publish titles. Hardware manufacturers, including Sony (PlayStation, PlayStation 2, and Playstation 3), Nintendo (GameCube and Wii) and Microsoft (Xbox and Xbox 360) require that we obtain approval for the incorporation of our technologies on their platforms. Such manufacturers are large companies with substantial financial resources and will be able to impose a very manufacturer favored agreement. We cannot assure that we will be able to obtain such licenses on acceptable terms, or at all.
          Our officers, directors and employees have no experience in the interactive computer gaming industry and may not be able to operate this business effectively. Failure to operate our computer gaming business will significantly affect our revenue growth and results of operations.
          Offering and developing interactive computer games is a substantial departure from our current business of offering product development services and limited sales of haptics devices. Our officers, directors and employees have no experience in developing, producing, pricing, marketing, selling, or distributing interactive computer games and will rely on their ability to employ persons that have such experience to carry out their business strategy with respect to developing interactive computer games. Because of our inexperience in this area, we may not be effective in achieving success that may otherwise be attainable by more experience.
          We have discontinued the sale of our Novint sono product.
          Our Novint sono product was not carried in very many ultrasound centers. As a result, we have determined to discontinue this product. We did not believe that the sono product line would be a substantial contributor to the revenue and earnings generation of the Company. The sono product would have been dilutive to our efforts to focus on computer gaming. We cannot assure however that any loss in revenue from the discontinuance of the sono products will not harm our revenue growth.
          The market for our common stock may not be liquid.
          Our common stock is and may continue to be thinly traded compared to larger more widely known companies. Thinly traded common stock can be more volatile than stock trading in an active public market. We cannot predict the extent to which an active public market for our common stock will develop or be sustained. Further, there is no assurance that our common stock may be listed on any stock exchange or even qualify to be quoted on the over-the-counter bulletin board going forward. Failure to do so may make it very difficult to sell our common stock.
          Our prior external auditors determined that a material weakness related to our internal controls and procedures existed.
          As part of the December 31, 2004 and 2003 audits, we were advised by our former independent registered public accounting firm, Grant Thornton LLP, that there were certain material weaknesses in internal controls and procedures related to the financial reporting process at December 31, 2004, and through the interim periods reviewed through September 30, 2005. As a result, for the year ended December 31, 2004, audit and review of quarterly financial information through September 30, 2005, Grant Thornton LLP proposed, and Novint recorded, numerous adjusting journal entries and additional disclosures to correct the financial statements. Management believes that it has taken sufficient steps necessary to correct its internal control and procedures related to the financial reporting process. The Company’s current independent registered public accounting firm, AJ Robbins PC, has not notified the Company of any material weaknesses in internal controls and procedures related to the financial reporting process at December 31, 2005 and December 31, 2006.
Risks Related to Ownership of Our Securities
          Our common stock is considered a “penny stock”. The application of the “penny stock” rules to our common stock could limit the trading and liquidity of the common stock, adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

          Our common stock is a “low-priced” security or “penny stock” under rules promulgated under the Securities Exchange Act of 1934. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions will probably decrease the willingness of broker-dealers to make a market in our common stock, will decrease liquidity of our common stock and will increase transaction costs for sales and purchases of our common stock as compared to other securities.
          The stock market in general has experienced volatility that often has been unrelated to the operating performance of listed companies. These broad fluctuations may be the result of unscrupulous practices that may adversely affect the price of our stock, regardless of our operating performance.
          Shareholders should be aware that, according to SEC Release No. 34-29093 dated April 17, 1991, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. The occurrence of these patterns or practices could increase the volatility of our share price.
          We do not expect to pay dividends for the foreseeable future, and we may never pay dividends.
          We currently intend to retain any future earnings to support the development of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our common stock may be limited by Delaware state law. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.
          Limitations on director and officer liability and our indemnification of officers and directors may discourage shareholders from bringing suit against a director.
          Our certificate of incorporation and bylaws provide, with certain exceptions as permitted by governing Delaware law, that a director or officer shall not be personally liable to us or our shareholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage shareholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by shareholders on our behalf against a director. In addition, our certificate of incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law.
          Future sales of our common stock could put downward selling pressure on our shares, and adversely affect the stock price. There is a risk that this downward pressure may make it impossible for an investor to sell his shares at any reasonable price, if at all.

          Future sales of substantial amounts of our common stock in the public market, if such a market develops, or the perception that such sales could occur, could put downward selling pressure on our shares, and adversely affect the market price of our common stock.
          The OTC Bulletin Board is a quotation system, not an issuer listing service, market or exchange. Therefore, buying and selling stock on the OTC Bulletin Board is not as efficient as buying and selling stock through an exchange. As a result, it may be difficult for you to sell your common stock or you may not be able to sell your common stock for an optimum trading price.
          The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last sale prices and volume limitations in over-the-counter securities.
          Because trades and quotations on the OTC Bulletin Board involve a manual process, the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available. The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price. Execution of trades, execution reporting and the delivery of legal trade confirmations may be delayed significantly. Consequently, one may not be able to sell shares of our common stock at the optimum trading prices.
          When fewer shares of a security are being traded on the OTC Bulletin Board, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Lower trading volumes in a security may result in a lower likelihood of an individual’s orders being executed, and current prices may differ significantly from the price one was quoted by the OTC Bulletin Board at the time of the order entry.
          Orders for OTC Bulletin Board securities may be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTC Bulletin Board. Due to the manual order processing involved in handling OTC Bulletin Board trades, order processing and reporting may be delayed, and an individual may not be able to cancel or edit his order. Consequently, one may not able to sell shares of common stock at the optimum trading prices.
          The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of securities on the OTC Bulletin Board if the common stock or other security must be sold immediately. Further, purchasers of securities may incur an immediate “paper” loss due to the price spread. Moreover, dealers trading on the OTC Bulletin Board may not have a bid price for securities bought and sold through the OTC Bulletin Board. Due to the foregoing, demand for securities that are traded through the OTC Bulletin Board may be decreased or eliminated.
          Over 13,335,254 shares of our issued and outstanding common stock, in addition to the 10,081,113 shares being registered in this offering, will become eligible for sale by July 1, 2007. Sales of large quantities of our common stock may adversely affect the market price.
          From time to time certain of our shareholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended, subject to certain limitations. In general, pursuant to Rule 144, a shareholder (or shareholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed 1% of the then outstanding shares of common stock. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a company’s shareholders that are non-affiliates that have satisfied a two-year holding period. Any substantial sale, or cumulative sales, of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have a material adverse effect on the market price of our securities. As of July 1, 2007, 9,828,788 shares of our issued and outstanding common stock could be sold pursuant to Rule 144 and 3,506,466 shares of our issued and outstanding common stock could be sold pursuant to Rule 144(k), which amounts to a total of 13,335,254 shares of our issued and outstanding common stock. Sales of large quantities of our common stock at any one time may adversely affect the market price.

          We expect volatility in the price of our common stock, which may subject us to securities litigation.
          The market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Special Note Regarding Forward-Looking Statements
          This prospectus, including the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis or Plan of Operation” and “Description of Business,” contains forward-looking statements.
          Forward-looking statements include, but are not limited to, statements about:
•	our ability to raise capital when we need it;

•	our ability to market and distribute or sell our product; and

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others.
          These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under “Risk Factors” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “potential,” “continue” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. Neither the Private Securities Litigation Reform Act of 1995 nor Section 27A of the Securities Act of 1933, as amended, provides any protection for statements made in this prospectus.

Use of Proceeds
          We will not receive any proceeds from the sale of the shares by the selling shareholders. All proceeds from the sale of the shares offered hereby will be for the account of the selling shareholders, as described below in the sections titled “Selling Shareholders” and “Plan of Distribution.” However, we did receive $9,580,000 from the unit offering we undertook in March and May of 2007 which includes 9,580,000 shares of common stock covered by this prospectus, and we may receive up to $15,037,500 upon exercise of the warrants, the underlying shares of which are included in the registration statement of which this prospectus is a part. We currently anticipate that all of the unit offering proceeds and proceeds from the exercise of the warrants, if any, will be allocated as follows: (i) 20% of the proceeds will be allocated to general and administrative expenses; (ii) 20% will be allocated to development of computer games and software enhancements by the company; (iii) 20% will be allocated to sales and marketing; (iv) 20% will be allocated to the costs of outsourcing the development and licensing of computer games and related software; (v) 12% will be allocated to the manufacturing of our products (initially, the Falcon); (vi) 4% will be allocated to the satisfaction of existing vendor and service provider obligations; and (vii) the balance will be allocated to working capital and general corporate purposes. Management reserves the right to allocate the proceeds differently than as set forth above relevant to the actual needs of the company over time including larger allocations to general corporate purposes, and working capital requirements. With the exception of any brokerage fees and commissions which are the obligation of the selling shareholders, we are responsible for the fees, costs and expenses of this offering which are estimated to be $98,137, inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.
Market for Common Equity and Related Shareholder Matters
     Our common stock is traded on the over-the-counter market on the OTC Bulletin Board under the symbol NVNT. The following table sets forth the high and low bid information for our common stock for each quarter within the last two fiscal years and the first quarter of the current fiscal year.
Quarterly Common Stock Price Ranges
QUARTER ENDED 2007
HIGH LOW

March 31, 2007	$1.55	$1.00
QUARTER ENDED 2006
HIGH LOW

March 31, 2006	N/A	N/A
June 30, 2006	N/A	N/A
September 30, 2006	$1.35	$0.53
December 31, 2006	$1.50	$0.80
QUARTER ENDED 2005
HIGH LOW

March 31, 2005	N/A	N/A
June 30, 2005	N/A	N/A
September 30, 2005	N/A	N/A
December 31, 2005	N/A	N/A
     These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The historical stock price information was obtained from the OTC Bulletin Board’s Quarterly Trade and Quote Summary Reports.

     As of May 22, 2007, there are approximately 235 holders of record of our common stock.
Dividends
          We have never paid dividends. We anticipate that any future earnings will be retained for the development of our business and we do not anticipate paying any dividends on our common stock in the foreseeable future.
Equity Compensation Plan Information

			Number of
			securities remaining
	Number of		for issuance under
	securities to be	Weighted Average	equity compensation
	issued upon exercise	Exercise Price of	plans (excluding
	of outstanding	outstanding options,	securities reflected
	options, warrants	warrants and rights	in column (a) (c)
	and rights (a) (1)	(b)	(1)
Equity Compensation Plans Approved by Security Holders	4,752,500	$0.77	2,747,500
Equity Compensation Plans Not Approved by Security Holders	n/a	n/a	n/a
Total:	4,752,500		2,747,500

(1)	The Table reflects outstanding options, warrants and rights as of the end of fiscal year 2006 and the period January 1, 2007 to May 22, 2007.
          On February 17, 2004 the Board of Directors adopted, and the majority stockholders approved, the Novint Technologies, Inc. 2004 Stock Incentive Plan (the “Plan”). The Plan authorizes awards of options (both incentive stock options and non-qualified stock options). Persons eligible to receive awards under the Plan include our employees, officers and directors and our consultants, independent contractors and advisors. We currently have sixteen employees, two officers, one of whom is also a director, and two outside directors who would be eligible to receive awards under the Plan. The number of persons covered by the Plan may increase if we add additional employees (including officers) and directors.
          Our Board of Directors administers the Plan. The Board has the authority to determine, at its discretion, the number and type of awards that will be granted, the recipients of the awards, any exercise or purchase price required to be paid, when options may be exercised and the term of option grants. Awards under the Plan are not defined as to any group. The term of the Plan is 10 years from the date the Plan was adopted by the Board of Directors. A total of 3,500,000 shares of common stock were originally reserved for awards under the Plan, which the Board increased to 7,500,000 shares on November 1, 2006. The increase has been submitted to our stockholders for consideration; if approved the increased number of shares may be granted as incentive stock options, described below. As of May 22, 2007, the approximate total fair market value of the common stock remaining to be awarded from the Plan, totaling 2,747,500 shares, was approximately $2,747,500. As of May 22, 2007, we had issued and outstanding 4,752,500 options under the Plan.
          Options may be designated as “incentive” options or “non-qualified” options. Incentive options must have an exercise price equivalent to the fair market value of the common stock on the date of grant, except in the case of individuals owning 10% or more of the common stock, in which case the exercise price must be 110% of the fair market value of the common stock on the date of grant. The exercise price for non-qualified stock options may not be less than 85% of the fair market value of the common stock on the date of grant. Neither incentive options nor non-qualified options may have a term exceeding 10 years. In the case of an incentive option that is granted to an individual owning 10% or more of the common stock, the term may not exceed 5 years.
Management’s Discussion and Analysis or Plan of Operation
          The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes to those statements included elsewhere in this prospectus. In addition to the historical consolidated financial information, the following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.
OVERVIEW
          We were initially incorporated in the State of New Mexico as Novint Technologies, Inc. in April 1999. On February 26, 2002, we changed our state of incorporation to Delaware by merging into Novint Technologies, Inc., a Delaware corporation. We have no subsidiaries and operate our business under Novint Technologies, Inc. We are a haptics technology company (haptics refers to your sense of touch). We develop, market and sell applications and technologies that allow people to use their sense of touch to interact with computers.
          To date, we have derived the majority of our revenues developing professional applications for our customers. We have completed a number of contracts with companies such as Aramco, Lockheed Martin, Chrysler, Chevron, Sandia National Laboratories, and Woods Hole Oceanographic Institute.

          Although we continue our operations in professional applications for our customers, we will begin to focus more of our attention in leveraging our computer touch technology to exploit opportunities in the consumer console and PC interactive computer games market. Using our haptics technology, games and applications will have the crucial missing “third sense” to human computer interaction. Users will be able to directly and intuitively feel the shape, texture, and physical properties of virtual objects using our computer touch software. Our haptic technology and related hardware for consumers will become the focus of our operations which we will devote a majority of our resources to further developing, seeking new business relationships in the video game software developers and hardware manufacturers. We believe our haptic technology will be ready to market to consumers in the latter part of the 2nd quarter of 2007, possibly generating revenues as early as the 2nd quarter of 2007.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
          High-quality financial statements require rigorous application of accounting policies. Our policies are discussed in our audited financial statements for the year ended December 31, 2006, and are considered by management to be critical for an understanding of our financial statements because their application places the most significant demands on management’s judgment, with financial reporting results relying on estimation about the effect of matters that are inherently uncertain. We review the accounting policies we use in reporting our financial results on a regular basis. As part of such review, we assess how changes in our business processes and products may affect how we account for transactions. We have not changed our critical accounting policies or practices during 2006 or during 2007. However, we are evaluating how improvements in processes and other changes in haptics technology and our emerging video games business may impact revenue recognition policies in the future.
          REVENUE AND COST RECOGNITION — We recognize revenue from the sale of software products under the provisions of SOP 97-2, Software Revenue Recognition, as amended by SOP 98-4 and SOP 98-9. SOP 97-2 generally requires that revenue recognized from software arrangements be allocated to each element of the arrangement based on the relative vendor specific objective evidence of fair values of the elements, such as software products, upgrades, enhancements, post contract customer support, installation, or training. Under SOP 97-2, if the determination of vendor specific objective evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence does exist or until all elements of the arrangement are delivered.
          Our revenue recognition policy is as follows:
          Project revenue consists of programming services provided to unrelated parties under fixed-price contracts. Revenues from fixed price programming contracts are recognized in accordance with Statement of Position (SOP) 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, and Accounting Research Bulletin (ARB) 45, Long-Term Construction-Type Contracts, using the percentage-of-completion method, measured by the percentage of costs incurred to date compared with the total estimated costs for each contract. We account for these measurements on the balance sheet under costs and estimated earnings in excess of billings on contracts and billings in excess of costs and estimated earnings on contracts. Provisions for estimated losses on uncompleted contracts are made and recorded in the period in which the loss is identified.
          IMPAIRMENT — In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.
          SOFTWARE DEVELOPMENT COSTS — We account for our software development costs in accordance with SFAS 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. This statement requires that, once technological feasibility of a developing product has been established, all subsequent costs incurred in developing that product to a commercially acceptable level be capitalized and amortized ratably over the estimated life of the product, which is 5 years. We have capitalized software development costs in connection with our haptic software beginning in 2000. Amortization is computed on the straight-line basis over the remaining life (five years) of our software platform.

          STOCK BASED COMPENSATION – We account for stock based compensation in accordance with SFAS 123(R), Share-Based Payment which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options and employee stock purchases, related to a Employee Stock Purchase Plan based on the estimated fair values. We have used stock option awards in the past and continue to use them as a means of rewarding our employees and directors for their continued commitment and efforts in helping us execute our overall business plans.
RECENT ACCOUNTING PRONOUNCEMENTS
          In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that we recognize in our financial statements the benefit of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 become effective as of the beginning of our 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We are currently evaluating the impact that FIN 48 will have on our financial statements.
     In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (FAS 157), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of FAS 157 become effective for the period beginning after November 15, 2007. We are currently evaluating the impact that FAS 157 will have on our financial statements.
     In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108), which addresses how to quantify the effect of financial statement errors. The provisions of SAB 108 become effective as of the end of our 2007 fiscal year. We do not expect the adoption of SAB 108 to have a significant impact on our financial statements.
     In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (FAS 159). FAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The provisions of FAS 159 become effective as of the beginning of our 2008 fiscal year. We are currently evaluating the impact that FAS 159 will have on our financial statements.
     In December 2006, the FASB issued FSP EITF 00-19-2, “Accounting for Registration Payment Arrangements.” This FASB Staff Position (“FSP”) addresses an issuer’s accounting for registration payment arrangements. This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. The guidance in this FSP amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, to include scope exceptions for registration payment arrangements. This FSP further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles (“GAAP”) without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This FSP is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the date of issuance of this FSP. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of this FSP, this guidance shall be effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. Early adoption of this FSP for interim or annual periods for which financial statements or interim reports have not been issued is permitted. Early adoption of this FSP for interim or annual periods for which financial statements or interim reports have not been issued is permitted. We have chosen to adopt this FSP early.

          RESULTS OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2007 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2006
          REVENUES. During the three months ended March 31, 2007, we had revenues of $128,731 as compared to revenues of $38,781 during the three months ended March 31, 2006, a increase of approximately 232%. During the three months ended March 31, 2007, our revenues were derived from the development of professional applications for customers. In 2006, we redirected much of our attention in the development and completion of our haptics technology and hardware platforms for consumers. However, we still generated revenues during both periods from developing professional applications, with more contracts occurring in 2007 than in 2006. We will still continue to provide development of professional applications in future years but not at the level as prior years since we believe our future growth will be centered around our haptics technology and hardware platform for consumers.
          COST OF GOODS SOLD AND GROSS PROFIT (LOSS). Cost of Goods Sold, which consists of materials purchased for resale to customers and the direct labor incurred for delivering on projects, were $107,481 for the three months ended March 31, 2007, compared to $25,679 for the three months ended March 31, 2006. Our average gross profit percentage on contract activity was approximately 17% for the three months ended March 31, 2007, compared to 51% for the three months ended March 31, 2006. The decrease in gross profit percentage resulted as the contracts in 2007 required contracted labor to complete the project, resulting in a lower margin.
          RESEARCH AND DEVELOPMENT EXPENSES. Research and development totaled $235,570 for the three months ended March 31, 2007 compared to $89,840 for the three months ended March 31, 2006, an increase of $145,730 or 162%. Our research and development for 2007 increased as development was completed for the various software applications of our haptics technology.
          GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses totaled $1,551,290 for the three months ended March 31, 2007, compared to $469,027 for the three months ended March 31, 2006 , an increase of $1,082,263 or 231%. The increase in general and administrative expenses compared to the prior year was primarily related to the activity to prepare for the launch of haptic technology sales. Business and professional fees increased approximately $831,000 for business development consulting during 2007. Payroll and other overhead expenses increase approximately $240,000 as we prepared to bring our haptic technology out to market during the latter part of the 2 nd quarter of 2007.
          SALES AND MARKETING EXPENSE. Sales and marketing expense totaled $93,352 for the three months ended March 31, 2007 compared to $26,348 for the three months ended March 31, 2006, a increase of $67,004 or 254%. The increase was primarily contributed trade show expenses and professional fees for a public relations firm. We anticipated such expenses to increase during 2007 as we bring our haptic technology out to market during the latter part of the 2 nd quarter of 2007.
          LOSS FROM OPERATIONS. We had a Loss from Operations of $1,900,150 for the three months ended March 31, 2007, compared to a Loss from Operations of $596,810 for the three months ended March 31, 2006. Our operating losses have increased as a result of the increase in our operating expenses as described above.
          NET LOSS. We had a net loss of $2,016,199, or $0.09 per share, for the three months ended March 31, 2007, compared to $800,711, or $0.04 per share, for the three months ended March 31, 2006. Our net losses increased as a result of the increase in our operating expenses as described above. Additionally, our interest expense increased $110,757, but this was offset by an increase in interest income of $27,635.
YEAR ENDED DECEMBER 31, 2006 COMPARED TO THE YEAR ENDED DECEMBER 31, 2005.
          REVENUES. During the year ended December 31, 2006, we had revenues of $90,109 as compared to revenues of $362,097 during the year ended December 31, 2005, a decrease of approximately 75%. During the year ended December 31, 2005, our revenues were principally derived from the development of professional applications for customers such as Lockheed Martin Perry, Sandia National Laboratories and Aramco. In 2006, we redirected much of our attention in the development and completion of our haptics technology and hardware platforms for consumers. However, we still generated revenues during 2006 from developing professional applications but not at the level of the prior year. We will still continue to provide development of professional applications in future years but not at the level as prior years since we believe our future growth will be centered around our haptics technology and hardware platform for consumers.

          COST OF GOODS SOLD AND GROSS PROFIT (LOSS). Cost of Goods Sold, which consists of materials purchased for resale to customers and the direct labor incurred for delivering on projects, were $63,402 for the year ended December 31, 2006, compared to $179,162 for the year ended December 31, 2005. Our average gross profit percentage on contract activity was approximately 27% for the year ended December 31, 2006, compared to 49% for the year ended December 31, 2005. The decrease in gross profit percentage resulted as the contracts in 2006 were negotiated at a lower margin—time and materials.
          RESEARCH AND DEVELOPMENT EXPENSES. Research and development totaled $496,844 for the year ended December 31, 2006 compared to $1,341,710 for the year ended December 31, 2005, a decrease of $844,866 or 63%. Our research and development fees for 2006 decreased primarily due to the majority of the development of our haptic technology having occurred in 2005 and because we reached technological feasibility and the additional amounts are now capitalized.
          GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses totaled $3,329,351 for the year ended December 31, 2006, compared to $1,707,166 for the year ended December 31, 2005, an increase of $1,622,185 or 97%. The increase in general and administrative expenses compared to the prior year was primarily related to business and professional fees totaling $1,729,946 for business development consulting and placement agent fees related capital raised during 2006. We do not anticipate incurring such large business development and professional fees for 2007.
          SALES AND MARKETING EXPENSE. Sales and marketing expense totaled $151,680 for the year ended December 31, 2006 compared to $124,255 for the year ended December 31, 2005, a increase of $27,425 or 22%. The increase was primarily contributed to additional time spent on marketing to customers in developing professional applications and promoting our haptics technology. We anticipate sales and marketing to increase in 2007 as we bring our haptic technology out to market during the latter part of the 2nd quarter of 2007.
          LOSS FROM OPERATIONS. We had a Loss from Operations of $4,097,695 for the year ended December 31, 2006, compared to a Loss from Operations of $3,113,722 for the year ended December 31, 2005. Our net losses have increased as a result of the increase in our operating expenses as described above.
          NET LOSS. We had a net loss of $4,309,701, or $0.24 per share, for the year ended December 31, 2006, compared to $3,386,405, or $0.23 per share, for the year ended December 31, 2005. While there was an increase in the loss from operations, the interest expense decreased approximately $60,000.
LIQUIDITY AND CAPITAL RESOURCES
          As of March 31, 2007, we had total current assets of $8,913,786 and total current liabilities of $1,038,631, resulting in a working capital surplus of $7,875,155. As of March 31, 2007, we had cash totaling $8,368,921. Our cash flows from operating activities for the three months ended March 31, 2007 was $1,058,534. Our cash flows from investing activities for the three months ended March 31, 2007 was $15,639. Our cash flows from financing activities for the three months ended March 31, 2007 was $9,187,626. Overall, our cash flows for the three months ended March 31, 2007 netted a surplus of $8,113,453.
          We closed funding rounds in 2006 in which we raised $2,510,500 (net of offering costs of $14,500) through the sale of common stock and warrants. We have used a significant portion of the sources of cash to pay off certain liabilities including notes payable, offering costs and salaries. On March 5, 2007 and May 11, 2007, we successfully raised $9.58 million through an equity sale agreement involving the sale of shares of common stock and warrants the proceeds of which are more than sufficient to support our operations beyond twelve months. This equity raise should allow us to further develop our haptics technology, and seek and develop partnerships with game publishers and hardware manufacturers that will utilize our haptics technology. We will also utilize these funds, in part, to increase customer awareness and demand and to drive sales. We will support these activities by adding corporate infrastructure, in terms of customer fulfillment and support. These activities will more than likely increase the current monthly burn rate to an estimated average of $350,000 to $400,000, from June 2007 through December 2007. Additionally, we will increase our spending on inventory for finished hardware products. We estimate that we will utilize an additional $3 million to fund the manufacturing of these products. We are also in discussions with banking institutions to establish lines of credit for potential operating cash flow needs dependent upon our overall future sales and demand for the haptics technology. This element will further increase our ability to utilize cash on hand to extend our operations without having to raise additional capital.

Description of the Business
Overview
          We were initially incorporated in the State of New Mexico as Novint Technologies, Inc. in April 1999. On February 26, 2002, we changed our state of incorporation to Delaware by merging into Novint Technologies, Inc., a Delaware corporation (“Novint”).
          We are a technology development and licensing company in the field of haptics. Haptics refers to your sense of touch. We develop, market and sell products, applications and technologies that allow people to use their sense of touch to interact with computers. Our website address is www.novint.com. Information provided on our website, however, is not part of this prospectus and is not incorporated herein.
          We historically derived the majority of our revenue developing professional applications for our customers. We have completed work on a number of contracts with companies such as Aramco, Lockheed Martin, Chrysler, Chevron, Sandia National Laboratories, and Woods Hole Oceanographic Institute. However, we intend to generate future revenues from the sale of our Falcon product (described in this section below), the associated “grips,” or handles that are shaped to mirror the application that the product is being used to simulate, e.g. a gun handle, a sword handle, or a steering wheel, and the sale or license of our computer games (designed to be used with the Falcon), and ultimately the license fees from hardware and software companies who support the Falcon. We intend to leverage our computer touch technology to exploit opportunities in the consumer console and PC interactive computer games market. Using our haptics technology, games and applications will have the crucial missing “third sense” to human computer interaction. Users will be able to directly and intuitively feel the shape, texture, and physical properties of virtual objects using our computer touch software. We have not derived any revenue from the licensure of our technology for consumer console and PC interactive computer games.
The Haptics Technology Experience
          Our computer touch technology allows computer users to realistically feel objects displayed by a computing device using a 3D haptics (or computer-touch) device. A computer user holds onto the handle of a haptics device, which we call a “grip,” which can be moved right-left and forwards-backwards like a mouse, but can also be moved up and down. As the haptics device is moved by the user, it controls a three-dimensional cursor or other pointing icon displayed by the computer (much like a mouse controlling a two-dimensional cursor) and when the cursor makes contact with virtual objects displayed by the computer, the computer registers the contact and updates motors in the haptics device (approximately 1000 times a second) creating feedback to the handle of the haptics device and giving a realistic sense of touch in the user’s hand.
          For example, a user can feel the recoil of a gun that has been fired, hit a virtual golf ball, swing a sword at an ogre, throw a football, feel weight and textures of objects, cast a spell by moving a wand, or generally interact with objects displayed by a computer in a more realistic manner by including a detailed and realistic sense of touch. We believe that haptics technology adds another sensory component (the sense of touch) to make games, and other applications, more realistic.
Opportunities in the Interactive Computer Game Market
          The interactive computer game market is a very large and rapidly growing market. According to 60 Minutes: “Cyber Athlete Fatality” (aired January 22, 2006), the global game industry in 2007 is projected to be $35 billion. The three primary gaming console companies are Sony (Playstation 3), Microsoft (Xbox 360), and Nintendo (Wii). We anticipate developing games and hardware for the console platforms. We have developed the Novint Falcon and will be developing complimentary grips as well as a line of games that work with the Falcon as a way to initially enter the interactive computer game market. We will initially sell these products directly to consumers over the Internet via our website. We plan to expand our sales through distributors and retail locations in the future. We currently have no such arrangements in place.
          Our Interactive Computer Gaming Strategy
          Our interactive computer gaming strategy is based upon the creation of a fundamentally new way users interact when playing interactive computer games — adding the sense of touch. The introduction of games incorporating the sense of touch involves development of both hardware and software. We anticipate licensing our haptics enabled hardware designs in the future to a number of hardware manufacturers to gain support for the technology. At the same time, once developed, we anticipate licensing our computer touch software to a number of game publishers to create many haptics enabled video games or licensing games developed by us to game publishers for distribution. We have not, however, entered into any such licenses at the present time. We will also distribute “mods” to popular third party games in order to drive the acceptance of the Falcon in the marketplace, by creating a haptics enabled version of these games. A “mod” is a modification to an existing game.
Our Haptics Hardware and Software Products
          To capture our share of the consumer game market we will provide the consumer with the two components necessary for consumers to play with and experience haptics as part of their gaming: hardware and software.
          The Novint Falcon
          For the hardware component, we have designed and are poised to introduce the Novint Falcon for consumers. The Falcon is our flagship product that enables the consumer/user to navigate, in a 3D space, the game that they are seeing on the screen, and to feel the elements that they are seeing, including the textures, force, centrifugal force, recoil, etc. The degree to which these elements are felt by the user (the amount of force/impact, weight of an object) will be determined by the game developer to best suit the game play that they intended. In the future, we intend to develop software that will enable the consumer to customize the forces felt in the game.
          We intend to create additional hardware devices that work with the Falcon including the handle or “grip” for the device to best mimic the grip that consumers would be using if they were actually participating in the game they are playing. For example, in a shooting game, we will provide a gun handle to better simulate the role the consumer is playing in the game. The number of grips that we have an opportunity to provide is almost limitless. We believe that the consumer will want to purchase several of these grips for each Falcon they purchase. We anticipate that users will gain a greater utility and more realistic sense of touch with these grips, as they are paired with the appropriate games.
          The Falcon is designed for consumer retail sales and is expected to be sold at consumer price points. We acquired rights to the base hardware designs for the Falcon from Force Dimension under our development agreement with them. As part of the transaction with Force Dimension, Force Dimension delivered concept models from which we were able to create a consumer design and initiate manufacturing. We have contracted with a design firm, Lunar Design, which worked with the initial concept models to design prototypes that could be manufactured for mass sale and distribution. A working prototype from Lunar Design that can be manufactured for mass sale and distribution was finalized in December of 2005. Our agreements with Lunar Design and Force Dimension are described below. We have initiated manufacturing of the Falcon, also described below.
          We have had discussions with other hardware manufacturers to license our hardware technology for use on their hardware platforms. These discussions are ongoing and while we remain optimistic of their outcome, we do not in any way guarantee an agreement with any of these companies will be reached. We have also had discussions with console manufacturers. We believe these manufacturers may want to license our technology as a competitive advantage against other consoles since our technology adds a haptics aspect to the games, differentiating them from other games and we believe, making them more appealing to consumers. These discussions are ongoing and while we remain optimistic of their outcome, we do not in any way guarantee an agreement with any of these companies will be reached.
          We believe we will be able to successfully leverage our computer touch technology to exploit opportunities in the consumer console and PC interactive computer games market. We believe the Novint Falcon, coupled with games developed for it, will provide a significant improvement in experience to gamers. It is our intent to encourage a number of manufacturers to embrace and license the technology and, thereby, preemptively establish ourselves as the de facto haptics standard in the industry.
          Sales and Marketing Strategy
          We intend to sell our products directly to consumers, both online through our web site and in the future through retailers. We have discussed selling the Novint Falcon with retailers, but there are no such agreements in place now, nor is there any guarantee there will ever be such agreements.
          Consumer Awareness
          We believe that using and “trying out” the Novint Falcon is an integral component to the purchase decision by the consumer. We also believe that it is the nature of gaming industry enthusiasts, that they are a relatively close knit community and they tend to communicate with each other about new products, techniques, companies, etc. A good “buzz” associated within that community with respect to a product would be helpful in ensuring a curiosity about our product and its commercial success. We anticipate that good buzz regarding our product will yield consumer to consumer recommendations to buy it, creating product awareness and demand.

          We intend to engage in a number of customer awareness and demand creation activities such as attending appropriate trade shows. For example, we attended and demonstrated the Falcon at the Game Development Conference in San Francisco in March of 2007. The Game Development Conference is well attended by the customer demographic targeted by us and strategic partners that we may look to align with. We will attend other appropriate trade shows throughout the year such as Digital Life, at the end of September 2007 and E for All, in October of the same year. We are planning a “Swoop Tour” which will be a multi-city event in the U.S., in the fall of 2007, where we will co-host events with gaming companies and other companies targeting similar customers. The target audience in our initial rollout of our products will be persons who seek to buy new technologies and core and enthusiast gamers. We believe this target group is composed primarily of 12 to 35 years old video gamers, with an emphasis of males. As our market presence increases, our target audience will broaden to the 12 to 45 age range, and we believe will have a much more balanced gender split between male and female consumers. Additionally, as our market presence expands, we believe consumers of our products will include casual gamers.
          We are in the process of identifying events where we anticipate that our targeted demographic will attend, such as University campuses, sporting events, concerts, and similar venues where this audience gathers. This will allow us an opportunity to showcase the Falcon and permit potential buyers and customers an opportunity to try the Falcon, which we believe is a key component of marketing the product and generating demand. While we are in the planning stages of the Swoop Tour, there are no such agreements in place now to co-host events, nor is there any guarantee there will ever be such agreements.
          As part of our consumer awareness initiative, we have created a blog on our website that allows customers and potential customers to discuss the product on-line. The intended effect of the blog is to increase awareness of our product and create a forum for users to exchange ideas about how to implement the product in the course of game play. We hope that our blog will create a sense of “belonging” and community in the user base. The blog is also an effective customer feedback tool for us to understand customer response to our products. We cannot and do not make any guarantees that any of the targeted customers will engage in our blog.
          As part of our retail strategy, we request that retailers provide a demonstration platform within each store to demonstrate the Falcon product to consumers. Novint will provide training and software for the retail sales people to effectively demonstrate the product in the store. We believe this is viable channel to introduce the Falcon and provide a chance to demonstrate the product directly to large numbers of consumers.
               Sales Representatives and Distribution Channels
          We intend to engage manufacturers’ sales representatives, in the U.S. initially, as a mechanism for providing sales coverage into the various retailers that we are targeting. Initially we may contract with independent representatives and as our market presence increases, create sales and representative positions internally at the company. We will engage with representatives that have experience selling to targeted retailers and that are selling products similar to those provided by the company. The representatives would be compensated only for sales generated and thus are a cost effective way to get geographic coverage and expert experience with specific retailers without significant costs of overhead and hiring for the company. We have engaged in discussions with six such sales representative firms in the U. S. They each will have designated geographic and specific retailers and other potential customers for our products within their territory that are assigned to them. We expect that they will report their activities and progress directly to our management. We will seek to engage representatives with specific experience and relationships within the targeted retailers and customer base that we are trying to penetrate.
          These representatives will be well trained to demonstrate the product to the retailers. All financial transactions with the retailers, however, will be negotiated between us and the retailers directly. The nature of the relationship with the manufacturer’s representatives is that of a consultant and we intend to structure the arrangements so that they can be terminated at any time with reasonable notice from us, envisioned to be sixty days. These discussions are ongoing and, while we remain optimistic of their outcome, we do not in any way guarantee that an agreement with any of these representatives will be reached.
          We also plan to sell our products through on-line sales markets on our website and through established web sales sites. Future strategic partners in the computer and/or gaming industry may also agree to sell the Falcon on their websites, and through their online markets, and/or through their other distribution outlets. We also plan to sell the product through catalogues that cater to the same demographic that we are targeting. Our internet sales, catalogue and strategic distribution marketing and sales plans are still in development and may change quickly as demand for our product emerges.

          To provide customer support of product, in the hands of consumers, we will provide support through our distribution partners and through our own resources. We will provide support information, such as FAQ’s on our web site and through our blog. We will also provide a multi-layered support schematic that starts with email support for customers from a trained customer service representative (“CSR”) employed by the company. These CSR’s will also provide the secondary customer support for the customers of our distribution partners. We will also have a toll free number for customers to call in and speak with a trained CSR. We believe that customer satisfaction is key to our success. We will therefore attempt to maintain a high level of customer satisfaction with all of our products on an ongoing basis, at a global level.
          We continue to work on a product roadmap for the base unit, the Falcon, and the grips and anticipate bringing several versions of each to market over time. The timing of the development of these items and the introduction to the market of these new products will depend in large part upon consumer acceptance and demand for the Falcon, grips and related games. These products will utilize the same distribution, fulfillment and support resources that have been described herein.
          Software and Games Development for the Novint Falcon
          For the software component of the solution, we are developing software and games to work with the Falcon. One of the ways that we are creating games to work with the Falcon is through direct in-house development by our technical staff. We have also entered into several contracts with external game developers to create games designed to showcase the haptic features of the Falcon. In that way, we create games from the ground up that fully use the potential of the Falcon. These games may still be licensed to a publisher, as the publisher’s distribution channels can then be utilized for sales, in which case we would collect a royalty.
          We are continuing to develop and refine our haptics technologies for gaming use by producing initial games to be packaged with the Falcon, technology demonstrations and sample programs, and an Application Programming Interface (“API”) to be used with third party developers and publishers. We have been and are continuing to develop software used to demonstrate basic, fundamental gameplay incorporating haptics technology. For example, we have developed software that demonstrates what it would feel like to throw a basketball, catch a baseball, swordplay, etc. in games. This software forms the basis of our gaming software and is used to prove the concept of using haptics technology for video game play to game publishers and developers. We have expanded on these base technological capabilities and will bundle mini games with the Falcon, access to drivers to run Half-Life 2 (a popular PC game title), and a collection of sports games as part of the base package.
          Another method that we have used to create games is through acquisitions or licenses. We have acquired/licensed several games and are actively looking to acquire/license other games that have gameplay that naturally lends itself to 3D touch interactions, where we can incorporate the Falcon as a controller for the game with the intention to improve the experience of the game.
          When we license a game, we typically have the exclusive rights to sell the game where it uses 3D touch control. In that type of situation, we typically obtain the exclusive license for the 3D touch field of use, obtain source code, and integrate the Falcon as a controller for the game.
          A final way that we intend to create games and applications for the Falcon is by licensing our Software Developer’s Kit (“SDK”) out to game publishers and game developers so that they can incorporate touch into their game, with or without our help and interaction. In some cases we will provide resident experts to assist their developer teams. After we license our SDK to a developer or publisher we would then collect royalties on those game sales, where the game uses the Novint Falcon. We anticipate that over time, as we grow, the majority of all games developed that support the Falcon will be published by third party publishers, and will be distributed through their distribution channels. To date, we have not yet sold any such licenses and have generated no revenues under such arrangements.
          We anticipate that software titles will be published in one of two forms: (i) those that may be played with traditional mice, joysticks, gamepads, etc., as well as our 3D/6D haptics controllers to enhance the game play; or (ii) those that may be played only with our devices (initially reserved for selected titles in which transcendent game play and experiential dimensions are delivered). Software platform compatibility will conform to the hardware compatibility discussed above.
          We continue to have meetings with a number of game developers and publishers, and expect our discussions with them to continue. Our goal is to enter into many agreements with game publishers and developers, to create additional games that will use our 3D touch technology – both on the Novint Falcon and on third-party hardware platforms where our haptics technology has been embedded under license. We have no licensing agreements or development agreements at this time.

          Games for the Falcon and Third Party Games – Current Development Initiatives
          To date, we have done our own internal game development, where our software developers have created games that show the power of the Falcon. In these games we have created the art assets (models, animations) both internally and through externally hired artists and companies. Our internally developed games include games where you launch a duck into ponds, shoot an apple off a monkey’s head, smash cockroaches, shoot bad guys, fish, push penguins like shuffle pucks, shoot basketballs, and throw bolas.
          We have also contracted with external game developers to create games to our specifications. In many cases, we incorporate the haptic component after receiving the full source for the game. We own the intellectual property rights underlying these games, as well as the rights to distribute and sell the games that are developed in these contracts. These games include a drumming rhythm game, a boat racing game, an underwater shooting game, a rolling game, an airtable hockey game, a homerun hitting game, a motorcycle racing game, a bowling game, a table tennis game, a snowboarding game, and a golf game.
          We have also acquired games, or similarly, exclusively licensed the 3D touch field of use for games. After this type of acquisition or license, we receive the source code to a game, and then incorporate touch into the game. Sometimes the acquisition or license includes a development contract to modify the game to better fit our needs. These games include a throwing arcade game, a 3D flying game, a 3D puzzle game, a platform jumping game, and a pinball game.
          We have not yet sold or licensed any of these games and we have not yet generated any revenues associated with these games.
          Manufacturing of the Falcon
          We have entered into a manufacturing agreement with VTech Communications, Ltd., a contract manufacturer in China (the “Vtech Agreement”) for the production of the Falcon for sale to consumers. VTech manufactures the Falcon to our specification and ships the product to us based upon our purchase orders to them. The lead time to build these products is currently approximately 90 days. The VTech Agreement has a term of eighteen (18) months after the date of the first product delivery to consumer outlets, anticipated to be June 2007. The Agreement will automatically renew every twelve (12) months unless either party gives at least 120 days prior written notice of termination. Under the Agreement, we will periodically submit purchase orders to VTech for product delivery. We placed an initial manufacturing order for 5,000 units with VTech in November of 2006, and accepted delivery of the first Falcon units in March of 2007. The balance of the units will arrive in stages before the final product launch which is anticipated to be in June 2007.
          Order Fulfillment
          In order to fulfill the orders generated by us and our distribution partners when such demand is created, we will first fulfill these orders by utilizing internal resources. We have or will obtain sufficient resources to inspect each of the initial deliveries as they come in, provide secured storage and shipment to customers. As demand grows, we will engage fulfillment partners to outsource the fulfillment function. We will look to outsource such services as inventory, return to depot, pick and pack capabilities, freight forwarding, and related tasks. We are in early discussions with many fulfillment partner candidates and we expect to complete a partnership agreement in the coming months. We may use other companies for international fulfillment requirements if international demand for our products grows.
          Expected Launch of Our Consumer Game Products
          We expect to launch these products and enter the gaming market on June 18, 2007. We began accepting pre-orders for the Falcon in January of 2007. However, we have to date not shipped any of these products to consumers. We accepted the initial phase of production of these products from our manufacturing partner in March 2007. Those products have performed well and we believe the rest of the manufactured products, and the software that we generate and license, will also perform well. However, we have no track record of being able to manufacture these products in significant quantities and distribute them to consumers.
Company History & Development of Haptics Technology
          Our software technology originated at Sandia National Laboratories (“Sandia”), a multi-billion dollar government research laboratory, which was one of the earliest pioneers in the human-computer haptics interaction field. We were granted a 12-year exclusive license, which is non-exclusive after twelve years, by Sandia that encompasses over five years of pioneering research and development in the field of human-computer haptics interfaces at Sandia. We were the first company in which Sandia received capital stock as part of a licensing agreement. Our CEO, Mr. Tom Anderson, was an employee at Sandia.

          The software technology utilizes haptic devices to generate computer touch sensations and interactions. The haptic device technology allows the touch sensations commanded by the software to be felt by users. Initially we applied this technology to professional applications, described below. However, the focus of our development and sales strategy will be in consumer gaming.
History of Novint Haptic Hardware and Technology
          In connection with the development of our computer touch or haptic device, we entered into an agreement on January 5, 2004 with Force Dimension, LLC (“Force Dimension”). The agreement consists of an exclusive Intellectual Property License Agreement (“Agreement”) with Force Dimension, a company in the Haptics hardware technologies and products arena. Certain portions of this Intellectual Property are in turn sub-licensed by Force Dimension from Prodex. The Agreement provides us with a sublicense to a hardware patent and an assignment of a pending patent from Force Dimension. The Agreement, in turn, provides Force Dimension a security interest and a general lien in the assigned patent, as well as an irrevocable, exclusive license in the patent that has been assigned to us. We were obligated to make certain milestone payments to Force Dimension as they completed certain milestones under the Agreement.
          On May 10, 2005, we amended our contract with Force Dimension, Inc. to provide for: a license fee in the amount of $15,000 due on the effective date; the payment of a milestone payment in the amount of $50,000 within ten days of the contract amendment’s effective date; a license fee in the amount of $50,000 within 30 days of our initial public offering of stock; and a support and license fee in the amount of $455,000 due no later than January 5, 2006, for all technical and support services rendered to us during such time period for total payments of $620,000.
          In addition, we were to issue 250,000 shares of our common stock within 30 days of the contract amendment’s effective date as consideration for extending the payment terms of the agreement. These shares of stock were issued to Force Dimension on May 12, 2005, and have been accounted for as a financing cost related to a modification of our payment terms. The fair value of the stock issued is $250,000 and is reflected as interest expense in the amount of $245,968 for the year ended December 31, 2005, and as a deferred financing cost in the amount of $4,032 in the balance sheet at December 31, 2005. The deferred financing costs are being amortized to interest expense through January 5, 2006, the maturity date of this obligation to Force Dimension.
          On March 9, 2006, we issued 607,500 shares of our common stock to Force Dimensions in full satisfaction of the remaining $465,000 owed as of December 31, 2005. In December of 2006, we paid to Force Dimension $50,000 as a prepayment on royalties.
          During the year ended December 31, 2004, we paid $15,000 to Force Dimensions for the license fee in the amount of $15,000 due on the effective date. During 2005, we paid $140,000 to Force Dimension, representing a portion of the $50,000 milestone payment originally due to Force Dimension upon or before our receipt of the Second Deliverable as described in the original agreement, the $50,000 milestone payment due on the amendment’s effective date, and $50,000 representing a portion of the licensing fees due. We received the Second Deliverable on December 30, 2004. The remaining amount of $465,000 due to Force Dimensions is recorded as accrued research and development liabilities on the accompanying balance sheet as of December 31, 2005.
          The Agreement requires us to pay up to $15 million to Force Dimension, including the amounts above, on a per unit of Licensed Product basis for license fees, royalties and a percentage of product sales. In addition, we are entitled to 5% license fees/royalties for any licensed products sold related to the sublicense we granted to Force Dimension. We have not recorded any fees related to such arrangement. Our obligation to pay royalty or license fees shall terminate upon our payment in total of $15,000,000 to Force Dimension and payment in full of any other obligations arising pursuant to the terms and conditions of this Agreement.
Prior Third Party Haptic Hardware and Technology
          We had a reseller agreement with SensAble to sell a line of haptic devices called the Phantom. SensAble owns intellectual property rights with respect to their Phantom Systems. Our reseller agreement with SensAble expired in November 2004. We did not negotiate a renewal of our agreement. We believe that going forward we will not rely on this product as part of our overall sales generation; we are now focused on distribution and sales of the Falcon and related software games. As such, we do not believe that the absence of a reseller agreement, or any discounts we previously enjoyed on the Phantom System, will affect our business operations or prospects. Historically, we have not sold many of these devices and our profits on such sales are very minor relative to the total amount of our revenues. Given the development of the Novint Falcon, we will rely on it as our haptic hardware.

Professional Applications
          We have developed professional applications for customers such as Aramco, Lockheed Martin, Chevron, Chrysler and Sandia National Laboratories. These efforts have allowed us to build our intellectual property portfolio. We have derived the majority of our revenue developing professional applications for our customers.
          Several of the projects we have completed (such as those with Aramco, Lockheed Martin, and Sandia) may grow into other follow up projects. All of our ongoing work in this market will support itself, and much of the intellectual property and software development developed with respect to these contracts will be applicable towards other applications of our technology.
          We released another product, our Novint sono system. Our Novint sono system, which allows a parent to “virtually” touch their baby before he/she is even born, was chosen as one of Time Magazine’s Coolest Technologies of the Year in November of 2002. We have sold one Novint sono system. We stopped the development and shipment of the sono system in the fall of 2006 to provide more focus to our core business.
          We have sold professional application products to Deakin University and University of New Mexico each for a collection of our applications for demonstration purposes as well as sales to various entities for Phantom Haptics devices. Other than that, our revenue has derived mainly from project contracts.
Aramco Contract
          We were contracted by Aramco to develop an application to apply haptics interaction techniques in the interpretation and understanding of volumetric reservoir modeling for oil exploration. In this ongoing effort, capabilities were added to support and enhance the oil reservoir and well path modeling process. The project is aimed at demonstrating and validating the use of haptics interaction techniques in the interpretation and understanding of volumetric reservoir modeling data.
          During the first year of this contract, our volumetric modeling program was extended to support Aramco’s process. Aramco’s data is now supported and can be seen and “felt” in real-time in a desktop environment. Our results during the first year and our continued progress have led to the award of yearly contracts. For such contracts, we are further refining Aramco’s modeling program to be able to handle full production level oil reservoir model data sets, adding additional visualization support to allow oil company personnel to focus on key areas of their models, developing larger data set visualization and multi-modal interaction to include graphics, haptics and sound.
          Description of the Aramco Contract Terms:
          We entered into a Miscellaneous Technical Services Agreement dated April 10, 2001 with Aramco Services Corporation (“ASC”). This Agreement was terminable by each party upon breach of the other. It was also terminable at will by ASC. Under the contract, we performed over a six month period to create haptics interactive software device for geologic volume modeling on a desk top environment. The contract provided for six months to deliver a working prototype. The contact provided for multiple delivery dates for alpha version, test versions, beta release and final functional prototype during the six-month performance period. ASC was provided an evaluation right before final payment was made. Payments were made as follows: 25% ($15,962.5) upon signing, 25% upon delivery of an alpha version, 25% upon delivery of a beta version and 25% (for a total of $63,850) upon final delivery and evaluation of the product by ASC. ASC was granted a perpetual, nonexclusive license and rights to use the developed software internally. The license includes the right to internally enhance software, but no rights to market or sell the software or grant rights to third parties. This contract is paid in full, the work is completed and no further payment or work is pending.
          There was an Addendum to the contract dated July 10, 2002. The Addendum provided for six months for our development of “Phase II” software for the VNP2 software enhancements (developed under the original contract) in the areas of graphics, sounds, and miscellaneous performance. The Addendum provided for delivery of a beta version in the first 12 weeks of performance. Final deliverables were due within 6 months. Payments were made as follows: $17,947 at signing, $17,947 on beta software delivery, and $18,490 on final delivery. ASC was granted a perpetual, nonexclusive license and rights to use the developed software internally. The license includes the right to internally enhance the software, but no rights to market or sell the software or grant rights to third parties. We were paid a total of $54,385 under the Addendum. This Addendum is paid in full, the work is completed and no further payment or work is pending.

          There was another Addendum to the contract dated August 22, 2003. Our performance was due on December 31, 2003. We developed Phase III enhancements to VNP2 software together with select hardware upgrades and configurations. Payments were made under the Addendum as follows: $14,710 at signing, $14,710 at installation of initial workstation, $14,710 at delivery of version 1 of the software upgrades, $14, 710 upon version 2 of the upgrades, and $14,710 at final delivery and evaluation. ASC was granted a perpetual, nonexclusive license and rights to use the developed software internally. The license includes the right to internally enhance the software, but no rights to market or sell the software or grant rights to third parties. We were paid a total of $73,550 under the Addendum. This Addendum is paid in full, the work is completed and no further payment or work is pending.
          There was a further Addendum dated May 3, 2004. The Addendum provided for the development of improvements on haptics products previously delivered to ASC under the contract and prior Addendums. Our performance was extended to January 1, 2005. Payment of $75,000 was made at completion. Improvements were made in the areas of global functionality, graphics, sound and miscellaneous performance of the software. ASC was granted a perpetual, nonexclusive license and rights to use the developed software internally. The license includes the right to internally enhance the software, but no rights to market or sell the software or grant rights to third parties. We were paid a total of $75,000 under the Addendum. This Addendum is paid in full, the work is completed and no further payment or work is pending.
          There was a further Addendum dated September 8, 2005. The Addendum provided for the enhancement of event monitoring capabilities, enabling Haptic Device button operations, and other general enhancements. Deliverables will include an updated version of the VNP2 software for 32 bit Windows, and an updated user manual detailing the new features. Our performance was extended to January 1, 2006. Payment of $75,000 will be made upon written confirmation of acceptance of work from ASC. We received payment in full of $75,000 in February 2006.
Lockheed Martin Contract
          We have ongoing contracts for the last four years with Lockheed Martin to develop a mission planning system for autonomous robotic vehicles. This system allows users to plan, verify, monitor and replay the overall mission for an unmanned underwater vehicle. Our work includes extensions for a data manager which provides the user an integrated view of information from real time sonar sensors. Our system allows the user to control the vehicle and understand its status in a straightforward, easy-to-use manner.
          Description of Lockheed Martin Purchase Orders:
          We have ten purchase orders and amendments thereto with Lockheed Martin dated June 11, 2002, November 27, 2002, February 7, 2003, June 28, 2004, December 22, 2004, April 1, 2005, April 4, 2005, April 21, 2005, February 16, 2006 and March 23, 2006. Eight of these Purchase Orders have been completed and paid in full.
          Development and delivery of software under the purchase orders was for AUV defense mission and planning under specifications agreed to between the parties. The Purchase Orders also provided for the further customization and upgrade of delivered AUV software. Over the course of the Purchase Orders, Lockheed Martin paid an aggregate of $131,774 to us. We have fully performed the first seven purchase orders and delivered the purchased software and upgrades required thereunder. No other payment is due or owing on the completed Purchase Orders.
          A Purchase Order was entered into with Lockheed Martin for the development and delivery of a Data Manager and Review Software (DMRS) dated April 21, 2005. The application will be used to investigate the undersea hulls of naval ships to flag any anomalies. The project work has been finished. The Purchase Order amount is $153,865. We fully performed this Purchase Order during 2005 and it was paid in full. A Purchase Order was entered into with Lockheed Martin to provide engineering services for specific haptic related projects on February 16, 2006. That Purchase Order is “open” as to amount and we will bill Lockheed Martin periodically for such services at a rate of $96 per hour. A Purchase Order was entered into with Lockheed Martin to enhance certain mission planning and evaluation software on March 23, 2006. The amount of the Purchase Order is $6,100. Performance is ongoing under the February 16 and March 23 Purchase Orders and we have received $83,435 on the February 16 Purchase Order and $6,100 on the March 23 Purchase Order.
Chrysler Contract
          We were contracted by DaimlerChrysler Corporation to develop a haptics interaction module for DaimlerChrysler Corporation’s Conceptual Rendering System (CRS). Utilizing a large-scale haptics device, the haptics interaction module adds touch feedback to DaimlerChrysler’s virtual car prototyping capabilities and enables more cost effective and realistic design and evaluation of car ergonomics prior to the manufacture of physical models.

          Description of the DaimlerChrysler Purchase Order:
          We had a Purchase Order with DaimlerChrysler dated December 13, 2001. The Purchase Order relates to our development and delivery of a small car platform virtual reality software system. We have fully performed the Purchase Order and no further work is pending. DaimlerChrysler has paid an aggregate of $63,000, in full and no further payment or performance is due or owing.
Chevron Contract
          We were contracted by Chevron to apply haptics interaction to boundary models of important geophysical structures based on seismic and other empirical oil field data. The haptics interaction allows modelers to quickly and precisely designate the location of surfaces, feel as well as see their extent and shape, and directly modifies them using their sense of touch.
          Description of Chevron Statement of Work:
          We had a Statement of Work with Chevron dated May 7, 2001. The contract concerned the development and installation of a haptics interface for the GOCAD V2.0 software used to represent geological entities and formations. Deliverables were due under the contract as follows: (i) within one week of commencement specifications finalized; (ii) within two weeks of commencement final statement of work specifications delivered by us; (iii) technical implementation to commence within three weeks of commencement; (iv) initial prototypes for NT operating stations installed in June 2001; (v) within three months of commencement, beta type of software installed and performing; and (vi) within four months of commencement, delivery of final release to Chevron. The amount due from Chevron for completion of the work was $70,000 that was paid in full. The amount was paid in $25,000 installments upon the signing of the agreement and upon delivery of the initial prototype, beta type and then final delivery and completion. We retained all rights associated with the developed software. Chevron’s sole right is a license to use the software internally at Chevron for evaluation and demonstration purposes. The agreement has been paid in full and no further performance is due from us or Chevron.
Sandia National Laboratories Contract
          We were contracted by Sandia Laboratories to develop an architectural walkthrough application. This application allows users to load in large scale, detailed architectural models and to explore their design using our haptic software technology. Haptics technology is used both in the user interface to this application and to allow the user to feel the digital models to get a more precise understanding of their nature and extent. In addition, various touch-enabled programs can be launched as the user navigates in the digital realm.
          As a second phase to this contract, we have developed an application, known as Layout, which allows digital objects to be quickly, and unambiguously arranged and placed. Layout was developed for Sandia National Laboratories to aid in the interior layout of buildings. Architectural objects, such as chairs, can be picked up and placed in a touch-enabled manner. The user can feel the shape and weight of these objects and when they collide with other objects in the environment. Using our technology for the placement of 3D digital objects means that objects can be organized much faster than when using a mouse and it also means that their placement in the environment can be much more precise. The user merely has to reach out, “grab” an object and place it to get the job done — just as in the physical world. For example, a user can pick up a virtual vase and place it on a virtual table and know that it is properly placed since he or she will feel the vase placement on the table.
          In addition, we are developing applications for Sandia with which users can arrange all of their electronic components onto a virtual printed circuit board effectively using their sense of touch. Hundreds of electronic parts such as transistors and capacitors can be represented using this application, and each component displays physical properties that make its placement intuitive and realistic. Users will feel collisions between objects that are positioned too closely to one another, feedback that helps ensure proper circuit assembly. This application also allows users to conduct simulated voltage tests that verify the successful operation of their virtual design once completed.
          Finally, we are developing applications for Sandia to help researchers analyze computational data, such as the detonation of test weaponry or the examination of the effects of a catastrophic fire. This application allows scientists to explore complex data sets—sometimes containing hundreds of variables that are generated from experimental simulations. With this application, users can represent data graphically with 3D surfaces, then use their sense of touch to “feel through” the data set. Because the program is touch-based, this application can represent variables such as temperature or pressure with physical phenomena like viscosity and vibration, allowing users to understand data using more than just their sight.

          Description of the Sandia Purchase Orders:
          We had a Purchase Order with Sandia National Laboratories (“Sandia”) dated September 19, 2001 in the amount of $50,437. The Purchase Order related to the development of a multimodal layout and visualization prototype — a form of haptics desktop device with specified software features. The work was to be completed by December 15, 2001. The contract provided for periodic milestones and payments as follows: $10,000 upon project concept review, $17,500 upon demonstration of progress, $12,500 upon delivery of preliminary program executables, $1,470 upon delivery of user documents in “word” compatible format, $1,058 upon delivery of source code, $3,890 upon demonstration of certain functionalities and $4,018 upon final report and delivery. We timely performed the contract in full and Sandia has paid in full. There is no further payment or performance due under the contract.
          We had a second Purchase Order with Sandia dated February 7, 2002 in the amount of $44,237. Work under the Purchase Order was to be completed by May 2, 2002. The Purchase Order related to the enhancement and further development of the software developed under the September 19, 2001 Purchase Order, including continued development of a multimodal layout and visualization prototype, specifically a standard multimodal file format and refinements to Sandia’s specified layout applications. The contract provided for periodic milestones and payments as follows: $6,635 on commencement and proposal review, $6,635 on delivery of preliminary draft concept papers, $13,271 on delivery of source code and build scripts, $2,211 on delivery of final version of file format, $15,040 upon delivery of refinements to layout application and source code and build scripts, and $442 on delivery of written summary of multimodal file format. We timely performed the contract in full and Sandia has paid in full. There is no further payment or performance due under the contract.
          We had a third Purchase Order with Sandia dated February 18, 2003 in the amount of $149,808. The Purchase Order related to the development of a distributed component architecture (“DCA”) to allow rapid development of design simulators for use by Sandia on a desktop environment. Work under the Purchase Order included DCA architecture as well as the 3D Electronic Component Layout (“ECL”) application example. The work was to be completed by July 21, 2003. The contract provided for periodic milestones and payments as follows: $14,981 upon commencement, $22,471 upon agreement to specific layout task specifications, $29,962 upon layout software user interface and function verification, $22,417 upon DCA preliminary design delivery, $37,452 upon DCA and layout software progress updates, $22,471 upon final delivery of DCA and layout software. We timely performed the contract in full and Sandia has paid in full. There is no further payment or performance due under the contract.
          We had a fourth Purchase Order with Sandia dated March 12, 2004 in the amount of $132,890. The Purchase Order related to creating enhancements to the DCA software created under the third Purchase Order. Enhancements included refinements to the 3D ECL application and development of the Multivariate, Multimodal Data Visualization (MMDV) application. Work was to be completed by August 16, 2004. The contract provided for periodic milestones and payments as follows: $29,192 upon delivery of 3DECL applications, $13,269 upon delivery of “MMDV” project plan, $26,538 upon delivery of MMDV prototype, $37,153 upon delivery of MMDV revised prototype, and $26,538 upon delivery of final MMSV version. We timely performed the contract in full and Sandia has paid in full. There is no further payment or performance due under the contract.
          In connection with each of the above Purchase Orders, we granted to Sandia the right to use the developed software and technology internally and to enhance and develop the software internally. It is a perpetual, royalty free right to use and develop the software. The license rights granted also include the right for Sandia to distribute the software, in executable form only, to third parties. We retain sole rights of ownership and commercial distribution for all software in source code form and its derivative works. Sandia cannot distribute the software in source code form outside of Sandia. Accordingly, we have no right to receive any royalties or other payments on any enhancement developed and used by Sandia.
Woods Hole Oceanographic Institute Contract
          We were contracted by Woods Hole Oceanographic Institute (WHOI) to integrate haptics interaction into undersea exploration systems (i.e., underwater vehicles). We have developed a prototype 3D touch-enabled mission rehearsal system (i.e., simulation) for underwater vehicle operations.
The Falk Group, LLC
     We had a Purchase Order with the Falk Group, LLC (“Falk”) for $121,688 dated January 16, 2007. We were engaged to create an interactive “injection clinic” for use at a medical practitioners conference that showcased a new medication. For this contract we developed a customized “grip” (or handle) to simulate an injection. We utilized the services of Lunar Design in fulfilling this contract. We have no further obligations under the Purchase Order. We have been paid $73,013 on this Purchase Order, and there is $48,675 still outstanding.
Various Purchase Orders
          Description of the Deakin University Purchase Order:
          We had a Purchase Order with Deakin University dated April 16, 2003 in the amount of $131,196. The Purchase Order concerned the delivery and installation of a phantom haptics interface and related software and drivers. We have completed delivery under this Purchase Order and Deakin University has paid in full. No further payment or performance is due or owing.

          Description of University of New Mexico Purchase Order:
          We had a Purchase Order with the University of New Mexico dated March 16, 2004 in the amount of $47,176. The Purchase Order concerned the delivery and installation of a phantom desktop and related software, together with certain device drivers. We have completed delivery under this Purchase Order and University of New Mexico has paid in full. No further payment or performance is due or owing.
          Description of Robarts Research Purchase Order:
          We had a Purchase Order with Robarts Research dated September 24, 2004 in the amount of $50,200. The Purchase Order relates to the delivery and installation of a phantom haptic interface and related software and device drivers. We have completed the delivery under this Purchase Order and Robarts Research has paid in full. No further payment or performance is due or owing.
          Our project revenues are currently $87,014 and $331,752 for the years ended December 31, 2006 and 2005, respectively. Our revenues have been from contracts to develop professional applications using our haptics technology, and related haptics devices, for a number of customers, including Chevron, ARAMCO, Woods Hole Oceanographic Institute, Lockheed Martin Perry Technologies, SensAble Technologies, Sandia National Laboratories, Deakin University and Daimler Chrysler Automotive Corporation. Further, we have sold 22 haptics interface systems (hardware) along with its software. We had net losses of $4,309,701 and $3,386,405 for the years ended December 31, 2006 and 2005, and sustained a subsequent loss from operation in due primarily to our continued research and development activities related to development of the gaming technologies and related haptic devices.
Competition
          In the past 15 years we believe that there have been approximately a dozen companies involved in haptics hardware and/or software development. Most of these companies are hardware developers. We have been focusing many of our efforts on software development, and we believe that we will maintain our lead in the field in software. With respect to hardware, we believe the consumer release of the Novint Falcon will be a significant event in the field of haptics, and will give us a strong competitive advantage in our licensing strategy. We believe that none of our potential hardware competitors have any experience with a consumer 3D haptics enabled device. 3D haptics hardware devices available now retail for approximately $2,000 to $15,000. Most of these companies are potential partners.
•	SensAble Technologies (www.sensable.com) is a haptics hardware and software developer. Their first product was the Phantom haptics interface. Their primary application focus is their computer aided design products and other high end uses of haptics technology. We have performed software development contracts with SensAble.

•	Immersion Corporation (www.immersion.com) is primarily a 1D or 2D haptics (a Haptic computer interaction in which forces are mechanically displayed to a user in 1 or 2 directions of movement; examples are force feedback joysticks and force feedback mice) hardware company. Immersion is a public company, which has acquired other haptics device companies. They have acquired Cybernet, Haptech and Virtual Technologies. Immersion also purchased HT Medical, which is now called Immersion Medical.

•	Reach In Technologies (www.reachin.se) is a Swedish based haptics software company.

•	MPB (www.mpb-technologies.ca/space/p_freedom6s.html) is a Canadian based haptics hardware company that has developed an interesting high end 3D haptics hardware device, the Freedom 6.

•	Microsoft has several haptic devices that simply vibrate and rumble, such as the control pads for their Xbox systems. We believe our technology offers more features and provides a richer haptic experience for the user.

•	Force Dimension (www.forcedimension.com), in Switzerland, has unveiled their haptics hardware device, the Delta. Force Dimension has been our partner and helped to develop the Falcon.

•	FCS Robotics (www.fcs-cs.com/robotics/) developed a large workspace haptics device called the HapticMaster. This is another high-end device that can be used with our software.

•	Logitech sells haptics mice, wheels, and joysticks that they licensed from Immersion and that are primarily used for gaming. Logitech’s haptics products are two-dimensional and do not offer as many features as our products will.

•	Sensegraphics, a Swedish company, that produces haptics based software.
Intellectual Property
Patents
We own the following issued and pending patent applications:
1. Human-Computer Interface Including Efficient Three-Dimensional Controls. U.S. Patent 6,727,924 issued 4/27/2004. Claims a technology that allows efficient and intuitive interaction in a three-dimensional world with familiar two-dimensional controls. This patent application describes an intuitive type of haptics control object that allows developers to create toolbars and other common types of interface objects. These toolbars are easily accessible and greatly improve user-interface issues related to problems associated with depth perception of a 3D cursor. Tom Anderson assigned the patent to us on February 13, 2004 recorded with the USPTO on February 23, 2004.
2. Coordinating Haptics with Visual Images in a Human-Computer Interface. U.S. Patent Application pending, some claims already allowable. PCT and foreign counterparts also filed. Claims a method for efficiently generating haptics models for use with existing images, without requiring the cost of generating a three dimensional model. The claimed method can effectively add a haptics dimension to the large volume of existing visual content. Assigned by Jake Jones to us dated September 26, 2001, recorded with USPTO on December 7, 2001.
3. Human-Computer Interfaces Incorporating Haptics. U.S. Provisional Patent Application 60/431,060. Provides an early priority date for several later utility patent applications. This provisional patent application describes a number of haptics techniques particularly applicable to computer games.
4. Human-Computer Interfaces Incorporating Haptics and Path-Based Interaction. U.S. Patent Application pending, some claims already allowable. PCT counterpart also filed. Claims a number of methods and apparatuses related to communication with a user, with specific application to computer games. Examples are drawn from a variety of games, each of which has been implemented to utilize 3 dimensional positional input devices with force feedback.
5. Force Frames in Animation, US Patent application pending. Claims methods for utilizing haptics in computer animation. Assigned by Tom Anderson to us on February 13, 2004, recorded with USPTO on February 23, 2004.
6. Human-Computer Interface Including Efficient Three-Dimensional Controls. Continuation application of U.S. Patent 6,727,924, 10/831,682 filed 4/22/2004. Claims a technology that allows efficient and intuitive interaction in a three-dimensional world with familiar two-dimensional controls. This patent application describes an intuitive type of haptics control object that allows developers to create toolbars and other common types of interface objects. These toolbars are easily accessible and greatly improve user-interface issues related to problems associated with depth perception of a 3D cursor. Assigned by Tom Anderson to us on February 13, 2004, recorded with USPTO on February 23, 2004.
7. Computer Interface Methods and Apparatuses. U.S. Provisional Patent Application 60/681,007. Describes many interface technologies and methods of particular importance to three-dimensional and haptic-enabled computer games.
8. Human-Computer Interface Incorporating Personal and Application Domains. Continuation of U.S. Patent 6,724,400, filed 3/16/2004. Claims variations on the user interface.
9. Production of a three-dimensional object representative of an in-utero baby. U.S. Provisional Patent Application 60/842,404, filed September 5, 2006. Describes use of three-dimensional and haptic technology to automatically produce three-dimensional objects directly from ultrasound data.

10. Bimodal User Interaction with a Simulated Object. U.S. Patent Applications 11/433,173, filed May 13, 2006. Describes many interface technologies and methods of particular importance to three-dimensional and haptic-enabled computer games. Assigned by Tom Anderson to us on November 15, 2006, recorded with USPTO on November 22, 2006.
11. Bimodal User Interaction with a Simulated Object. International Application number PCT/US2006/042557. Describes many interface technologies and methods of particular importance to three-dimensional and haptic-enabled computer games.
Copyrights
We own copyrights in application software and application development tools, including:
1. e-Touch, copyright 2000, 2001, 2002, 2003 Novint Technologies, Inc.
2. Novint sono software
3. Mandrin Pinball computer game
4. IncrediBubble computer game
5. Super Slam Ball computer game
We have licenses, exclusive in our fields of use, to application software, including: “Glider” computer game and “Inago Rage” computer game.
Trademarks
We own the following trademarks:
1. NOVINT, on the Federal Principal Register, number 2512087. Branding for multiple products and services.
2. Novint logo, common law trademark. Branding for multiple products and services.
3. E-TOUCH, application for federal Principal Register, 76/061,390. Intended branding for the haptics software products.
4. e-Touch logo, application for federal Principal Register, 78/037,119. Intended branding for the haptics software products.
5. NOVINT FALCON, application for federal Principal Register, 78/561,954.
6. FEELIN IT, application for federal Principal Register, 77075488.
7. NEWTON THE MONKEY, application for federal Principal Register, 77077459.
8. NEWTON’S MONKEY BUSINESS, application for federal Principal Register, 77077460.
Domain Names
We own 145 domain names related to our branding strategy.
Patents from the Sandia License
1. Multidimensional Display Controller. U.S. Patent 6,208,349 issued 3/27/2001. Claims a control technology allowing intuitive control of multidimensional displays. This patent application was submitted based on the usage of a two handed interface, where the user’s second hand can be used to manipulate the user’s viewpoint within the environment while allowing the user’s first hand to control navigation.
2. Multidimensional Navigational Controller, U.S. Patent Application pending. Claims a control technology allowing intuitive navigation through multidimensional spaces. This patent application describes a variety of navigation techniques and control objects that utilize haptics. Navigation in a virtual environment is a significant problem. Sandia did a study examining the benefits of haptically controlled navigation and the results were statistically significant that users were better able to navigate through three separate environments with haptics feedback compared with mouse-based interactions.
3. Human Computer Interfaces. U.S. Provisional Patent Application. Provides an early priority date for several later utility patent applications. This provisional patent application describes 34 additional potentially patentable concepts.

4. Human-computer Interface. U.S. Patent 6,833,826. Claims a haptics technology that allows intuitive interaction with boundaries between interface domains. This patent application describes a specific type of haptics object that enables transitions between separate domains by breaking through it.
5. Human-Computer Interface Incorporating Personal and Application Domains. U.S. Patent 6,724,400 issued 4/20/2004. Claims a user interface that provides consistent, intuitive control interface to any application. This patent application describes mechanisms for the concept of a personal space. This is a valuable and core component of e-Touch, our professional Application Programming Interface, and allows users to customize their own personal space while intuitively allowing interaction with a variety of applications or virtual environments.
6. Human-Computer Interface Incorporating Personal and Application Domains. U.S. Patent Application pending. Continuation of the previous issued patent, claims variations on the user interface.
7. Human-Computer Interface Including Haptically Controlled Interactions. U.S. Patent Application allowed. Claims an interface technique that allows haptics control of common interface operations. This patent application describes several scrolling and zooming techniques based around haptics interaction.
8. Navigation and Viewing in a Multidimensional Space. U.S. Patent Application 11/283,969, filed November 21, 2005. Continuation application of U.S. patent 6,954,899 and others. Claims specific variations on multidimensional navigation techniques.
9. Navigation and Viewing in a Multidimensional Space. U.S. Patent Application 11/244,584, filed October 6, 2005. Continuation application of U.S. patent 6,954,899 and others. Claims specific variations on multidimensional navigation techniques.
Assigned to us, subject to certain obligations we have under the agreement with Force Dimension:
European Patent Office Application Serial No. 03016030.3, filed July 15, 2003 entitled, “Parallel Kinematics Mechanism.” Counterparts in U.S., Japan, and Canada pending. The invention relates in general to movement transmission, and for example, to a device or assembly for transmitting a movement using a parallel kinematics mechanism, to a haptic device or system or a force-reflecting control interface, such as a hand controller for computers, game consoles, simulators or other systems, and to a movement transmission device for a parallel kinematics manipulator or a parallel kinematics measuring system.
Licensed to us under the license with Force Dimension (patents licensed by Force Dimension from Prodex):

		Application	Registration		Maximum
Country	Filing Date	Number	Date	Patent No.	Validity
Canada	12-15-86	525321	04-14-1992	1,298,806	04-14-2009
Japan	12-10-86	50331/1986	05-20-1993	1,761,286	12-12-2006
Switzerland	12-16-1985	5348/85-6	10-31-1989	672089-4	12-16-2005
USA	12-10-1986	07/403,987	12-11-1990	4,976,582	12-11-2007
Europe	12-10-1986	86906759,5	07-17-1991	0250470	12-10-2006
Other License Agreements
MANHATTAN SCIENTIFICS — We are parties to a License and Royalty Agreement with Manhattan Scientifics dated May 16, 2001, one of our shareholders. We had a prior license agreement with Manhattan Scientifics that provided the initial funding of our development of a web browser and content creation tools to which Manhattan Scientifics had an exclusive license from us for specific internet fields of use. No royalties ever became due under the original agreement by either party and no marketable technologies were ever developed. Under our current agreement with Manhattan Scientifics we granted Manhattan Scientifics an exclusive sub license of our haptics technology, within a specified field of use for “Teneo” and other technologies. Under the agreement, Manhattan Scientifics granted to us a license to use the “Teneo” technology that relates to dental training interfaces and oil and gas visualization applications. Manhattan Scientifics also assigned back to us the internet fields of use that were the subject of the first (prior) agreement. No royalties have been paid by either party pursuant to this license to date. No marketable technologies have yet been developed under this agreement. The agreement provides that we would pay to Manhattan Scientifics 5% of the net revenues we derive from the use or sale of the “Teneo” technology. In addition, the agreement provides that Manhattan Scientifics will pay to us 5% of the net revenues they derive from the use of sale of the technology that is the subject of the sub license granted to them. No such revenues have been derived by either party and accordingly, no royalty payments are due or owing by either party. The term of the license granted under the current agreement is intended to be perpetual. In connection with our agreements with Manhattan Scientifics, Manhattan Scientifics has received an aggregate of 4,067,200 shares of our common stock and we have received an aggregate of 1,000,000 shares of Manhattan Scientifics’ common stock.
Teneo License — We license: (i) Virtual Reality Dental Training System Software; and (ii) Voxel Notepad Software, from Teneo Computing, Inc., a company acquired by one of our shareholders, Manhattan Scientifics. There are currently no patents covering either the Virtual Reality Dental Training System Software or the Voxel Notepad Software. We believe that the Harvard School of Dentistry filed or will file a patent covering the Virtual Reality Dental Training System Software or the Voxel Notepad Software. In addition to Teneo’s current license, Teneo had an exclusive right to get a license for any patents issued to Harvard School of Dentistry for the Virtual Reality Dental Training System Software or the Voxel Notepad Software. We decided to let this exclusive right lapse and currently have no plans to pursue such a license.
Research and Development
     Research and development expenses were $496,844 and $1,341,710 for the years ended December 31, 2006 and 2005, respectively. Research and development expenses were $235,570 for the three months ended March 31, 2007.
Employees
     As of May 22, 2007, we have 16 full time employees and 12 consultants.
     We have an employment agreement with our CEO, Tom Anderson. Under such agreement, he is entitled to an annual base salary of $150,000 per year and cash bonus to be determined by us, is subject to confidentiality provisions and is entitled to a severance of one year base salary if he is terminated by us without cause.
     We also have an employment agreement with our CTO, Walter Aviles. Under such agreement, he was originally granted options to purchase 400,000 shares of our common stock, but options to purchase 200,000 shares were cancelled, he is entitled to an annual base salary of $155,000 per year and cash bonus to be determined by us, is subject to confidentiality provisions and is entitled to a severance of two months base salary if he is terminated by us without cause.
     Recruiting efforts will continue as we bring our products to market.
Government Regulations
     The growth and development of the market for Internet commerce may prompt calls for stringent consumer protection laws, such as laws against identity theft that may impose additional burdens on companies like us who conduct business over the Internet. While none of the current laws governing Internet commerce has imposed significant burdens on us to date, in the future our business, results of operations and financial condition could be materially and adversely affected by the adoption or modification of laws or regulations relating to the Internet, or the application of existing laws to the Internet or Internet-based advertising. We are not aware of any other specific regulatory rules or regulations that we are subject to due to the specific nature of our business operations.
Description of Property
     We do not maintain an operating headquarters; rather all of our employees and consultants work from remote locations including their homes or private offices. We do use 4109 Bryan Avenue, N.W., Albuquerque, New Mexico, 87114, as our official address of record. We will continue to evaluate our needs and should we require a central physical office or operating space, we believe we can obtain one in Albuquerque, New Mexico. The company is currently negotiating for a storage and office facility in San Diego, California, where it will securely store the Falcon units upon delivery to the U.S. and provide an office for a staff of development and research personnel. The targeted facility is approximately 2,000 square feet. The company has not yet reached definitive lease terms for this facility but anticipates that the lease will be executed and the facility in use by the end of June 2007.

          Directors, Executive Officers, Promoters and Control Persons
     The directors and executive officers of the Company and their ages at May 22, 2007 are as follows:

Name	Age	Position Held	Officer/Director since
Tom Anderson	32	Chief Executive Officer, President, Chief Financial Officer, Chairman of the Board and Director	2000
Walter Aviles	47	Chief Technical Officer	2001
Marvin Maslow	69	Director	2000
V. Gerald Grafe	43	Director	2006
     The directors named above will serve until the next annual meeting of our stockholders or until their successors are duly elected and have qualified. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement. There is no arrangement or understanding between any of our directors or officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings between non-management stockholders that may directly or indirectly participate in or influence the management of our affairs.
Biographical Information
     Tom Anderson — CEO, President, Acting CFO, and Chairman of the Board. Tom Anderson, our CEO, President and Chairman of the Board, is one of the earliest pioneers in 3D touch software. He has led us since our inception and has been responsible for overseeing all aspects of our business development. He began his work on computer touch more than ten years ago at Sandia National Laboratories using the first PHANTOM (the first haptics device of its kind) ever sold. Mr. Anderson was the inventor and principal investigator during the five-year computer touch project at Sandia responsible for developing the technology and applying it to important problems. Mr. Anderson then worked to obtain an exclusive license to the Sandia Technology for us. From 1998 to 2000, Mr. Anderson was a member of the technical staff at Sandia National Laboratories. His responsibilities included software programming and haptic project development. Sandia National Laboratories is a Department of Energy National Research Laboratory. From 2000 to the present, Mr. Anderson serves as our CEO. His responsibilities include all aspects of running the company including overseeing product and project development, business development, legal, accounting, hiring, management of employees, and company operations. Mr. Anderson has a B.S. in Electrical Engineering, Magna Cum Laude, from the University of New Mexico, and an M.S. in Electrical Engineering from the University of Washington, where he studied both computer interface technology and business management.
     Walter Aviles — Chief Technical Officer. Our Chief Technical Officer, Walter A. Aviles, has over 20 years of technical and managerial experience in commercial, government and academic environments in the design and development of advanced, first of a kind, human/machine interfaces, virtual environments and robotic systems. He holds undergraduate and graduate degrees in Electrical Engineering and Computer Science from Stanford University and The Massachusetts Institute of Technology. He is a founding member of the Virtual Environment and Teleoperator Research Consortium (VETREC), an Associate Editor of the MIT Press Journal Presence and a member of the Tau Beta Pi and Sigma Chi engineering honor associations. From 1999 to 2000, Mr. Aviles founded and operated Teneo Computing, Inc., where he worked on projects including: a prototype dental cavity preparation simulator developed in collaboration with the Harvard University School of Dentistry, a three-dimensional data understanding and editing system for volumetric seismic data developed with Mobil Oil, and a computer interface for the blind research system developed with NHK Television of Japan. Prior to founding Teneo Computing, from 1996 to 1999, Mr. Aviles was a Vice President of product development at SensAble Technologies in Cambridge, Massachusetts, where he helped establish the corporation’s software group and developed the world’s first commercial haptics software toolkit. He also spearheaded the development of real-time techniques and commercial applications for interaction with volumetric models including the FreeForm application.

     Marvin Maslow — Director. Marvin Maslow is the first board member after Tom Anderson, and is the CEO of Manhattan Scientifics. Mr. Maslow has provided a strong guiding hand in our early growth. From June 1990 through September 1996, Mr. Maslow served as chief executive officer of Projectavision, Inc., a company he co-founded to develop and market video projection technology. Since November 1996, Mr. Maslow has served as chief executive officer and chairman of the board of Tamarack Storage Devices, Inc. From 1999 through 2002, Mr. Maslow served as a director of NMXS.com, Inc. For more than 20 years, Mr. Maslow has been President of Normandie Capital Corp., a private investment and consulting company. Mr. Maslow is credited with the starting up and financing of more than 20 enterprises during his career. Mr. Maslow received an A.A.S. degree from the Rochester Institute of Technology in 1957 and an honorable discharge from the U.S. Army Signal Corps in 1963. Mr. Maslow is the Chief Executive Officer of Manhattan Scientifics, Inc., a publicly traded company which is also one of our shareholders.
     V. Gerald Grafe — Director. V. Gerald Grafe is a member of our board. Mr. Grafe is a founder of Hisey Grafe, PC, a law firm focused on emerging companies, emerging technologies, and intellectual property. Mr. Grafe provides strategic consulting, legal counsel, and intellectual property services for a select group of companies. Mr. Grafe has helped guide the formation and funding of numerous startups, has represented early stage companies in numerous transactions with giants in their respective fields, and serves as the corporate secretary of several companies. Mr. Grafe became general counsel of InLight Solutions, Inc., in 2002, where he also helped architect the creation of three venture-funded spinouts. Prior to joining InLight, Mr. Grafe was employed at Sandia National Laboratories, serving first as a researcher in advanced computing, and then as an attorney in the patent and licensing organization (where he wrote and prosecuted Sandia’s first haptics patents). Mr. Grafe has a B.S. in Electrical Engineering, summa cum laude, from Texas A&M University, an M.S. in Electrical and Computer Engineering from the University of New Mexico, and was first in his class when receiving his J.D. degree from the University of New Mexico.
Family Relationships
     There are no family relationships among the directors and executive officers.
Involvement in Certain Legal Proceedings
     None of the directors or executive officers has, during the past five years:
     (a) Had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
     (b) Been convicted in a criminal proceeding or subject to a pending criminal proceeding;
     (c) Been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; and
     (d) Been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.
Audit Committee
     We currently have a separately designated Audit Committee. Our audit committee is comprised of Mr. Ralph Anderson, who is not a director, or employee, or consultant to the company. We believe Mr. Anderson is a “financial expert” as that term is defined by the SEC.
The purposes of the audit committee are:
- to oversee the quality and integrity of the financial statements and other financial information we provide to any governmental body or the public;
- to oversee the independent auditors’ qualifications and independence;
- to oversee the performance of our independent auditors;

- to oversee our systems of internal controls regarding finance,
- accounting, legal compliance and ethics that management and the Board of Directors has established or will establish in the future;
- to establish procedures for the receipt, retention and treatment of employees and executives;
- complaints regarding accounting, internal controls, and other auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
- to provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditing department, and the board of directors, always emphasizing that the independent auditors are accountable to the audit committee; and
- to perform such other duties as are directed by the board of directors.
Code of Ethics
     We adopted a Code of Business Conduct and Ethics as of March 31, 2006, which applies to all employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.
Executive Compensation
Summary of Compensation
     The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the executive officers below for the fiscal year ended December 31, 2006. The following table summarizes all compensation for fiscal year 2006 earned by our Chief Executive Officer, and our two most highly compensated executive officers who earned more than $100,000 in fiscal year 2006.
SUMMARY COMPENSATION TABLE

						Non-	Nonquali-
						Equity	fied
						Incentive	Deferred	All
						Plan	Compen-	Other
				Stock	Option	Compen-	sation	Compen
				Awards	Awards	sation	Earnings	-sation
Name and principal position	Year	Salary ($)	Bonus ($)	($)	($)	($)	($)	($)	Total ($)

Tom Anderson, Chief Executive Officer, Chief Financial Officer and Director	2006	$150,000	—	—	—	—	—	—	$150,000

Walter Aviles, Chief Technical Officer	2006	$155,000	—	—	—	—	—	—	$155,000
The following table sets forth certain information concerning stock option awards granted to our named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS						STOCK AWARDS
Equity
incentive
								Equity	plan
								incentive	awards:
								plan awards:	Market
								number	or payout
			Equity					of	value of
			Incentive					unearned	unearned
			Plan			Number	Market	shares,	shares,
		Number of	Awards:			of shares	value of	units or	units or
	Number of	securities	Number of			or units	shares or	other	other
	securities	underlying	Securities			of stock	units of	rights	rights
	underlying	unexercised	underlying			that have	stock that	that have	that have
	unexercised	options (#)	unexercised	Option	Option	not	have not	not	not
	options (#)	Unexercis-	unearned	exercise	expiration	vested	vested	vested	vested
Name	Exercisable	able	options (#)	price ($)	date	(#)	($)	(#)	($)

Tom Anderson (1)	3,000,000	—	—	$0.05	6/14/2012
Tom Anderson (2)	200,000	300,000	—	$0.66	6/10/2014
Walter Aviles (1)	81,515	—	—	$0.01	11/1/2010
Walter Aviles (1)	705	—	—	$0.01	11/1/2011
Walter Aviles (1)	1,100,000	—	—	$0.05	6/14/2012
Walter Aviles (3)	400,000	600,000	—	$0.66	6/14/2014

(1)	This option was fully vested as of December 31, 2006.

(2)	100,000 options vest each year on June 10 starting on June 10, 2005.

(3)	200,000 options vest each year on February 18 starting February 18, 2005.
Stock Options
There were no stock options granted to executive officers during the fiscal year ended December 31, 2006 and there was no exercise of incentive stock options during the last completed fiscal year by the executive officers.
Director Compensation
The following director compensation disclosure reflects all compensation awarded to, earned by or paid to the directors below for the fiscal year ended December 31, 2006.
DIRECTOR COMPENSATION

Change in
						Non-	Pension
						Equity	Value and
						Incentive	Nonqualified
	Fees Earned					Plan	Deferred
	or Paid in	Stock		Option		Compen-	Compensation	All Other
	Cash	Awards		Awards		sation	Earnings	Compensation
Name	($)	($)		($)		($)	($)	($)		Total ($)

Ed Barsis, former director	—	—		—		—	—	—		—

Marvin Maslow (1)	—	—		$1,335,000	(4)	—	—	$75,000	(3)	$1,410,000

V. Gerald Grafe (2)	—	$15,000	(5)	—		—	—	$103,817	(2)	$118,817

(1)	The aggregate number of stock awards and option awards issued to Mr. Maslow and outstanding as of December 31, 2006 is 0 and 1,750,000, respectively.

(2)	The aggregate number of stock awards and option awards granted to Mr. Grafe and outstanding as of December 31, 2006 is 13,637 and 0, respectively. Mr. Grafe is a shareholder and practicing attorney at the law firm Hisey Grafe, P.C. (the “Firm”), which represents us on intellectual property and other related matters. The Firm accrued $103,817 in legal fees in 2006. Mr. Grafe was issued 43,290 shares of common stock as payment for $43,290 of these legal fees.

(3)	Compensation earned for fund raising and investor relations services provided to us.

(4)	The value of the option award was calculated using the Black-Scholes option pricing model based on the following assumptions: weighted average life of 10 years; risk-free interest rate of 5.25%; volatility rate of 146%; and fair market value of $0.90 per share at date of grant.

(5)	We granted 13,637 shares to Mr. Grafe on September 20, 2006. The value of the stock award was calculated based on the aggregate grant date fair value computed in accordance with FAS 123R.

Long-Term Incentive Plan Awards
     We do not currently have any long term incentive plans.
Compensation of Directors
     We have a director agreement with V. Gerald Grafe providing that Mr. Grafe will be compensated for each year of service, at his election, either (i) shares of our common stock having an aggregate fair market value of $15,000 or (ii) options to purchase our common stock having an aggregate fair market value of $15,000 with an exercise price equal to the fair market value at the time of the option grant. Mr. Grafe will also receive shares or options in the manner described above having an aggregate fair market of $1,000 for each meeting of the Board of Directors Mr. Grafe attends.
     There are no other director agreements between us and any other board member. The remaining directors do not generally receive cash compensation for their services as directors, but are to be reimbursed for expenses incurred in attending board meetings. There is no expressed cap for such expenses and we will reimburse all such reasonable expenses incurred by its directors.
Employment Agreements, Termination of Employment and Change-in-Control Arrangements
     We have an employment agreement with our CEO, Tom Anderson. Under such agreement, he is entitled to an annual base salary of $150,000 per year and cash bonus to be determined by us, is subject to confidentiality provisions and is entitled to a severance of one year base salary if he is terminated by us without cause. This agreement does not provide provisions covering a change in control of Novint. The commencement date of this agreement is March 2004.
     We also have an employment agreement with our CTO, Walter Aviles. Under such agreement, he was originally granted options to purchase 400,000 shares of our common stock, but options to purchase 200,000 shares were cancelled. He is currently entitled to an annual base salary of $155,000 per year and cash bonus to be determined by us, is subject to confidentiality provisions and is entitled to a severance of two months base salary if he is terminated by us without cause. This agreement does not provide provisions covering a change in control of Novint. The commencement date of this agreement is November 11, 2000.
Certain Relationships and Related Transactions
     Described below are certain transactions or series of transactions between us and our executive officers, directors and the beneficial owners of 5% or more of our common stock, on an as converted basis, and certain persons affiliated with or related to these persons, including family members, in which they had or will have a direct or indirect material interest in an amount that exceeds the lesser of $120,000 or 1% of the average of our total assets as of year-end for the last three completed fiscal years, other than compensation arrangements that are otherwise required to be described under “Executive Compensation.”
     In March 2006, we granted 250,000 options at an exercise price of $1.00 per share, with a 5-year annual vesting provision, to purchase common stock to Mr. Bill Anderson, an employee. Mr. Bill Anderson is Mr. Tom Anderson’s brother. Mr. Tom Anderson is our Chief Executive Officer. Based on the value of the common stock on the date of grant, the dollar value of the shares underlying the options was $250,000.
     On December 12, 2006, we issued a stock option to purchase 1,500,000 shares of our common stock at an exercise price of $0.90 per share to Mr. Marvin Maslow, our director and the CEO of Manhattan Scientifics, Inc., one of our principal shareholders, as compensation for consulting services. 750,000 option vested as of December 31, 2006. Another 500,000 options vest on December 31, 2007, and the remaining 250,000 options vest on December 31,

2008. We also accrued $75,000 in compensation due Mr. Maslow for funding raising and investor relations services provided to us.
     Effective September 20, 2006, Mr. V. Gerald Grafe was appointed as a member of our Board of Directors. Mr. Grafe is a shareholder and practicing attorney at the law firm Hisey Grafe, P.C. (the “Firm”), which represents us on intellectual property and other related matters. We incurred $56,015, $28,766 and $103,817 in legal fees with the Firm in 2004, 2005 and 2006, respectively. Mr. Grafe will serve as a director in his individual capacity, and not as a representative of the Firm. We and Mr. Grafe will both make our best efforts to keep all services as a director, and compensation therefor, separate from services as legal counsel, and compensation therefor. There are no transactions or relationships between us and Mr. Grafe in which Mr. Grafe had or is to have a direct or indirect material interest other than those described herein.
     On March 5, 2007, we closed the initial $9,000,000 of a $10,000,000 unit financing transaction in which Mr. Tom Anderson, our CEO and Chairman, invested $25,000. Mr. Anderson received 25,000 shares of our common stock and warrants to purchase 25,000 shares of our common stock at an exercise price of $1.50 per share. On May 11, 2007, we issued and sold an additional 580,000 of units for $580,000, which concluded the unit offering. See “Unit Offering” described elsewhere in this prospectus.
Director Independence
     We currently have one director, Mr. Grafe, who is an independent director as that term is defined under NASDAQ Rule 4200(a)(15).
Selling Shareholders
     The following table sets forth the names of the selling shareholders who may sell their shares under this prospectus from time to time. No selling shareholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as a result of the ownership of our securities, except for Mr. Tom Anderson, our Chief Executive Officer and Director, and Mr. Aidan Foley, a consultant.
     The following table also provides certain information with respect to the selling shareholders’ ownership of our securities as of May 22, 2007, the total number of securities they may sell under this prospectus from time to time, and the number of securities they will own thereafter assuming no other acquisitions or dispositions of our securities. The selling shareholders can offer all, some or none of their securities, thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that the selling shareholders will sell all shares covered by this prospectus.
     Some of the selling shareholders may distribute their shares, from time to time, to their limited and/or general partners or managers, who may sell shares pursuant to this prospectus. Each selling shareholder may also transfer shares owned by him or her by gift, and upon any such transfer the donee would have the same right of sale as the selling shareholder.

			NUMBER
	NUMBER	NUMBER	OF
	OF	OF	SHARES	PERCENT
	SHARES	SHARES	OWNED	OWNED
	OWNED	BEING	AFTER	AFTER
	BEFORE	OFFERED	OFFERING	OFFERING
NAME OF SELLING STOCKHOLDER	OFFERING	(1)	(2)	(3)
AIGH Investment Partners, LLC (4)	3,600,000	3,600,000	0	*
Alpha Capital Anstalt (5)	1,000,000	1,000,000	0	*
AME Capital Group LLC (6)	250,000	250,000	0	*
Tom Anderson (47)	6,540,118	50,000	6,490,118	18.8%
Asia Marketing LTD (7)	300,000	300,000	0	*
B & J Enterprises Inc. DBP & TS (8)	250,000	250,000	0	*
Andrew Bales (9) ***	8,056	8,056	0	*
Hershel Berkowitz	1,270,000	1,270,000	0	*
Kurt Bermond (10) ***	40,278	40,278	0	*
BPC Group LLC (11) ***	112,778	112,778	0	*
Marian Brager (12)	100,000	100,000	0	*
Brian G. Swift and Suzanne B. Swift, Trustees UTD 3/13/91 FBO Brian and Suzanne Swift 1991 Living Trust (13) ***	71,680	8,000	63,680	*
Joseph Bronner	20,000	20,000	0	*
CAMCO (14)	300,000	300,000	0	*
CAM-Elm Company, LLC (15)	250,000	250,000	0	*
Clarion Capital Corporation (16)	600,000	600,000	0	*
CMF 327 N. Oak Family L.P. (46)	150,000	150,000	0	*
Timothy Collins (17) ***	8,416	1,000	7,416	*
Crescent International Ltd (18)	500,000	500,000	0	*
David Dohrman (19) ***	36,480	4,000	32,480	*
Devin Dufenhorst (20)	50,000	50,000	0	*
Electrum Capital Partners, LP (21)	40,000	40,000	0	*
Ellis International LP (22)	1,060,000	1,060,000	0	*
Fame Associates (23)	180,000	180,000	0	*
Aidan Foley (48)	546,843	100,000	446,843	1.4%
Ganot Corporation (49)	400,000	400,000	0	*
Globis Capital Partners, LP (24)	1,800,000	1,800,000	0	*
Globis Overseas Fund, Ltd. (25)	350,000	350,000	0	*
Richard Grossman	150,000	150,000	0	*
Gruber & McBaine International (26)	329,000	329,000	0	*
Gary Hamilton (27) ***	23,576	4,000	19,576	*
Joshua Hirsch	250,000	250,000	0	*
Iroquois Master Fund Ltd. (28)	600,000	600,000	0	*
J. Patterson McBaine	103,400	103,400	0	*
John D and Linda W Gruber Trust (29)	296,600	296,600	0	*
John J. Gottsman Trust, U/D/T, Dated 8/15/95 (30)	40,000	40,000	0	*
James Kardon	30,000	30,000	0	*
William S. Klages (31) ***	23,576	4,000	19,576	*
Kohn Family LTD Partnership Harvey Kohn and Helen Kohn as General Partners	200,000	200,000	0	*
Lagunitas Partners LP (32)	1,271,000	1,271,000	0	*
LaPlace Group LLC (33)	500,000	500,000	0	*
Joel Magerman (34) ***	40,278	40,278	0	*
William J. “Shawn” McLaren	170,000	170,000	0	*
Volfi Mizrahi (35) ***	32,223	32,223	0	*
Monarch Capital Fund, LP (36)	200,000	200,000	0	*
Khal Adas Moshe (50)	200,000	200,000	0	*
David N. Olson (37) ***	22,240	4,000	18,240	*
Paul Packer	150,000	150,000	0	*
Silas Phillips (38)	37,500	37,500	0	*
Roy and Ruth Rogers Unitrust UTD 09-28-89 (39)	320,000	320,000	0	*

			NUMBER
	NUMBER	NUMBER	OF
	OF	OF	SHARES	PERCENT
	SHARES	SHARES	OWNED	OWNED
	OWNED	BEING	AFTER	AFTER
	BEFORE	OFFERED	OFFERING	OFFERING
NAME OF SELLING STOCKHOLDER	OFFERING	(1)	(2)	(3)
Jeffrey L. Schwartz	10,000	10,000	0	*
SEP IRA FBO Harvey Kohn Pershing LLC as Custodian (40)	100,000	100,000	0	*
Shirley P. Bade Trust (41)	50,000	50,000	0	*
Carl A. Showalter (42)	80,000	80,000	0	*
Moshe Shuchatowitz	60,000	60,000	0	*
Silverdusk Investments, LLC (43)	70,000	70,000	0	*
South Ferry #2, LP (44)	800,000	800,000	0	*
Steven W. Spira	100,000	100,000	0	*
The Rogers Family Trust UTD 1/21/81 (45)	640,000	640,000	0	*
Michael H. Weiss	500,000	500,000	0	*

TOTAL	27,234,042	20,136,113	7,097,929

*	Indicates less than 1%

**	Denotes broker-dealer

***	Denotes affiliate of broker-dealer

(1)	Except where otherwise indicated, 50% of such shares represent shares issuable upon exercise of the Warrants.

(2)	Assumes that all of the shares offered hereby are sold and that shares owned before the offering but not offered hereby are not sold.

(3)	Percentage based upon 31,356,639 shares outstanding as of May 22, 2007.

(4)	The natural person with voting and investment decision power for the selling stockholder is Orin Hirschman.

(5)	The natural person with voting and investment decision power for the selling stockholder is Konrad Ackerman.

(6)	The natural persons with voting and investment decision power for the selling stockholder are Avi Schron and Mordy Schron.

(7)	The natural person with voting and investment decision power for the selling stockholder is Ivi Levy.

(8)	The natural persons with voting and investment decision power for the selling stockholder are Jim Etzler and Beverly Etzler. Includes warrants to purchase 150,000 shares of common stock at an exercise price of $1.00 per share.

(9)	Includes warrants to purchase 2,500 shares of common stock at an exercise price of $2.00 per share.

(10)	Includes warrants to purchase 12,500 shares of common stock at an exercise price of $2.00 per share.

(11)	The natural person with voting and investment decision power for the selling stockholder is Joel Magerman. Includes warrants to purchase 35,000 shares of common stock at an exercise price of $2.00 per share.

(12)	Includes warrants to purchase 50,000 shares of common stock at an exercise price of $1.50 per share.

(13)	The natural person with voting and investment decision power for the selling stockholder is Brian G. Swift. Includes warrants to purchase 8,000 shares of common stock at an exercise price of $1.00 per share and warrants to purchase 63,680 shares of common stock at an exercise price of $1.50 per share.

(14)	The natural person with voting and investment decision power for the selling stockholder is Charles Alpent.

(15)	The natural persons with voting and investment decision power for the selling stockholder are Avi Schron and Mordy Schron.

(16)	The natural person with voting and investment decision power for the selling stockholder is Morton A. Cohen.

(17)	Includes warrants to purchase 1,000 shares of common stock at an exercise price of $1.00 per share and warrants to purchase 7,416 shares of common stock at an exercise price of $1.50 per share.

(18)	Maxi Brezzi and Bachir Taleb-Ibrahimi, in their capacity as managers of Cantara (Switzerland) SA, the investment advisor to Crescent International Ltd., have voting control and investment discretion over the shares owned by Crescent International Ltd. Mssrs. Brezzi and Taleb-Ibrahimi disclaim beneficial ownership of such shares.

(19)	Includes warrants to purchase 4,000 shares of common stock at an exercise price of $1.00 per share and warrants to purchase 32,480 shares of common stock at an exercise price of $1.50 per share.

(20)	Includes warrants to purchase 25,000 shares of common stock at an exercise price of $1.50 per share.

(21)	The natural person with voting and investment decision power for the selling stockholder is Tallie Taylor.

(22)	The natural person with voting and investment decision power for the selling stockholder is Martin Chopp.

(23)	The natural person with voting and investment decision power for the selling stockholder is Abrahan H. Fruchthaudien.

(24)	The natural person with voting and investment decision power for the selling stockholder is Paul Packer.

(25)	The natural person with voting and investment decision power for the selling stockholder is Paul Packer.

(26)	John D. Gruber and J. Patterson McBaine, in their capacity as managers of Gruber & McBaine Capital Management, the investment advisor to Gruber & McBaine International, have voting control and investment discretion over the shares owned by Gruber & McBaine International.

(27)	Includes warrants to purchase 4,000 shares of common stock at an exercise price of $1.00 per share and warrants to purchase 19,576 shares of common stock at an exercise price of $1.50 per share.

(28)	The natural person with voting and investment decision power for the selling stockholder is Joshua Silverman. Mr. Silverman disclaims beneficial ownership of such shares.

(29)	The natural person with voting and investment decision power for the selling stockholder is Jon D. Gruber, Trustee.

(30)	The natural person with voting and investment decision power for the selling stockholder is John J. Gottsman, Trustee.

(31)	Includes warrants to purchase 4,000 shares of common stock at an exercise price of $1.00 per share and warrants to purchase 19,576 shares of common stock at an exercise price of $1.50 per share.

(32)	John D. Gruber and J. Patterson McBaine, in their capacity as managers of Gruber & McBaine Capital Management, the investment advisor to Gruber & McBaine International, have voting control and investment discretion over the shares owned by Gruber & McBaine International.

(33)	The natural person with voting and investment decision power for the selling stockholder is Reuven Dessler.

(34)	Includes warrants to purchase 12,500 shares of common stock at an exercise price of $2.00 per share.

(35)	Includes warrants to purchase 10,000 shares of common stock at an exercise price of $2.00 per share.

(36)	Monarch Capital Fund Ltd is a British Virgin Islands Investment Fund managed by Beacon Fund Advisors Ltd and advised by Monarch Managers Ltd. David Sims and Joseph Franck, the principals, respectively, of the manager and advisor, have voting and investment control with regard to the fund. Neither Mr. Sims nor Mr. Franck have any beneficial interest in the shares being registered hereunder.

(37)	Includes warrants to purchase 4,000 shares of common stock at an exercise price of $1.00 per share and warrants to purchase 18,240 shares of common stock at an exercise price of $1.50 per share.

(38)	Includes warrants to purchase 12,500 shares of common stock at an exercise price of $2.00 per share.

(39)	The natural person with voting and investment decision power for the selling stockholder is Roy L. Rogers, Trustee.

(40)	The natural person with voting and investment decision power for the selling stockholder is Harvey Kohn.

(41)	The natural person with voting and investment decision power for the selling stockholder is Shirley Bade, Trustee. Includes warrants to purchase 25,000 shares of common stock at an exercise price of $1.50 per share.

(42)	Includes warrants to purchase 40,000 shares of common stock at an exercise price of $1.50 per share.

(43)	The natural person with voting and investment decision power for the selling stockholder is Jonti McLaren.

(44)	The natural person with voting and investment decision power for the selling stockholder is Morris Wolfson.

(45)	The natural person with voting and investment decision power for the selling stockholder is Roy L. Rogers, Trustee.

(46)	Includes warrants to purchase 75,000 shares of common stock at an exercise price of $1.50 per share. The natural person with voting and investment decision power for the selling stockholder is Charles M. Fazio.

(47)	Includes an option to purchase 3,000,000 shares of our common stock at an exercise price of $0.05 per share and an option to purchase 200,000 shares of our common stock at an exercise price of $0.66 per share. Also includes a warrant to purchase 25,000 shares of our common stock at an exercise price of $1.50 per share. Tom Anderson is the CEO and a director of Novint.

(48)	Includes an option to purchase 346,843 shares of our common stock at an exercise price of $1.00 per share and an option to purchase 50,000 shares of our common stock at an exercise price of $1.02 per share. Also includes warrants to purchase 100,000 shares of our common stock at an exercise price of $1.50 per share. Aidan Foley, dba AF Double Eagle, is a consultant to Novint.

(49)	The natural person with voting and investment decision power for the selling stockholder is Sisel Klurman.

(50)	The natural person with voting and investment decision power for the selling stockholder is Arthur Kohn.

Plan of Distribution
     The shares covered by this prospectus may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares may be sold by one or more of the following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to the resale registration statement; (iii) an exchange distribution in accordance with the rules of such exchange; (iv) one or more underwritten offerings on a firm commitment or best efforts basis; (v) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (vi) transactions between sellers and purchasers without a broker/dealer. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. For so long as a selling shareholder owns any of the shares covered by this prospectus, such holder shall not maintain a Net Short Position. For purposes herein, a “Net Short Position” by a person means a position whereby such person has executed one or more sales of common stock that is marked as a short sale and that is executed at a time when such holder has no equivalent offsetting long position in the common stock. For purposes of determining whether a holder has an equivalent offsetting long position in the common stock, all common stock that is owned by such holder shall be deemed to be held long by such holder. The selling shareholders may also distribute the shares and the warrants they hold to their partners, members, stockholders or shareholders to the extent such distributions are effected in full compliance with applicable securities laws and provided that the distributing holders and the distributees provide us with such documents and other information as reasonably requested by us. In effecting sales, brokers or dealers engaged by the selling holders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling holders in amounts to be negotiated immediately prior to the sale.
     The selling shareholders and any broker-dealers or agents that are involved in selling the shares are deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock.
     We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.
     Because selling shareholders are deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, they will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended, including Rule 172 thereunder. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.
     We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling shareholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act of 1933, as amended, or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act of 1933, as amended, or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act of 1933, as amended).
     The sales of the shares under this prospectus may be at fixed or negotiated prices.
Security Ownership of Certain Beneficial Owners and Management
     The following table sets forth certain information as of May 22, 2007 with respect to the beneficial ownership of the outstanding shares of our capital stock by (i) each stockholder known to be the beneficial owner of five percent (5%) or more of the outstanding shares, (ii) each executive officer and director, and (iii) all the aforementioned executive officers and directors as a group.
     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or convertible securities exercisable or convertible within 60 days of May 22, 2007 are deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person, and is based on 31,356,639 common shares issued and outstanding as of May 22, 2007.

	Number of		Percent of
	Shares of		Shares of
	Common		Common
	Stock		Stock
	Beneficially		Beneficially
Name of Beneficial Owner and Address (1)	Owned (2)		Owned (2)
Tom Anderson	6,540,118	(3)	18.9%

Walter Aviles	1,782,220	(4)	5.4%

V. Gerald Grafe	279,806	(5)	*

Marvin Maslow	850,000	(6)	2.6%

Manhattan Scientifics, Inc.	1,658,859	(6)	5.3%

Dean R. Danielson	1,814,773	(7)	5.8%

Walter M. Zierman	3,118,939	(8)	9.6%

RAB Special Situations (Master) Fund Limited	2,106,000	(9)	6.6%

AIGH Investment Partners, LLC	3,600,000	(10)	10.9%

Paul Packer	2,300,000	(11)	7.1%

All Executive Officers and Directors as a Group (4 persons)	9,452,144		25.4%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of the beneficial owner will be c/o Novint Technologies, Inc., 4109 Bryan Avenue, NW, Albuquerque, New Mexico 87114.

(2)	Percentage based upon 31,356,639 shares of our common stock outstanding as of May 22, 2007.

(3)	Includes an option to purchase 3,000,000 shares of our common stock at an exercise price of $0.05 per share and an option to purchase 200,000 shares of our common stock at an exercise price of $0.66 per share. Under this option, 100,000 additional shares vest on June 10, 2007, June 10, 2008 and June 10, 2009. Also includes a warrant to purchase 25,000 shares of our common stock at an exercise price of $1.50 per share. Inclusion of the warrant shares assumes the warrants will be exercisable within 60 days of May 22, 2007 based upon the filing and acceptance of the Amended and Restated Certificate of Incorporation with the State of Delaware within the same time period.

(4)	Includes options to purchase 82,220 shares of our common stock at an exercise price of $0.01 per share, 1,100,000 shares of our common stock at an exercise price of $0.05 per share, and 600,000 shares of our common stock at an exercise price of $0.66 per share. Under the last option, 200,000 additional shares vest on February 18, 2008 and February 18, 2009.

(5)	Mr. Grafe is a Director and owns 229,806 shares of our common stock and warrants to purchase 50,000 shares of our common stock at an exercise price of $1.50.

(6)	Mr. Maslow is a Director of Novint and is the CEO of Manhattan Scientifics which owns 1,658,859 shares of our common stock. Includes an option to purchase 100,000 vested shares at an exercise price of $0.66 per share. Under this option 50,000 shares vest on June 10 of each year until 2009. Also includes an option to purchase 750,000 vested shares at an exercise price of $0.90 per share. Under this option, 500,000 additional shares vest on December 31, 2007 and 250,000 shares on December 31, 2008.

(7)	Mr. Danielson’s address is P.O. Box 3462, Coeur D’Alene, Idaho 83816.

(8)	Includes warrants to purchase 1,025,000 shares of our common stock, 425,000 shares at an exercise price of $2.00 per share, 150,000 shares at an exercise price of $1.01 per share, and 450,000 shares at an exercise price of $1.00 per share. Also includes 1,881,818 shares held as trustee for the Zierman Living Trust and the Walter M. Zierman DDS PA Age-Weighted Profit Sharing Plan and Trust. Mr. Zierman’s address is 1058 Camino Manana, Santa Fe, New Mexico 87501.

(9)	Includes warrants to purchase 702,000 shares of our common stock at an exercise price of $2.00 per share. The address for RAB Special Situations (Master) Fund Limited (“RAB”) is P.O. Box 908GT, Walker House Mary Street, George Town, Cayman Islands. Mr. Benjamin Hill and Mr. Fraser McGee exercise shared voting and investment control over such shares.

(10)	Includes warrants to purchase 1,800,000 shares of our common stock at an exercise price of $1.50 per share. Inclusion of the warrant shares assumes the warrants will be exercisable within 60 days of May 22, 2007 based upon the filing and acceptance of the Amended and Restated Certificate of Incorporation with the State of Delaware within the same time period. The address for AIGH Investment Partners, LLC (“AIGH”) is 6006 Berkeley Avenue, Baltimore, Maryland 21209. Orin Hirschman is the managing member of AIGH and exercises sole voting and investment control over such shares.

(11)	Includes 900,000 shares of our common stock and warrants to purchase 900,000 shares of our common stock at an exercise price of $1.50 per share held by Globis Capital Partners, LP and 175,000 shares of our common stock and warrants to purchase 175,000 shares of our common stock at an exercise price of $1.50 per share held by Globis Overseas Fund, Ltd. Mr. Packer exercises sole voting and investment control over these shares. Also includes warrants to purchase 75,000 shares of our common stock at an exercise price of $1.50 per share held by Mr. Parker. Inclusion of the warrant shares assumes the warrants will be exercisable within 60 days of May 22, 2007 based upon the filing and acceptance of the Amended and Restated Certificate of Incorporation with the State of Delaware within the same time period. The address for Mr. Packer is 60 Broad Street, 38th floor, New York, New York 10004.
Description of Securities
General
     We are authorized to issue common shares (otherwise referred to as common stock) and Series A preferred shares (referred to as preferred shares). The total number of shares of common stock that we may issue is 50,000,000, with $0.01 par value per share. The total number of shares of preferred stock that we may issue is 4,000. Our board of directors has approved a form of amended and restated Certificate of Incorporation to be filed in the State of Delaware which will increase the total number of shares of common stock we may issue to 150,000,000 and will eliminate the authority to issue preferred shares. We anticipate filing such amended and restated Certificate of Incorporation and increasing our authorized capital shares on or about June 20, 2007, assuming our shareholders vote in favor of the proposal at our special meeting of shareholders scheduled for June 19, 2007. We currently have no preferred shares issued or outstanding and no plans to issue any such shares.
Common Stock
     The securities being offered by the selling shareholders are shares of our common stock. As of May 22, 2007 there were issued and outstanding 31,356,639 shares of common stock that were held of record by 235 shareholders.
     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock offered in this offering will be fully paid and not liable for further call or assessment.
     Please review our articles of incorporation, as amended, and bylaws, copies of which have been filed with the Securities and Exchange Commission, as well as the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of our shares.

Warrants
     As of May 22, 2007, there were outstanding warrants to purchase 9,900,000 shares of our common stock at an exercise price of $1.50 per share, which were issued in conjunction with the private unit offering we undertook in March and May 2007. These warrants will become exercisable upon the filing of our amended and restated certificate of incorporation in the State of Delaware, increasing our authorized common shares to 150,000,000 shares. If there is no effective registration statement registering the underlying shares these warrants contain cashless exercise provisions that allow the holder to exercise the warrant for a lesser number of shares of common stock in lieu of paying cash. The number of shares that would be issued in this case would be based upon the market price of the common stock at the time of the net exercise.
     As of May 22, 2007, there were also outstanding warrants to purchase 5,603,625 shares of our common stock at prices ranging from $0.25 to $2.00 per share.
     As of May 22, 2007, there were 15,503,625 shares of common stock reserved for issuance upon exercise of all outstanding warrants.
     The exercise price and the number of shares issuable upon exercise of all the foregoing warrants will be adjusted upon the occurrence of certain events, including reclassifications, reorganizations or combinations of the common stock. At all times that the warrants are outstanding, we will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.
Registration Rights
     Holders of certain shares and warrants for the purchase of common stock issued in 2004, 2005, 2006 and 2007 and prior to that time have registration rights. Except for the shares covered by this prospectus, such holders have either waived or deferred such rights as of the date hereof, or such securities were previously registered. In addition, we granted registration rights to persons who purchased units in our unit offering, described below.
Prior Offerings
     Unit Offering – March and May 2007
     On February 23, 2007, we entered into a Unit Subscription Agreement (the “Agreement”) with 42 investors (the “Purchasers”) pursuant to which we issued and sold a total of $9,580,000 of units, at a price of one dollar per unit. There were two closings on the unit sales – March 5, 2007 for $9,000,000 and May 11, 2007 for $580,000. Each unit consists of one share of common stock and one five-year warrant to purchase one share of common stock at an exercise price of $1.50. Accordingly, an aggregate of 9,580,000 shares of our common stock and warrants to purchase 9,580,000 shares of common stock were issued to investors (the “Financing”). The Financing terminated on May 11, 2007. As part of the terms of the Agreement, we entered into an Investor Rights Agreement with the Purchasers pursuant to which we agreed to file the registration statement of which this prospectus is a part, to register for resale the shares of common stock sold in the Financing, including the shares of common stock underlying the warrants. We have agreed not to grant any registration rights that are senior to the registration rights of the Purchasers for a period of two years from the closing date without the prior written consent of a majority of the Purchasers. In the event the registration statement of which this prospectus is a part shall not be effective prior to the time all the shares covered by this prospectus are sold, we may become subject to significant cash liabilities as liquidated damages to the selling shareholders.

     Common Stock and Warrant Offerings – 2005, 2006 and 2007
     During 2005, 2006 and 2007, we issued and sold an aggregate of 3,025,000 shares of common stock and warrants to purchase an aggregate of 2,667,400 shares of common stock. Of such warrants, 1,204,900 are exercisable at $1.00 per share, 500,000 are exercisable at $1.50 per share, and 962,500 are exercisable at $2.00 per share. We sold the common stock and warrants in a series of private placements for an aggregate purchase price of $3,025,000. The offerings were conducted between February 6, 2006 and February 1, 2007. In addition, we issued 25,000 warrants to purchase common stock at an exercise price of $1.00 to persons who acted as placement agents in those offerings.
     In connection with these offerings, we granted the subscribers and certain placement agents “piggy back” registration rights. 501,113 shares of common stock covered by this prospectus and 475,000 of shares of underlying warrants covered by this prospectus were sold in the 2005, 2006 and 2007 offerings and issued to the placement agents. All other holders of the common stock and warrants in the prior offerings waived their registration rights with respect to the registration statement of which this prospectus is a part.
Disclosure of Commission Position of Indemnification for Securities Act Liabilities
     As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our Certificate of Incorporation includes a provision that eliminates the personal liability of each of our directors for monetary damages for breach of such director’s fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.
     In addition, as permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that we may, in our discretion,
•	indemnify our directors, officers, employees and agents and persons serving in such capacities in other business enterprises at our request, to the fullest extent permitted by Delaware law, and

•	advance expenses, as incurred, to our directors and officers in connection with defending a proceeding.
     We may enter into indemnification agreements with each of our directors and officers that provide the maximum indemnity allowed to directors and officers by Section 145 of the Delaware General Corporation Law and the bylaws as well as certain additional procedural protections.
     The indemnification provisions in the bylaws and the indemnification agreements which we may enter into with our directors and officers may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act. However, insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us for expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

Where You Can Find More Information
     We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. The omitted information may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at Judiciary Plaza, 100 F Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance where reference is made to the copy of the document filed as an exhibit to the registration statement, each such statement is qualified in all respects by such reference. For further information with respect to our company and the securities being offered in this offering, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.
Experts
     AJ. Robbins, P.C., certified public accountants, audited our financial statements at December 31, 2006 and December 31, 2005, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statements in reliance on the report of AJ. Robbins, P.C., given on their authority as experts in accounting and auditing.
Legal Matters and Interests of Named Experts
     Richardson & Patel LLP has given us an opinion relating to the due issuance of the common stock being registered. The law firm of Richardson & Patel LLP or its various principals, counsel to us, owns 164,329 shares of our common stock and warrants to purchase 300,000 shares of our common stock at $0.25 per share, warrants to purchase 100,000 shares of our common stock at $1.00 per share, and warrants to purchase 63,225 shares of our common stock at $2.00 per share.
Transfer Agent
     Our transfer agent and registrar is Interwest Transfer Company, Inc., 1981 East 4800 South, Salt Lake City, Utah, 84117; telephone number: 801-272-9294.

AJ. ROBBINS, P.C.
CERTIFIED PUBLIC ACCOUNTANTS
216 SIXTEENTH STREET
SUITE 600
DENVER, COLORADO 80202
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Novint Technologies, Inc.
Albuquerque, New Mexico
We have audited the accompanying balance sheet of Novint Technologies, Inc. as of December 31, 2006, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Novint Technologies, Inc. as of December 31, 2006, and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005, in conformity with generally accepted accounting principles in the United States of America.
AJ. ROBBINS, P.C.
CERTIFIED PUBLIC ACCOUNTANTS
Denver, Colorado
March 5, 2007

Novint Technologies, Inc.
BALANCE SHEET

December 31, 2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$255,468
Prepaid expenses and other current assets	94,067
Deferred financing costs	54,354
Deposit on purchase of inventory	283,071

Total current assets	686,960

PROPERTY AND EQUIPMENT, NET	287,959
SOFTWARE DEVELOPMENT COSTS, NET	302,948
INTANGIBLE ASSETS, NET	97,748

Total assets	$1,375,615

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$464,883
Accrued payroll related liabilities	204,780
Accrued expenses	100,504
Accrued expenses — related parties	71,875
Billings in excess of costs and estimated earnings	5,500
Convertible Notes payable	358,081

Total current liabilities	1,205,623

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Conditionally redeemable convertible preferred stock, Series A: aggregate liquidation preferences, $100,000, $0.01 par value; 4,000 shares authorized, none issued and outstanding	—
Common stock, authorized 50,000,000 shares, $0.01 par value; 19,894,091 shares issued and outstanding	198,942
Additional paid-in capital	12,624,562
Accumulated deficit	(12,648,907)
Accumulated other comprehensive loss	(4,605)

Total stockholders’ equity	169,992

Total liabilities and stockholders’ equity	$1,375,615

The accompanying notes are an integral part of these financial statements.

Novint Technologies, Inc.
STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,	December 31,
	2006	2005
Revenue:
Project	$87,014	$331,752
Product	3,095	30,345

Total revenue	90,109	362,097

Cost of goods sold:
Project	63,402	168,038
Product	—	11,124

Total cost of goods sold	63,402	179,162

Gross profit	26,707	182,935

Operating expenses
Research and development	496,844	1,341,710
General and administrative	3,329,351	1,707,166
Depreciation and amortization	106,527	123,526
Sales and marketing	151,680	124,255

Total operating expenses	4,084,402	3,296,657

Loss from operations	(4,057,695)	(3,113,722)

Other (income) expense
Interest income	(176)	(3,023)
Interest expense	212,182	275,706
Loss on registration rights agreement	40,000	—

Net other expenses	252,006	272,683

Net loss	(4,309,701)	(3,386,405)

Preferred stock accretion	(170,974)	(29,606)

Net loss available to common stockholders	$(4,480,675)	$(3,416,011)

Loss per share, basic and diluted:
Net loss	$(0.24)	$(0.24)

Net loss available to common stockholders	$(0.25)	$(0.24)

Weighted-average common shares outstanding, basic and diluted	17,594,513	14,172,406

The accompanying notes are an integral part of these financial statements.

Novint Technologies, Inc.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
For the Years Ended December 31, 2006 and 2005

							Accumulated
	Conditionally Redeemable,				Additional		Other
	Convertible Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive	Unearned
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Loss	Compensation	Total
Balances, December 31, 2004	4,000	$246,720	13,795,814	$137,958	$5,942,975	$(4,752,221)	$(4,605)	$(746,980)	$577,127

Common stock issued to consultants for services	—	—	527,400	5,274	505,976	—	—	—	511,250
Options issued to employees for future services	—	—	—	—	68,000	—	—	(68,000)	—
Options issued to consultants for future services	—	—	—	—	74,407	—	—	—	74,407
Cancelled options for employees	—	—	—	—	(56,383)	—	—	56,383	—
Amortization of unearned compensation	—	—	—	—	—	—	—	195,699	195,699
Preferred stock accretion	—	29,606	—	—	—	(29,606)	—	—	(29,606)
Net loss	—	—	—	—	—	(3,386,405)	—	—	(3,386,405)

Balances, December 31, 2005	4,000	$276,326	14,323,214	$143,232	$6,534,975	$(8,168,232)	$(4,605)	$(562,898)	$(2,057,528)

Common stock sold for cash, net of offering costs of $14,500	—	—	2,525,000	25,250	2,485,250	—	—	—	2,510,500
Common stock issued to consultants for services	—	—	164,950	1,650	190,910	—	—	—	192,560
Common stock issued related to exercise of options	—	—	55,334	554	(524)	—	—	—	30
Common stock issued for repayment of notes payable	—	—	1,373,224	13,732	970,114	—	—	—	983,846
Common stock issued for settlement of accrued liabilities	—	—	1,005,069	10,051	657,814	—	—	—	667,865
Options issued to employees for services performed or to be performed	—	—	—	—	251,399	—	—	40,460	291,859
Options issued to consultants for services performed or to be performed	—	—	—	—	1,426,003	—	—	—	1,426,003
Reclassification of unearned compensation	—	—	—	—	(489,954)	—	—	522,438	32,484
Expense related to re-priced options	—	—	—	—	155,748	—	—	—	155,748
Preferred stock accretion	—	170,974	—	—	—	(170,974)	—	—	(170,974)
Preferred stock converted into common stock	(4,000)	(447,300)	447,300	4,473	442,827	—	—	—	447,300
Net loss	—	—	—	—	—	(4,309,701)	—	—	(4,309,701)

Balances, December 31, 2006	—	$—	19,894,091	$198,942	$12,624,562	$(12,648,907)	$(4,605)	$—	$169,992

The accompanying notes are an integral part of these financial statements.

Novint Technologies, Inc.
STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2006	2005
Cash flows from operating activities:
Net loss	$(4,309,701)	$(3,386,405)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	106,527	123,526
Common stock issued for services	192,560	511,250
Options issued to employees for services performed or to be peformed	324,343	—
Options issued to consultants for services	1,426,003	74,407
Expense related to re-priced options	155,748	—
Issuance of convertible notes payable for research and development	—	481,303
Amortization of unearned compensation	—	195,699
Changes in operating assets and liabilities:
Accounts receivable	75,140	(47,990)
Prepaid expenses	(85,886)	(156)
Deferred financing costs	(50,322)	(4,032)
Deposit on purchase of inventory	(283,071)	—
Accounts payable and accrued liabilities	591,056	41,107
Accrued interest	6,061	29,563
Accrued expenses related party	48,404	23,471
Costs and estimated earnings in excess of billings on contracts, net	—	3,271
Reserve for contract loss	—	(6,775)
Billings in excess of costs and estimated earnings on contracts, net	(7,170)	(47,185)

Net cash (used in) operating activities	(1,810,308)	(2,008,946)

Cash flows from (to) investing activities:
Intangible expenditures	(5,001)	—
Capital outlay for software development costs	(310,345)	—
Property and equipment acquisitions	(271,505)	(3,355)

Net cash provided by (used in) investing activities	(586,851)	(3,355)

Cash flows from (to) financing activities:
Proceeds from exercise of options	—	—
Proceeds from issuance of common stock	2,525,000	—
Offering costs	(14,500)	—
Proceeds from notes payable	340,000	725,000
Repayment of notes payable	(240,000)	—

Net cash provided by financing activities	2,610,500	725,000

Net increase (decrease) in cash and cash equivalents	213,341	(1,287,301)
Cash and cash equivalents at beginning of period	42,127	1,329,428

Cash and cash equivalents at end of period	$255,468	$42,127

Supplemental information:
Interest paid	$33,200	$—

Income taxes paid	$850	$850

Non-cash investing and financing activities:
Payment of notes payable with 1,373,224 shares of common stock	$983,846	$—

Payment of accrued liabilities with 1,005,069 shares of common stock	$667,839	$—

Conversion of 4,000 shares of preferred stock into 447,300 shares of common stock	$447,300	$—

Research and Development paid with Note Payable	$—	$481,303

Fair value accretion on conditionally redeemable, convertible preferred stock	$170,974	$29,606

The accompanying notes are an integral part of these financial statements.

NOVINT TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 1 — NATURE OF BUSINESS
Novint Technologies, Inc. (the “Company” or “Novint”) was originally incorporated in the State of New Mexico in April 1999. On February 26, 2002, the Company changed its state of incorporation to Delaware by merging with Novint Technologies, Inc., a Delaware corporation. This merger was accounted for as a reorganization of the Company. The Company currently is engaged in the development and sale of haptics (or computer touch) hardware, software, and services. The Company plans to expand into the consumer interactive gaming market. The Company’s operations are based in New Mexico with sales primarily to private entities and quasi-governmental agencies in the United States.
Managements Plans
As of December 31, 2006, the Company had total current assets of $686,960 and total current liabilities of $1,205,623, resulting in a working capital deficit of $518,663. As of December 31, 2006, the Company had cash and cash equivalents totaling $255,468. Our cash flow from operating activities for the year ended December 31, 2006 resulted in a deficit of $1,810,308. Cash flow from investing activities for the year ended December 31, 2006 resulted in a deficit of $586,851. Our cash flow from financing activities for the year ended December 31, 2006 resulted in surplus of $2,610,500. Overall, the Company’s cash flows for the year ended December 31, 2006, netted a surplus of $213,341. Subsequent to December 31, 2006 as further discussed in Note 14, the Company raised approximately $9,000,000 from the sale of shares of common stock with warrants through an equity agreement. The equity agreement allows for the sale of an additional $1,000,000 common stock and warrants prior to March 30, 2007 to a strategic investor. This recent equity raised subsequent to December 31, 2006 should allow the Company to further develop its haptics technology, and seek and develop strategic partnerships with game publishers and hardware manufacturers that will utilize the Company’s haptics technology. The Company believes that it has sufficient capital and existing equity financing arrangements, as result of the subsequent to December 31, 2006 equity raise, to sustain its operations beyond twelve months and execute its current business plans with respect to the haptics technology.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates
In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the fair value of the Company’s common stock and the fair value of options and warrants to purchase common stock, and depreciation and amortization.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with original maturities of three months or less at the date of purchase to be cash equivalents.

NOVINT TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Marketable Equity Securities
The Company classifies marketable equity securities as available-for-sale. Available-for-sale investments are recorded at fair value determined based on quoted market prices with unrealized gains and losses excluded from earnings and reported as a separate component of other comprehensive loss in the accompanying statements of operations. Declines in the fair value of available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Fair market values are based on quoted market prices. Realized gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method. Due to the immaterial amount of the marketable equity securities held by the Company at December 31, 2006, they have been reported as prepaid expenses and other current assets in the accompanying balance sheets. The Company did not record any change in the value of these marketable equity securities during the years ended December 31, 2006 or 2005.
Accounts Receivable/Concentration of Credit Risk
The Company utilizes the allowance method for accounts receivable valuation, providing for allowances for estimated uncollectible accounts receivable. The Company routinely assesses the financial strength of its customers as part of its consideration of accounts receivable collectibility by performing credit evaluations of customers. Trade receivables are not collateralized. The Company generally grants credit terms to most customers ranging from 30 to 90 days.
The Company’s financial instruments that are exposed to concentration of credit risk consist primarily of uninsured cash, cash equivalents held at commercial banks and institutions primarily in the United States, and trade receivables from the Company’s customers. The Company maintains all cash in bank accounts, which at times may exceed federally insured limits. The Company has not experienced a loss in such accounts. At December 31, 2006, the Company’s cash exceeded its financial institution fully insured depository amount by approximately $155,000.
For the years ended December 31, 2006 and 2005, the Company’s revenues were substantially attributable to a government agency headquartered in New Mexico and several government contractors located in the United States. Following is a summary of the Company’s customers with sales over 10%, and the percentage of these sales to total sales for the years ended December 31, 2006 and 2005:

	December 31,		December 31,
	2006	%	2005	%
Lockheed Martin Perry	$74,342	83	$206,065	57
Sandia National Laboratories	—		48,545	13
Aramco	12,672	14	77,142	21
Fair Value of Financial Instruments
The Company’s financial instruments, including cash and cash equivalents, accounts receivable, accrued liabilities, accounts payable and notes payable are carried at historical cost, which approximates their fair value because of the short-term maturities or repayment terms of these instruments. Marketable equity securities are carried at fair value.
Advertising Costs
Advertising is expensed as incurred. The Company did not incur advertising expense in 2006 and 2005.

NOVINT TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Software Development Costs
The Company accounts for its software development costs in accordance with Statement of Financial Accounting Standards (SFAS) Number 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. This statement requires that, once technological feasibility of a developing product has been established, all subsequent costs incurred in developing that product to a commercially acceptable level be capitalized and amortized ratably over the estimated life of the product, which is generally 5 years. The Company has capitalized software development costs in connection with its haptics technology beginning in 2005. Amortization is computed on the straight-line basis over the esimated life (5 years) of the haptics technology. As of December 31, 2006, the Company’s capitalized software development costs totaled $302,948 (net of $7,397 of accumulated amortization). The estimated annual amortization expense related to the capitalized software development cost is approximately $56,000 per year.
The Company follows Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which requires capitalization of certain costs incurred during the development of internal use software. Through December 31, 2006, capitalizable costs incurred have not been significant for any development projects. Accordingly, the Company has charged all costs to research and development expense in the periods incurred.
Property and Equipment
Property and equipment are stated at cost. Depreciation on property and equipment is calculated on a straight-line depreciation method over the estimated useful lives of the assets, which range from 3 to 5 years for software and computer equipment, and 5 years for office equipment. Repairs and maintenance costs are expensed as incurred. Depreciation expense was $24,686 and $49,359 for the years ended December 31, 2006 and 2005, respectively.
Intangible Assets
Intangible assets consist of licensing agreements $250,000 and patents $10,734, and are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the economic life of the assets, which range between 3 and 12 years. For the years ended December 31, 2006 and 2005, the Company recognized amortization expense of approximately $74,444 and $74,167, respectively, related to intangible assets.
The Company follows the provisions of SFAS 142, Goodwill and Other Intangible Assets. SFAS 142 requires intangible assets to be tested for impairment in accordance with SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which has been superseded by SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company performs a periodic review of its identified intangible assets to determine if facts and circumstances exist which indicate that the useful life is shorter than originally estimated or that the carrying amount of assets may not be recoverable. If such facts and circumstances exist, The Company assesses the recoverability of identified intangible assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over the remaining lives against the respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. After an impairment loss is recognized, the adjusted carrying amount shall be its new accounting basis. No impairment loss was recorded in 2006 or 2005.

NOVINT TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Annual amortization of intangible assets remaining at December 31, 2006, are as follows:

Year Ended December 31,
2007	$71,666
2008	2,500
2009	2,500
2010	2,500
2011 and after	18,582

Total	$97,748

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of
In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. No impairment loss was recorded in 2006 or 2005.
Revenue and Cost Recognition
The Company recognizes revenue from the sale of software products under the provisions of SOP 97-2, Software Revenue Recognition, as amended by SOP 98-4 and SOP 98-9. SOP 97-2 generally requires that revenue recognized from software arrangements be allocated to each element of the arrangement based on the relative vendor specific objective evidence of fair values of the elements, such as software products, upgrades, enhancements, post contract customer support, installation or training. Under SOP 97-2, if the determination of vendor specific objective evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence does exist or until all elements of the arrangement are delivered.
SOP 97-2 was amended in December 1998 by SOP 98-9, Modification of SOP 97-2 Software Revenue Recognition with Respect to Certain Transactions. SOP 98-9 clarified what constitutes vendor specific objective evidence of fair value and introduced the concept of the “residual method” for allocating revenue to elements in a multiple element arrangement.
The Company’s revenue recognition policy is as follows:
Project revenue consists of programming services provided to unrelated parties under fixed-price contracts. Revenues from fixed price programming contracts are recognized in accordance with SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, and Accounting Research Bulletin (ARB) 45, Long-Term Construction-Type Contracts, using the percentage-of-completion method, measured by the percentage of costs incurred to date compared with the total estimated costs for each contract. The Company accounts for these measurements in the accompanying balance sheets under costs and estimated earnings in excess of billings on contracts and billings in excess of costs and estimated earnings on contracts. Provisions for estimated losses on uncompleted contracts are made and recorded in the period in which the loss is identified.
Revenue from product sales relates to the sale of the Phantom haptics interface, which is a human-computer user interface (the Phantom). The Phantom allows the user to experience sensory information when using a computer and its handle and is the approximate size and shape of a writing instrument. Phantoms are manufactured by an unrelated party and are shipped directly to the customer.

NOVINT TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Emerging Issues Task Force (EITF) 00-10, Accounting for Shipping and Handling Fees and Costs, require amounts billed to a customer in a sales transaction related to shipping and handling, if any, to be classified and accounted for as revenues earned for the goods provided whereas shipping and handling costs incurred by a company are required to be classified as cost of sales. The Company’s costs associated with shipping product items to the Company’s customers are included in the Company’s Cost of Goods Sold. The Company does not charge a separate or additional fee for shipment to their customers, rather this fee is included in the price and, therefore, part of the Company’s product revenue. No provision for sales returns has been provided in these financial statements as the Company has never had a sales return.
EITF 01-14, Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred, requires reimbursements received for out-of-pocket expenses incurred while providing services to be characterized in the statements of operations as revenue. The Company’s out-of-pocket expenses incurred in connection with their project revenues are recognized in revenues based on a computed overhead rate that is included in their project labor costs to derive a project price.
In accordance with EITF 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, the Company recognizes its product sales on a gross basis. The Company is responsible for fulfillment, including the acceptability of the product ordered. The Company has risks and rewards of ownership such as the risk of loss for collection, delivery or returns. Title passes to the customer upon receipt of the product by the customer. In accordance with the Company’s agreement with its customer, further obligation is limited to the terms defined in its warranty.
The Company’s customers are provided a warranty from the Company’s supplier. This warranty guarantees that the supplier’s products shall be free from manufacturing defects. The supplier agrees to provide, free of charge, replacements for any components found to be defective within 1 year of delivery. The Company’s customers also have the option of purchasing a Maintenance Renewal, which extends the supplier’s warranty coverage for the following year. The Company’s supplier handles all administration and actual repairs provided for under the basic and renewal programs and, therefore, the Company has not recorded a warranty accrual. To date, the Company’s customers have not purchased a Maintenance Renewal.
Income Taxes
In accordance with SFAS 109, Accounting for Income Taxes, the Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
Loss per Common Share
Statement of Financial Accounting Standards No. 128, Earnings Per Share, (SFAS 128) provides for the calculation of “Basic” and “Diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period. All potentially dilutive securities have been excluded from the computations since they would be antidilutive. However, these dilutive securities could potentially dilute earnings per share in the future. As of December 31, 2006 and 2005, the Company had a total of 12,208,794 and 10,251,338, respectively, in potentially dilutive securities.

NOVINT TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Stock Based Compensation
On January 1, 2006, the Company adopted SFAS No. 123 (R) “Share-Based Payment” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to a Employee Stock Purchase Plan based on the estimated fair values.
The Company adopted SFAS No. 123(R) using the modified prospective transition method, which required the application of the accounting standard as of January 1, 2006. The accompanying consolidated financial statements as of and for the year ended December 31, 2006 reflect the impact of SFAS No. 123(R). In accordance with the modified prospective transition method, the Company’s accompanying consolidated financial statements for the prior periods have not been restated, and do not include the impact of SFAS No. 123(R). Stock based compensation expense recognized under SFAS No. 123(R) for the year ended December 31, 2006 totaled $324,343. Pro forma stock based compensation for the year ended December 31, 2005 totaled $332,008. The following table summarizes the pro forma effect for the year ended December 31, 2005:

December 31,
2005
Net loss available to common shareholders, as reported	$(3,416,011)
Add: Stock-based employee compensation expense included in reported net income	195,699
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards	(332,008)

Pro forma net loss available to common shareholders	$(3,552,320)

Loss available to common shareholders per share, basic and diluted:
As reported	$(0.24)
Pro forma	$(0.25)
In calculating the fair value of options for the above pro forma disclosure, the following assumptions were used for stock options issued during the years of 2005: fair market value of $1.00 per share, risk-free rates ranged from 1.73% to 3.66%, volatility of the options ranged from 73% to 91%, estimated lives of 3 to 10 years and exercise prices ranged from $0.50 to $0.66 per share. In calculating the fair value of options for stock based compensation recognized under SFAS No. 123(R), the following assumptions were used for stock options issued during the year of 2006: closing price of the common stock at the date of grant, risk-free rates ranged from 5.15% to 5.25%, volatility of the options ranged from 141% to 146%, estimated lives of 3 to 10 years and exercise prices ranged from $0.90 to $1.20 per share.
Research and Development
Research and development costs are expensed as incurred and amounted to $496,844 and $1,341,710 for the years ended December 31, 2006 and 2005, respectively.
Recent Accounting Pronouncements
In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that we recognize in our financial statements the benefit of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 become effective as of the beginning of our 2008 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact that FIN 48 will have on our financial statements.

NOVINT TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (FAS 157), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of FAS 157 become effective as of the beginning of our 2008fiscal year. The Company is currently evaluating the impact that FAS 157 will have on our financial statements.
In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108), which addresses how to quantify the effect of financial statement errors. The provisions of SAB 108 become effective as of the end of our 2007 fiscal year. The Company does not expect the adoption of SAB 108 to have a significant impact on our financial statements.
In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (FAS 159). FAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The provisions of FAS 159 become effective as of the beginning of our 2009 fiscal year. The Company is currently evaluating the impact that FAS 159 will have on our financial statements.
In December 2006, the FASB issued FSP EITF 00-19-2, “Accounting for Registration Payment Arrangements.” This FASB Staff Position (“FSP”) addresses an issuer’s accounting for registration payment arrangements. This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies . The guidance in this FSP amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities , and No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity , and FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others , to include scope exceptions for registration payment arrangements. This FSP further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles (“GAAP”) without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This FSP is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the date of issuance of this FSP. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of this FSP, this guidance shall be effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. Early adoption of this FSP for interim or annual periods for which financial statements or interim reports have not been issued is permitted. The Company has chosen to adopt this FSP early. See note 11 for effect of the adoption of this pronouncement.
Reclassifications
Certain reclassifications have been made to the 2005 balances in order to conform to the 2006 presentation.

NOVINT TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 3 — MARKETABLE EQUITY SECURITIES
At December 31, 2006, the Company held 8,284 shares of Manhattan Scientifics, Inc. (Manhattan) common stock.
As of December 31, 2006, the marketable equity securities had an original cost of $5,102, gross unrealized losses of $4,605 and a fair value of $497. There have been no substantial changes in the fair value of such securities during 2006. The Company’s marketable equity securities are carried at fair value and are included in prepaid and other current assets in the accompanying financial statements.
There were no sales of marketable securities during the years ended December 31, 2006 or 2005.
NOTE 4 — COSTS AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS ON CONTRACTS AND BILLINGS IN EXCESS OF COSTS AND ESTIMATED EARNINGS ON CONTRACTS
     Costs and estimated earnings in excess of billings on contracts consisted of the following at:

December 31,
2006
Costs and estimated earnings incurred on uncompleted contracts	$—

Billings on uncompleted contracts	—

Costs and estimated earnings in excess of billings on uncompleted contracts	$—

     Billings in excess of costs and estimated earnings on contracts consisted of the following at:

December 31,
2006
Billings on uncompleted contracts	$(73,744)
Costs and estimated earnings incurred on uncompleted contracts	68,244

Billings in excess of costs and estimated earnings on uncompleted contracts	$(5.500)

NOTE 5 — INTANGIBLE ASSETS
     Intangible assets consisted of the following at:

December 31,
2006
Licensing agreements	$250,000
Patent	10,734
Less accumulated amortization	(162,986)

$97,748

NOTE 6 — NOTES PAYABLE
During the year ended December 31, 2005, management executed a number of bridge loans. The first loan for $200,000 has an original due date of March 7, 2006 and a stated interest rate of 20% or $20,000 for the first six months outstanding. The note has the option to extend for one year under certain conditions with an interest rate of 12%. These conditions have been met and the due date of this note was September 8, 2006. As of September 30, 2006, this note has been fully satisfied. The remaining bridge loans ranged from $15,000 to $450,000. These notes were originally due one year from the date of issuance at a stated interest rate of 12%. During the nine months ended September 30, 2006, $825,000 of outstanding principal balance and $35,624 of accrued interest was settled through issuance of 1,250,002 shares of the Company’s common stock.

NOVINT TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 6 — NOTES PAYABLE (Continued)
The balances on these notes were paid for with Novint stock. As of September 30, 2006, the $825,000 loans plus accrued interest were paid.
NOTE 7 — CONVERTIBLE NOTES PAYABLE
On March 22, 2005, the Company executed a convertible promissory note in the amount of $123,222 to Lunar Design for the costs incurred during January 2005 associated with contracted research and development efforts. The terms of the promissory note include payment due March 22, 2006, in part or in whole in cash during the time prior to maturity date. In accordance with the agreement, since the promissory note was not paid in full in cash at the promissory note’s maturity date, during the second quarter of 2006, the Company converted the unpaid balance of the note into 123,222 shares of the Company’s common stock which equated to the price per share equal to the last sale price of the Company’s common stock on the maturity date, or on the last business day prior to the maturity date.
During 2005, the Company executed additional convertible promissory notes in the amount of $358,081 to Lunar Design for the costs incurred during 2005 associated with contracted research and development efforts. The promissory notes are non-interest bearing, passed their maturity dates (maturity dates varying throughout 2006) and are currently due on demand. If the promissory notes were not paid in full in cash at the promissory notes’ maturity date, the Company will convert the unpaid balance of the note into shares of the Company’s common stock at the price per share equal to the last sale price of the Company’s common stock on the maturity date, or on the last business day prior to the maturity date. As of December 31, 2006, there were no conversion related to any of these amounts and the Company is currently negotiating repayment terms on such promissory notes.
NOTE 8 — INCOME TAXES
A reconciliation of income tax expense using the statutory federal and state income tax rates is as follows for the years ended December 31:

	2006	2005
Income tax benefit at statutory rate	$(1,463,000)	$(1,151,000)
State income taxes	(207,000)	(163,000)
Increase in valuation allowance	1,670,000	1,314,000

Income tax expense	$—	$—

Deferred income taxes reflect the tax consequences on future years for differences between the tax basis of assets and liabilities and their basis for financial reporting purposes. Temporary differences giving rise to the current deferred tax asset and liability primarily relate to accrual-to-cash adjustments as the Company follows the accrual basis of accounting for financial reporting but the cash basis for tax purposes. The other major temporary timing differences giving rise to the non-current deferred tax asset are net operating loss carryforwards. The temporary differences giving rise to the non-current deferred tax liability consist of the software costs that have been capitalized for financial reporting purposes but are deductible for tax reporting purposes.

NOVINT TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 8 — INCOME TAXES (Continued)
Deferred income taxes reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their basis for financial reporting purposes. Deferred tax assets and liabilities are as follows:

	2006	2005
Net operating loss carryforwards	$3,906,000	$2,795,000
Accrual-to-cash adjustment	249,000	320,000
Options granted for services	859,000	105,000
Other	18,000	23,000
Software capitalized for books	(120,000)	—
Valuation allowance	(4,912,000)	(3,243,000)

	$—	$—

As a result of the significant net losses incurred since inception and the likelihood of being able to utilize these losses is not presently determinable, the Company has recorded a valuation allowance to fully reserve its net deferred tax asset.
At December 31, 2006, the Company has available unused state and federal operating loss carryforwards of approximately $8.8 million for federal taxes and $7.2 million for state taxes that may provide future tax benefits, expiring between 2006 and 2010 for state taxes and 2020 through 2026 for federal taxes, as follows:

	Federal	State
NOL carryforward expiration:
2007	$—	$408,177
2008	—	562,930
2009	—	726,425
2010	—	3,068,623
2011	—	2,429,700
Thereafter	8,824,000	—

	$8,824,000	$7,195,855

NOTE 9 — GENERAL AND ADMINISTRATIVE EXPENSE BREAKOUT
The breakout by major category (categories greater than 5% of the 2006 and 2005, total general and administrative expense balance) are listed below for the respective years ended December 31:

	2006	2005
Consultant and employee compensation	$1,637,674	$1,141,213
Professional fees	1,465,253	378,606
Insurance	98,594	84,429
Remaining (accounts not greater than 5%)	127,830	102,918

	$3,329,351	$1,707,166

NOVINT TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 10 — COMMITMENTS AND CONTINGENCIES
From time to time, in the normal course of business, the Company is subject to routine litigation incidental to its business. Although there can be no assurances as to the ultimate disposition of any such matters, it is the opinion of management, based upon the information available at this time, that there are no matters, individually or in the aggregate, that will have a material adverse effect on the results of operations and financial condition of the Company.
The Company has a licensing agreement with Sandia National Laboratories (“Sandia”), which initially developed Flight, the precursor to e-TouchTM (the technology) and employed the Company’s founder. The licensing agreement provides the Company the right to utilize the technology exclusively for a period of 12 years (expiring in 2011) and non-exclusively in perpetuity and places certain restrictions on its use as well as requires the Company to pay a 1.5 percent royalty fees to Sandia in connection with any income earned based upon the technology. Additionally, under the original agreement, the Company is obligated to pay to Sandia on a semi-annual basis annual minimum earned royalties of $6,000 in 2001, $14,000 in 2002, $24,000 in 2003 and $30,000 from 2004 through 2011. The agreement was amended on June 29, 2005, modifying the royalty payment terms such that the Company will pay royalties of $40,000 for 2001 and 2002, $24,000 in 2003, 30,000 shares of the Company’s Common Stock in 2004, and $30,000 for 2005. Novint had paid all cash amounts due and issued the agreed shares of common stock for its obligations up through December 31, 2006. The Company anticipates any future amounts due to Sandia will approximate $30,000 per year as it relates to the royalty payment terms.
The Sandia agreement also allows for sublicensure of the technology to others, which was provided to Manhattan Scientifics, Inc. (Manhattan), one of the Company’s shareholders, under an agreement dated June 24, 2000. This agreement was superseded by the Final License and Royalty Agreement dated May 16, 2001, through which, Manhattan acquired all of the shares of Teneo. Manhattan then entered into an agreement with the Company concerning Teneo’s intellectual property. The agreement between the Company and Manhattan, also dated May 16, 2001, grants an exclusive right to all of the intellectual property previously held by Teneo and grants Manhattan an exclusive right to all Novint intellectual property within a particular Field of Use.
Under this agreement, Novint is entitled to a 5% royalty on net revenues derived from such sublicense. Any previous agreements granting the Company’s intellectual property to Manhattan were superseded.
From the date of the agreement through December 31, 2006, the Company had not earned or received royalties associated with this agreement.
The Company has an agreement with Lunar Design, a product design firm, to design and develop its haptics game controller. The current statement of work outlines the delivery of a final prototype in August 2005 as well as provides for additional projects as agreed to by the parties through 2006. The prototype was delivered in October 2005. In addition, Lunar Design will provide support for the Company’s manufacturing partner for design problems or other trade-offs encountered in creating the manufacturing prototype. Lunar Design has agreed to accept payment in the form of cash, promissory note or Novint common stock. At December 31, 2006, the Company has recorded accounts payable in the accompanying balance sheet due to Lunar Design of $354,820 and convertible notes payable in the amount of $358,081, see Note 6. In 2005, such costs were expensed as research and development expenses. In 2006, $250,129 was capitalized as of software development costs. The Company does not anticipate any further work with regards to this agreement. Any future work provided by Lunar Design will be new work outside of this agreement.

NOVINT TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 10 — COMMITMENTS AND CONTINGENCIES (Continued)
On January 5, 2004, the Company entered into an exclusive Intellectual Property License Agreement (Agreement) with Force Dimension, a company in the haptics hardware technologies and products field. The Agreement provides the Company with a sublicense to a hardware patent and an assignment of a pending patent from Force Dimension. The Agreement, in turn, provides Force Dimension a security interest and a general lien in the assigned patent as well as an irrevocable, exclusive license in the patent that has been assigned to the Company. On May 10, 2005, the Company amended its contract with Force Dimension, Inc. to provide for: a license fee in the amount of $15,000 due on the effective date; the payment of a milestone payment in the amount of $50,000 within ten days of the contract amendment’s effective date; a license fee in the amount of $50,000 within 30 days of the Company’s IPO; and a support and license fee in the amount of $455,000 due no later than January 5, 2006, for all technical and support services rendered to the Company during such time period for total payments of $620,000.
In addition, the Company was to issue 250,000 shares of the Company’s common stock within 30 days of the contract amendment’s effective date as consideration for extending the payment terms of the agreement. These shares of stock were issued to Force Dimension on May 12, 2005, and have been accounted for as a financing cost related to a modification of Novint’s payment terms. The fair value of the stock issued is $250,000 and is reflected as interest expense in the amount of $245,968 for the year ended December 31, 2005, and $4,032 for the year ended December 31, 2006.
During the year ended December 31, 2004, the Company paid $15,000 to Force Dimensions for the license fee in the amount of $15,000 due on the effective date. During 2005, Novint paid $140,000 to Force Dimension, representing a portion of the $50,000 milestone payment originally due to Force Dimension upon or before Novint’s receipt of the Second Deliverable as described in the original agreement, the $50,000 milestone payment due on the amendment’s effective date, and $50,000 representing a portion of the licensing fees due. The Second Deliverable was received by Novint on December 30, 2004. The remaining amount of $465,000 due to Force Dimensions was recorded as accrued research and development liabilities as of December 31, 2005 then completely settled in March 2006 through issuance of 607,500 shares of common stock.
The Agreement requires Novint to pay up to $15 million to Force Dimension, including the amounts above, on a per unit of Licensed Product basis for license fees, royalties and a percentage of product sales after the product becomes technologically feasible. In addition, Novint is entitled to 5% license fees/royalties for any licensed products sold related to the sublicense granted to Force Dimension by Novint. Novint has not recorded any fees related to such arrangement. This Agreement shall terminate upon Novint’s payment in total of $15,000,000 to Force Dimension and payment in full of any other obligations arising pursuant to the terms and conditions of this Agreement.
The Company has a perpetual employment agreement with the CEO. Under such agreement, he is entitled to an annual base salary of $150,000 per year and cash bonus to be determined by the Company, is subject to confidentiality provisions and is entitled to a severance of one year base salary if he is terminated by the Company without cause.
The Company also has a perpetual employment agreement with the CTO. Under such agreement, he was originally granted options to purchase 400,000 shares of the Company’s common stock, but options to purchase 200,000 shares were cancelled. He is entitled to an annual base salary of $155,000 per year and cash bonus to be determined by the Company, is subject to confidentiality provisions and is entitled to a severance of two months base salary if he is terminated by the Company without cause.

NOVINT TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 10 — COMMITMENTS AND CONTINGENCIES (Continued)
Effective May 1, 2006, the Company entered into negotiations for a consultant agreement with AF Double Eagle (“Consultant”) whereby Consultant will become a full time employee of the Company approximately 6 months after the effective date of the agreement. The Company and Consultant may transition to Consultant becoming a full time employee earlier upon mutual consent. In accordance with the agreement, Consultant will assist the Company in revenue generation, strategic partnering, strategic planning, funding process and general corporate operations.
Compensation arrangements to the consultant are as follows:
Cash compensation — The Company will pay Consultant $10,000 at the beginning of each month as compensation for these services.
Equity compensation — Subject to applicable laws, and the Company’s stock option plan, and consistent with the Company’s usual option grant terms, The Company will grant to Consultant options to purchase 1,213,930 shares of the Company’s common stock. The options shall have an exercise price of $1.00 per share, and shall be exercisable for 7 years from the date of grant. These options were granted to Consultant on May 1, 2006, and the Company calculated the initial value of the options using the Black-Scholes model based on the following assumptions: a risk-free rate of 5.15%, volatility of 137%, estimated life of 10 years and a fair market value of $1.40 per share.
If the Company sells shares of its common stock in a sale or sales cumulating at least $3,000,000 net proceeds to the Company before May 1, 2007, and the average per share price of such sale or sales (the “Average Price”) is less than $1.00, then the Company shall issue additional options on substantially the same terms, such that the total number of options, including previous options plus newly issued options, times the Average Price equals $1,213,930.
The options shall initially be unvested. The Company, Consultant, and Foley anticipate that vesting of options will continue in connection with employment. If such employment is not entered for any or no reason, then any options unvested at the termination of this Agreement shall be forfeited to the Company.
Option Group A. Options equal to 5/7th’s of consultant’s total number of options shall vest monthly over five years, with the first such installment vesting June 1, 2006. If at any time the number of options vested shall be determined, the number vested according to the preceding monthly installment schedule shall be rounded to the nearest whole number of options.
Option Group B. Options equal to 1/7th of consultant’s total number of options shall vest on the close of a sale of equity in the Company to a Consultant Source totaling not less than $1,000,000 net proceeds to the Company, or on the vesting of Option Group C, whichever first occurs. A “Consultant Source” is a party that Consultant first introduces to the Company (i.e., the Company had no relationship with the party prior to Consultant’s introduction), and who purchases equity in the Company in a transaction in which Consultant actively participates in communications and negotiations, and who purchase equity in the Company prior to the termination of this Agreement. If on May 1, 2009, this condition has not been met, and this Agreement has not been terminated, then Option Group B shall vest on May 1, 2009.
Option Group C. Options equal to 1/7th of consultant’s total number of options shall vest on the date that The Company’s cumulative product sales total either (a) 100,000 units of Falcon interface units (not including end effectors or other accessories sold apart from a base unit) or (b) $20,000,000 in revenue to The Company. If on May 1, 2009, this condition has not been met, and this Agreement has not been terminated, then Option Group C shall vest on May 1, 2009.
Bonus compensation — The Company will pay to Consultant an amount equal to 4% of the net proceeds to the Company of any sale of equity to a Consultant Source closing before the termination of this Agreement.

NOVINT TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 10 — COMMITMENTS AND CONTINGENCIES (Continued)
The Company will pay to Consultant an amount equal to 20% of the gross revenue to the Company of any Consultant Sales, where Consultant Sales are sales of the Company products to parties that were first introduced to the Company by Consultant but only for so long as Consultant is actively promoting and driving sales to the party and actively managing the relationship with the party.
Although this consulting agreement has not been signed, the Company has paid and continues to pay Consultant under the terms of the agreement and the options were considered granted May 1, 2006.
NOTE 11 — STOCKHOLDERS’ EQUITY
Common Stock and Warrants Sold with Conditional Exercise Price Adjustment
In April 2006, the Company sold 500,000 shares of common stock and 250,000 warrants to purchase common stock to an unrelated party for $500,000. The warrants have an exercise price per share of $2.00. The purchase price of the common stock is subject to adjustment as follows: In the event, that after the date of the agreement, the Company shall complete an offering of securities on or before April 1, 2007 which results in gross proceeds to the Company of not less than $3,000,000, and if such offering is conducted at a price per share of common stock of $1.11 per share or less, then, the purchase price per share of common stock shall be automatically adjusted to equal 90% of the issue price.
In August 2006, the Company sold 1,000,000 shares of common stock and 500,000 warrants to purchase common stock to an unrelated parties for $1,000,000. The warrants have an exercise price per share of $2.00. The purchase price of the common stock is subject to adjustment as follows: In the event, that after the date of the agreement, the Company shall complete an offering of securities on or before April 1, 2007 which results in gross proceeds to the Company of not less than $3,000,000, and if such offering is conducted at a price per share of common stock of $1.11 per share or less, then, the purchase price per share of common stock shall be automatically adjusted to equal 90% of the issue price.
In September 2006, the Company sold 280,000 shares of common stock and 140,000 warrants to purchase common stock to an unrelated party for $280,000. The warrants have an exercise price per share of $2.00. The purchase price of the common stock is subject to adjustment as follows: In the event, that after the date of the agreement, the Company shall complete an offering of securities on or before April 1, 2007 which results in gross proceeds to the Company of not less than $3,000,000, and if such offering is conducted at a price per share of common stock of $1.11 per share or less, then, the purchase price per share of common stock shall be automatically adjusted to equal 90% of the issue price.
Common Stock and Warrants Sold with Registration Rights
Included in the 1,000,000 shares of common stock and 500,000 warrants sold in August 2006 as discussed previously, 250,000 shares of common stock and 125,000 warrants includes a provision for registration rights. As part of the private placement, the Company agreed to register the shares of common stock sold in the placement. The agreement requires the Company to file a registration statement within 120 days of the closing and to have the registration statement declared effective within 240 days of the closing. If the Company does not file a registration statement within 120 days of the closing, the Company must pay a monthly pro rated penalty in common stock of 1% of the number of shares sold, but in no event beyond 240 days of the closing. If the Company fails to have the registration statement declared effective within 240 days of the closing, the Company must pay a prorated monthly penalty in common stock of 3% of the number of shares sold, but in no event after one year. The Company has not filed a registration statement covering these shares and accordingly the registration statement has not been declared effective. Management does not believe it will file the registration statement in the near future nor will it be declared effective within 240 days of the closing.

NOVINT TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 11 — STOCKHOLDERS’ EQUITY (Continued)
In accordance with FSP EITF 00-19-2, on the date of the private placement, the Company reviewed the terms of the registration rights agreements and as of that date, the Company believed they would meet all of the required deadlines under the agreement. As a result, the Company did not record any liability associated with the registration rights agreement. The Company has yet to file the registration statement and now believes that the registration statement covering the shares issued in the private placement will not be declared effective within the 240 day requirement. As a result the Company has determined that it is probable that the Company will be required to pay the full amount of the penalty. The full amount of the penalty would result in 10,000 shares of common stock under the first default and 30,000 shares under the second default. The Company has accrued $40,000 for these shares. Subsequent to year end, the Company issued 40,000 shares to the investor.
Conditionally Redeemable, Convertible Preferred Stock
On April 20, 2000, in connection with the license agreement with Sandia, the Company issued all 4,000 authorized shares of Series A conditionally redeemable, convertible preferred stock at $25.00 per share. The preferred stock was convertible into fully paid and non-assessable common stock as follows: at the holder’s option based on the conversion price in effect on the conversion date or automatically upon the closing of an IPO, which would result in 447,300 shares of common stock. The conversion price shall be (i) the subscription price ($100,000 when expressed as an aggregate amount or $25.00 per share when expressed on a per-share basis) divided by (ii) the conversion price in effect on the conversion date. Additionally, the Company is obligated to redeem the preferred shares, if there is no IPO or initial sale within 10 years from the issue date.
In connection with the effectiveness of the Company’s registration statement, on February 6, 2006 the Company issued 447,300 shares of common stock to Sandia for the conversion of the preferred stock in accordance with the agreement.
Accordingly, the Company accreted the fair value of the common stock conversion to retained earnings through the conversion date of February 6, 2006. When the Company was approved for public filing, it recognized an additional charge of $170,974 to retained earnings of the converted shares at the fair value as compared to the IPO price. The fair value of the stock on February 6, 2006 was estimated to be $1.00 per share.
Stock Options
In March 2004, the Board of Directors approved the adoption of the 2004 Stock Incentive Plan which was then amended in February 2007 increasing the number of shares of common stock reserved under this from 3,500,000 shares to 7,500,000 shares. The Company has issued options to purchase shares of common stock to employees and various consultants for payment of services.

NOVINT TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 11 — STOCKHOLDERS’ EQUITY (Continued)
Option activity during the years ended December 31, 2006 and 2005, is summarized in the following table:

			Weighted-Average
	Shares Under Option	Price per Share	Exercise Price
Options outstanding at 12/31/04	7,930,538	$0.01-$0.66	$0.28
Granted	238,636	$0.66	$0.66
Exercised	—	—	$—
Canceled	(158,333)	$0.66	$—

Options outstanding at 12/31/05	8,010,841	$0.01—$0.66	$0.26
Granted	3,469,763	$0.90—$1.20	$0.96
Exercised	(58,505)	$0.01—$0.66	$0.07
Canceled	(5,000)	$0.66	$0.66

Options outstanding at 12/31/06	11,417,099	$0.01—$1.20	$0.47

Exercisable at 12/31/05	5,705,174	$0.01—$0.66	$0.12
Exercisable at 12/31/06	6,525,169	$0.01—$1.01	$0.22
The following summarizes certain information regarding outstanding options December 31, 2006:

	Outstanding			Exercisable
			Weighted
			Average
		Weighted-	Remaining		Weighted
Exercise		Average	Contractual		Average
Price	Number	Exercise Price	Life (years)	Number	Exercise Price
$0.01	284,911	$0.01	1.55	284,911	$0.01
$0.05	4,600,000	$0.05	5.46	4,600,000	$0.05
$0.50	11,364	$0.50	6.63	11,364	$0.50
$0.66	3,126,894	$0.66	7.47	1,328,894	$0.66
$0.90	1,500,000	$0.90	9.92	—	$0.90
$1.00	1,463,930	$1.00	9.30	—	$1.00
$1.01	380,000	$1.01	9.71	300,000	$1.01
$1.20	50,000	$1.20	9.75	—	$1.20
Total	11,417,099	$0.49	7.15	6,525,169	$0.22

NOTE 12 — OPTIONS AND WARRANTS
Options
During the years ended December 31, 2006 and 2005, respectively, the Company recognized compensation expense of $562,898 and $195,699, respectively, of deferred compensation related to options issued to employees in current and prior years.
In January 2005, the Company granted 75,000 options to an employee at an exercise price of $0.66 per share. These options have annual vesting periods over 5 years. Unearned compensation of $25,500 was recorded at the measurement date and will be amortized ratably over the vesting period. For the year ended December 31, 2005, $5,100 was recognized as compensation.

NOVINT TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 12 — OPTIONS AND WARRANTS (Continued)
In January 2005, the Company granted 10,000 options to an advisory board member at an exercise price of $0.66. Expense recorded in connection with these options totaled approximately $2,580 for the year ended December 31, 2005. These options have a semi-annual vesting period over 4 years. At December 31, 2005, The Company calculated the value of these options using the Black-Scholes model based on the following assumptions: a risk-free rate of 4.29 volatility of 41%, estimated life of 10 years and a fair market value of $1.00 per share. The following assumptions were used in calculating the initial fair value of these options: risk-free rate of 4.24%, volatility of 73%, contractual term of 10 years, exercise price of $0.66 per share and fair market value of $1.00 per share.
In March 2005, the Company granted 100,000 options to an employee at an exercise price of $0.66 per share. These options have annual vesting periods over 5 years. These options had intrinsic value because the exercise price of $0.66 per share was less than the fair market value of $1.00 per share. Unearned compensation of $34,000 was recorded at the measurement date and will be amortized ratably over the vesting period. For the year ended December, 2005, $12,467 was recognized as compensation.
In May 2005, the Company granted 28,636 non-qualified options to purchase Company stock to certain related parties and consultants at an exercise price of $.66 per share for services rendered during the second quarter of 2005. The options vest immediately upon issuance. The following assumptions were used in calculating the initial fair value of these options: risk-free rate of 3.94%, volatility of 57%, contractual term of 10 years, exercise price of $0.66 per share and fair market value of $1.00 per share. Expense recorded in connection with these options totaled approximately $16,409 for the year ended December 31, 2005.
On May 5, 2005, the Company granted 25,000 options to purchase Company stock to an employee for services rendered during the second quarter of 2005. These options had intrinsic value because the exercise price of $0.66 per share was less than the fair market value of $1.00 per share. These options vest immediately. For the year ended December, 2005, $8,500 was recognized as compensation.
Warrants
A summary of the status of the total number of warrants as of December 31, 2006 and 2005, respectively, and changes during the periods then ended is presented in the tables below:

	December 31, 2006		December 31, 2005
		Wtd Avg		Wtd Avg
	Shares	Ex Price	Shares	Ex Price
Outstanding at beginning of year	3,442,900	$1.37	3,442,900	$1.37
Granted	2,545,625	1.41	—	—
Exercised	(—)	—	(—)	—
Forfeited	(304,900)	1.00	(—)	—
Outstanding at end of year	5,683,625	1.27	3,442,900	1.37

Exercisable at end of year	5,683,625	1.40	2,888,000	1.31

Weighted average fair value of warrants granted	$1.46		$1.99

NOVINT TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 12 — OPTIONS AND WARRANTS (Continued)
A summary of outstanding warrants as of December 31, 2006, the range of exercise prices, the weighted-average exercise price, the weighted-average remaining contractual life, the amount of warrants currently exercisable and the weighted-average exercise price of warrants currently exercisable is as follows:

	Warrants Outstanding			Warrants Exercisable
		Weighted-
		Average	Weighted-		Weighted-
	Number	Remaining	Average	Number	Average
Range of	Outstanding at	Contractual	Exercise	Exercisable	Exercise
Exercise Prices	12/31/2006	Life	Price	at 12/31/2006	Price
$0.00 to $0.25	600,000	7.88 years	$0.25	600,000	$0.25
$0.26 to $0.50	135,000	7.85	0.50	135,000	0.50
$0.51 to $1.00	2,043,400	4.49	0.96	2,043,400	0.96
$1.01 to $2.00	2,905,225	3.13	1.98	2,905,225	1.98

$0.00 to $2.00	5,683,625			5,683,625

During the year ended December 31, 2004, the Company committed to issue 304,900 warrants in connection with an overallotment agreement with a consulting group for private placement services. The warrants will have an exercise price of $1.00 per share and will have a six-month term. The date of issue will be coincident with the date of the Company’s IPO. As the Company was currently undergoing IPO procedures and did not know of its IPO date, these warrants were not deemed outstanding as of December 31, 2005. Concurrent with the effectiveness of the Company’s registration statement on February 6, 2006, the warrants were granted. As of December 31, 2006, these warrants were not exercised and have since expired.
NOTE 13 — RELATED PARTIES
On February 18, 2004, the Company granted to a significant shareholder for future services 125,000 options to purchase common stock at an exercise price of $0.66 per share. The options have a 5-year annual vesting provision. Options granted to consultants are valued each reporting period to determine the amount to be recorded as consultant expense in the respective period. As the options vest, they will be valued one last time on the vesting date and an adjustment will be recorded for the difference between the value already recorded and the current value on date of vesting. At December 31, 2006, the Company calculated the value of the options using the Black-Scholes model based on the following assumptions: a risk-free rate of 5.15%, volatility of 146%, estimated life of 10 years and a fair market value of $1.05 per share. At March 31, 2004, the Company calculated the initial value of the options using the Black-Scholes model based on the following assumptions: a risk-free rate of 4.05%, volatility of 91%, estimated life of 10 years and a fair market value of $1.00 per share. The vesting schedule is prorated over the reporting period, and $26,690 and $17,375, respectively, was recorded as consultant expense during the years ended December 31, 2006 and 2005.
In March 2004, Normandie New Mexico Corporation, which is owned by Manhattan Scientifics, Inc.’s Chief Executive Officer (CEO), who is also a member of the Company’s Board of Directors, entered into an agreement with the Company to provide consulting services in relation to business development and marketing support. Fees per the agreement are $6,250 per month. For the years ended December 31, 2006 and 2005, the Company had paid $9,375 and $68,750, respectively, for these services. As of December 31, 2006, the Company owed $71,875 to Normandie New Mexico under the agreement.
On April 1, 2004, the Company committed to issue 250,000 shares of common stock at $1.00 per share to Manhattan’s Chief Operating Officer (COO) for future consulting services. Vesting terms are as follows: 50,000 shares per quarter as long as the COO is still providing services to the Company, up to a total of 250,000 shares, beginning April 1, 2004. As of the year ended December 31, 2005, all shares vested, and the Company recognized $100,000 in consulting expense for a cumulative total of $250,000 to date related to this issuance.

NOVINT TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 13 — RELATED PARTIES (Continued)
On June 10, 2004, the Company granted 250,000 options to purchase common stock to one of the members of the Company’s Board of Directors for future consulting services at an exercise price of $0.66 per share. The options have a 5-year annual vesting provision. At June 30, 2004, the Company calculated the initial value of these options using the Black-Scholes model based on the following assumptions: a risk-free rate of 4.81%, volatility of 100%, estimated life of 10 years and a fair market value of $1.00 per share. At December 31, 2006, the Company calculated the value of the options using the Black-Scholes model based on the following assumptions: a risk-free rate of 5.15%, volatility of 146%, estimated life of 10 years and a fair market value of $1.05 per share. The vesting schedule is prorated over the reporting period, and approximately $33,075 and $34,000, respectively, was recorded as consultant expense during the years ended December 31, 2006 and 2005.
On March 9, 2006 the Company granted 250,000 options to purchase common stock to an employee, who is the brother of the Company’s Chief Executive Officer, at an exercise price of $1.00 per share. The options have a ten year term, and a vesting schedule of 50,000 shares per year beginning March 9, 2007. At March 9, 2006, the Company calculated the initial value of the options using the Black-Scholes model based on the following assumptions: a risk-free rate of 4.86%, volatility of 36%, estimated life of 10 years and a fair market value of $1.00 per share.
In November 2006, the Company approved the issuance of stock options for 1,500,000 shares of common stock with an exercise of $0.90 per share to a director with a fair value of $1,504,261. The fair value was calculated under the Black-Scholes options pricing model using the following assumptions: stock price at grant of $0.90; life of 5 years; volatility of 145%; no dividend yield and discount rate of 5.15%.
NOTE 14 — SUBSEQUENT EVENTS
During January 2007, the Company issued 500,000 shares of common stock with warrants for 500,000 shares of common stock for total proceeds of $500,000.
During January 2007, the Company issued 195,960 shares of common stock to various consultants for services provided and to be provided.
During January 2007. the Company issued 415,000 shares of common stock related to exercise of warrants at $0.50 and $0.25 per share for total proceeds of $132,500.
During January 2007, the Company issued 40,000 shares of common stock to satisfy a $40,000 accrued liability reflected in the accompanying balance as of December 31, 2006.
During February 2007, the Company issued 150,000 shares of common stock valued at $150,000 to Lunar Design as an incentive to continue assisting the Company with the haptics game controller.
During February 2007, the Company issued 232,627 shares of common stock as a payment towards the convertible note payable as discussed in Note 7.
During January 2007, the Company issued 13,621 shares of common stock to an employee for the cashless exercise of options to purchase 25,000 shares of common stock.
On February 14, 2007, the Company approved an increase in the authorized shares of common stock from 50,000,000 shares to 150,000,000 shares and to cancel the 4,000 authorized Series A Preferred Stock.

NOVINT TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005
NOTE 14 — SUBSEQUENT EVENTS (Continued)
On March 5, 2007, the Company entered into a Unit Subscription Agreement (the “Agreement”) with 42 accredited investors (the “Purchasers”) for the sale of $9,000,000 of units at a price of $1.00 per unit. Each unit consists of one share of the Company’s common stock and a warrant for one share of common stock with an exercise price of $1.50 exercisable for up to five years. The Agreement was closed on March 5, 2007 with the entire unit offering sold. Under the terms of the Agreement, the Company may sell an additional 1,000,000 units for $1,000,000 to a strategic investor. Gross proceeds from the Agreement totaled $9,000,000, of which $320,000 was paid to certain individuals who served as placement agents for the transaction and approximately $50,000 was paid for counsel of the Purchasers in connection with the transaction. The Company’s Chief Executive Officer invested $25,000 in the Agreement. As part of the terms of the Agreement, the Company entered into an Investor Rights Agreement among the Purchasers pursuant to which the Company has agreed to file a registration statement to register for resale the shares of common stock sold in the Agreement, including the shares of common stock underlying the warrants, within 55 days following the closing of the Agreement. Subject to certain exceptions, in the event the registration statement is not filed within such 55 day period or does not become effective within certain time periods set forth in the Investor Rights Agreement, the Company would be required to pay each purchaser in the Agreement an amount in cash equal to 0.0333% of the sum of (i) the purchase amount paid by the Purchaser and (ii) the amount paid upon exercise of the warrants for each day the filing or effectiveness of the registration statement is delayed and, pursuant to the terms of the warrants, the Purchasers would be entitled to exercise their warrants pursuant to a cashless exercise formula. In addition, the Company has agreed not to grant any registration rights that are senior to the registration rights of the Purchasers for a period of two years from the closing date without the prior written consent of a majority of the Purchasers.

Novint Technologies, Inc.
BALANCE SHEET
(Unaudited)

March 31, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,368,921
Accounts receivable	75,417
Prepaid expenses and other current assets	62,702
Receivable related to stock options exercised	75,000
Costs and estimated earnings in excess of billings on contracts	48,675
Deposit on purchase of inventory	283,071

Total current assets	8,913,786

PROPERTY AND EQUIPMENT, NET	281,543
SOFTWARE DEVELOPMENT COSTS, NET	302,773
INTANGIBLE ASSETS, NET	88,790

Total assets	$9,586,892

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$383,867
Accrued payroll related liabilities	231,371
Accrued expenses	276,349
Accrued expenses — related parties	107,369
Deferred revenue	31,507
Billings in excess of costs and estimated earnings	8,168

Total current liabilities	1,038,631

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Conditionally redeemable convertible preferred stock, Series A: aggregate liquidation preferences, $100,000, $0.01 par value; 4,000 shares authorized, none issued and outstanding	—
Common stock, authorized 50,000,000 shares, $0.01 par value; 30,441,299 shares issued and outstanding	304,414
Additional paid-in capital	22,913,558
Accumulated deficit	(14,665,106)
Accumulated other comprehensive loss	(4,605)

Total stockholders’ equity	8,548,261

Total liabilities and stockholders’ equity	$9,586,892

The accompanying notes are an integral part of these financial statements.

Novint Technologies, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)

	For The Three Months Ended
	March 31, 2007	March 31, 2006
Revenue:
Project	$128,731	$36,856
Product	—	1,925

Total revenue	128,731	38,781

Cost of goods sold:
Project	107,481	25,679
Product	—	—

Total cost of goods sold	107,481	25,679

Gross profit	21,250	13,102

Operating expenses
Research and development	235,570	89,840
General and administrative	1,551,290	469,027
Depreciation and amortization	41,188	24,697
Sales and marketing	93,352	26,348

Total operating expenses	1,921,400	609,912

Loss from operations	(1,900,150)	(596,810)

Other (income) expense
Interest income	(27,635)	—
Interest expense	143,684	32,927

Net other expenses	116,049	32,927

Net loss	(2,016,199)	(629,737)

Preferred stock accretion	—	(170,974)

Net loss available to common stockholders	$(2,016,199)	$(800,711)

Loss per share, basic and diluted:
Net loss	$(0.09)	$(0.04)

Net loss available to common stockholders	$(0.09)	$(0.05)

Weighted-average common shares outstanding, basic and diluted	23,352,495	15,161,091

The accompanying notes are an integral part of these financial statements.

Novint Technologies, Inc.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Three Months Ended March 31, 2007
(Unaudited)

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Accumulated	Comprehensive
	Shares	Amount	Capital	(Deficit)	Loss	Total

Balances, December 31, 2006	19,894,091	$198,942	$12,624,562	$(12,648,907)	$(4,605)	$169,992

Common stock sold for cash, net of offering costs of
$424,364	9,500,000	95,000	8,980,636	—	—	9,075,636
Common stock issued related to exercise of options/warrants	428,621	4,286	128,350	—	—	132,636
Common stock issued to consultants for services	311,700	3,117	347,884	—	—	351,001
Common stock issued for repayment of notes payable	232,627	2,326	355,755	—	—	358,081
Common stock issued for settlement of accrued liabilities	65,000	650	73,350	—	—	74,000
Options vested for employees services	—	—	86,442	—	—	86,442
Options vested to consultants for services	—	—	306,671	—	—	306,671
Common stock issued for purchase of licenses	9,260	93	9,908	—	—	10,001
Net loss	—	—	—	(2,016,199)	—	(2,016,199)

Balances, March 31, 2007	30,441,299	$304,414	$22,913,558	$(14,665,106)	$(4,605)	$8,548,261

The accompanying notes are an integral part of these financial statements.

Novint Technologies, Inc.
STATEMENTS OF CASH FLOWS
(Unaudited)

	For The Three Months Ended
	March 31, 2007	March 31, 2006
Cash flows from (to) operating activities:
Net loss	$(2,016,199)	$(629,737)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	41,188	24,697
Common stock issued for services	351,001	8,500
Options issued to employees and consultants for services	393,113	88,251
Changes in operating assets and liabilities:
Accounts receivable	(75,417)	67,478
Prepaid expenses	31,365	400
Deferred financing costs	—	4,032
Accounts payable and accrued liabilities	195,421	189,959
Accrued expenses related party	35,494	—
Costs and estimated earnings in excess of billings on contracts, net	(48,675)	(23,874)
Deferred revenue	31,507	—
Billings in excess of costs and estimated earnings on contracts, net	2,668	(6,485)

Net cash (used in) operating activities	(1,058,534)	(276,779)

Cash flows from (to) investing activities:
Capital outlay for software development costs	(15,639)	—
Property and equipment acquisitions	—	(4,294)

Net cash provided by (used in) investing activities	(15,639)	(4,294)

Cash flows from (to) financing activities:
Proceeds from exercise of options	57,636	—
Proceeds from issuance of common stock	9,500,000	—
Offering costs	(370,010)	—
Proceeds from notes payable	—	300,000

Net cash provided by financing activities	9,187,626	300,000

Net increase (decrease) in cash and cash equivalents	8,113,453	18,927
Cash and cash equivalents at beginning of period	255,468	42,127

Cash and cash equivalents at end of period	$8,368,921	$61,054

Supplemental information:
Interest paid	$—	$—

Income taxes paid	$—	$—

Non-cash investing and financing activities:
Deferred financing cost recognize and netted against paid-in capital	$54,354	$—

Purchase of licenses with common stock	$10,001	$—

Payment of accrued research and development liabilities with common stock	$—	$465,000

Payment of notes payable and accrued interest with common stock	$358,081	$860,624

Payment of accrued liabilities with common stock	$74,000	$—

Receivable related to stock options exercised	$75,000	$—

Fair value accretion on conditionally redeemable, convertible preferred stock	$—	$170,974

The accompanying notes are an integral part of these financial statements.

Novint Technologies, Inc.
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006 (Unaudited)
NOTE 1 — BASIS OF PRESENTATION AND NATURE OF BUSINESS
Basis of Presentation
The unaudited financial statements have been prepared by Novint Technologies, Inc. (the “Company“or “Novint”), in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-QSB and Regulation S-B as promulgated by the Securities and Exchange Commission (“SEC”). Accordingly, these financial statements do not include all of the disclosures required by generally accepted accounting principles in the United States of America for complete financial statements. These unaudited interim financial statements should be read in conjunction with the audited financial statements and the notes thereto included on Form 10-KSB for the period ended December 31, 2006. In the opinion of management, the unaudited interim financial statements furnished herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented. The results of the three months ended March 31, 2007 are not necessarily indicative of the results to be expected for the full year ending December 31, 2007.
Reclassifications
Certain prior year amounts were reclassified to conform to the March 31, 2007 presentation.
Nature of Business
Novint Technologies, Inc. (the “Company” or “Novint”) was originally incorporated in the State of New Mexico in April 1999. On February 26, 2002, the Company changed its state of incorporation to Delaware by merging with Novint Technologies, Inc., a Delaware corporation. This merger was accounted for as a reorganization of the Company. The Company currently is engaged in the development and sale of haptics products and equipment, including installation services and support, to production and manufacturing companies in the United States. Haptics refers to one’s sense of touch. The Company is expanding into the consumer interactive computer gaming market, which is a substantial departure from its current business of offering product development services and limited sales of haptic technology. The Company’s operations are based in New Mexico with sales primarily to private entities and quasi-governmental agencies in the United States.
Management’s Plans
As of March 31, 2007, the Company had total current assets of $8,913,786 and total current liabilities of $1,038,631, resulting in a working capital surplus of $7,875,155. As of March 31, 2007, the Company had cash totaling $8,368,921. During the three months ended March 31, 2007 as further discussed in Note 7, the Company raised approximately $9,663,000 from the sale of shares of common stock with warrants through an equity agreement and exercise of stock purchase warrants. The equity agreement allows for the sale of an additional $1,000,000 common stock and warrants to a strategic investor, which the Company closed on the sale of 580,000 units for $580,000 on May 11, 2007. This recent equity raised should allow the Company to further develop its haptics technology, and seek and develop strategic partnerships with game publishers and hardware manufacturers that will utilize the Company’s haptics technology. The Company believes that it has sufficient capital and existing equity financing arrangements, as result of the equity raise, to sustain its operations beyond twelve months and execute its current business plans with respect to the haptics technology.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Software Development Costs
The Company accounts for its software development costs in accordance with Statement of Financial Accounting Standards (SFAS) Number 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. This statement requires that, once technological feasibility of a developing product has been established, all subsequent costs incurred in developing that product to a commercially acceptable level be capitalized and amortized ratably over the estimated life of the product, which is generally 5 years. The Company has capitalized software development costs in connection with its haptics technology beginning in 2005. Amortization is computed on the straight-line basis over the estimated life (5 years) of the haptics technology. As of March 31, 2007, the Company’s capitalized software development costs totaled $302,773 (net of $103,270 of accumulated amortization). The estimated annual amortization expense related to the capitalized software development cost is approximately $56,000 per year. Amortization expense for the three months ended March 31, 2007 and 2006 totaled $15,813 and $0.
The Company follows Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which requires capitalization of certain costs incurred during the development of internal use software. Through March 31, 2007, capitalizable costs incurred have not been significant for any development projects. Accordingly, the Company has charged all costs to research and development expense in the periods incurred.
Property and Equipment
Property and equipment are stated at cost. Depreciation on property and equipment is calculated on a straight-line depreciation method over the estimated useful lives of the assets, which range from 3 to 5 years for software and computer equipment, and 5 years for office equipment. Repairs and maintenance costs are expensed as incurred. Depreciation expense was $6,416 and $6,155 for the three months ended March 31, 2007 and 2006, respectively.
Intangible Assets
Intangible assets consist of licensing agreements $260,001 and patents $10,734, and are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the economic life of the assets, which range between 3 and 12 years. For the three months ended March 31, 2007 and 2006, the Company recognized amortization expense of approximately $18,959 and $18,542, respectively, related to intangible assets.
Annual amortization of intangible assets remaining at March 31, 2007, is as follows:

Year Ended December 31,
2007	55,209
2008	5,836
2009	5,836
2010	3,335
2011 and after	18,584

Total	$88,790

Revenue and Cost Recognition
The Company recognizes revenue from the sale of software products under the provisions of SOP 97-2, Software Revenue Recognition, as amended by SOP 98-4 and SOP 98-9. SOP 97-2 generally requires that revenue recognized from software arrangements be allocated to each element of the arrangement based on the relative vendor specific objective evidence of fair values of the elements, such as software products, upgrades, enhancements, post contract customer support, installation or training. Under SOP 97-2, if the determination of vendor specific objective evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence does exist or until all elements of the arrangement are delivered.
SOP 97-2 was amended in December 1998 by SOP 98-9, Modification of SOP 97-2 Software Revenue Recognition with Respect to Certain Transactions. SOP 98-9 clarified what constitutes vendor specific objective evidence of fair value and introduced the concept of the “residual method” for allocating revenue to elements in a multiple element arrangement.

The Company’s revenue recognition policy is as follows:
Project revenue consists of programming services provided to unrelated parties under fixed-price contracts. Revenues from fixed price programming contracts are recognized in accordance with SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, and Accounting Research Bulletin (ARB) 45, Long-Term Construction-Type Contracts, using the percentage-of-completion method, measured by the percentage of costs incurred to date compared with the total estimated costs for each contract. The Company accounts for these measurements in the accompanying balance sheets under costs and estimated earnings in excess of billings on contracts and billings in excess of costs and estimated earnings on contracts. Provisions for estimated losses on uncompleted contracts are made and recorded in the period in which the loss is identified.
Revenue from product sales relates to the sale of the Phantom haptics interface, which is a human-computer user interface (the Phantom). The Phantom allows the user to experience sensory information when using a computer and its handle and is the approximate size and shape of a writing instrument. Phantoms are manufactured by an unrelated party and are shipped directly to the customer.
Emerging Issues Task Force (EITF) 00-10, Accounting for Shipping and Handling Fees and Costs, require amounts billed to a customer in a sales transaction related to shipping and handling, if any, to be classified and accounted for as revenues earned for the goods provided whereas shipping and handling costs incurred by a company are required to be classified as cost of sales. The Company’s costs associated with shipping product items to the Company’s customers are included in the Company’s Cost of Goods Sold. The Company does not charge a separate or additional fee for shipment to their customers, rather this fee is included in the price and, therefore, part of the Company’s product revenue. No provision for sales returns has been provided in these financial statements as the Company has never had a sales return.
EITF 01-14, Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred, requires reimbursements received for out-of-pocket expenses incurred while providing services to be characterized in the statements of operations as revenue. The Company’s out-of-pocket expenses incurred in connection with their project revenues are recognized in revenues based on a computed overhead rate that is included in their project labor costs to derive a project price.
In accordance with EITF 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, the Company recognizes its product sales on a gross basis. The Company is responsible for fulfillment, including the acceptability of the product ordered. The Company has risks and rewards of ownership such as the risk of loss for collection, delivery or returns. Title passes to the customer upon receipt of the product by the customer. In accordance with the Company’s agreement with its customer, further obligation is limited to the terms defined in its warranty.
The Company’s customers are provided a warranty from the Company’s supplier. This warranty guarantees that the supplier’s products shall be free from manufacturing defects. The supplier agrees to provide, free of charge, replacements for any components found to be defective within 1 year of delivery. The Company’s customers also have the option of purchasing a Maintenance Renewal, which extends the supplier’s warranty coverage for the following year. The Company’s supplier handles all administration and actual repairs provided for under the basic and renewal programs and, therefore, the Company has not recorded a warranty accrual. To date, the Company’s customers have not purchased a Maintenance Renewal.
Deferred Revenue As of March 31, 2007, the Company recorded deferred revenue totaling $31,507 related to pre-sale orders on the Falcon product, a gaming haptics hardware device, and related gaming software. The Company will record these pre-sale orders as revenue upon shipment of such products which is anticipated to occur during the second quarter of 2007.
Loss per Common Share
Statement of Financial Accounting Standards No. 128, Earnings Per Share, (SFAS 128) provides for the calculation of “Basic” and “Diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period. All potentially dilutive securities have been excluded from the computations since they would be antidilutive. However, these dilutive securities could potentially dilute earnings per share in the future. As of March 31, 2007 and 2006, the Company had a total of 26,245,724 and 10,251,338 in potentially dilutive securities, respectively.

Stock Option Plans
The Company adopted SFAS No. 123 (Revised 2004), Share Based Payment (“SFAS No. 123R”), under the modified-prospective transition method on January 1, 2006. SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. Share-based compensation recognized under the modified-prospective transition method of SFAS No. 123R includes share-based compensation based on the grant-date fair value determined in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation, for all share-based payments granted prior to and not yet vested as of January 1, 2006 and share-based compensation based on the grant-date fair-value determined in accordance with SFAS No. 123R for all share-based payments granted after January 1, 2006. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method proscribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123.
The Company recognized $393,113 and $88,251 in share-based compensation expense for the three months ended March 31, 2007 and 2006, respectively. The fair value of the stock options was estimated using the Black-Scholes option pricing model. In calculating the fair value of options for stock based compensation for the three months ended March31, 2007 and 2006, the following assumptions were used: closing price of the common stock at the date of grant, risk-free rates ranged from 5.15% to 5.25%, volatility of the options ranged from 73% to 151%, estimated lives of 3 to 10 years and exercise prices ranged from $0.66 to $1.20 per share.
Research and Development
Research and development costs are expensed as incurred and amounted to $235,570 and $89,840 for the three months ended March 31, 2007 and 2006, respectively.
Recent Accounting Pronouncements
The Company has adopted all accounting pronouncements issued before March 31, 2007, which are applicable to the Company.
In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that we recognize in our financial statements the benefit of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 become effective as of the beginning of the 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The adoption of the provisions of FIN 48 did not have an impact on its financial condition or results of operations.
In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108), which addresses how to quantify the effect of financial statement errors. The provisions of SAB 108 become effective as of the end of its 2007 fiscal year. The adoption of the provisions of SAB 108 did not have an impact on its financial condition or results of operations.
NOTE 3 — COSTS AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS ON CONTRACTS AND BILLINGS IN EXCESS OF COSTS AND ESTIMATED EARNINGS ON CONTRACTS
Costs and estimated earnings in excess of billings on contracts consisted of the following at March 31, 2007:

Costs and estimated earnings incurred on uncompleted contracts	$121,688
Billings on uncompleted contracts	73,013

Costs and estimated earnings in excess of billings on uncompleted contracts	$48,675

Billings in excess of costs and estimated earnings on contracts consisted of the following at:

Billings on uncompleted contracts	$83,455
Costs and estimated earnings incurred on uncompleted contracts	72,287

Billings in excess of costs and estimated earnings on uncompleted contracts	$8,l68

NOTE 4 — INTANGIBLE ASSETS
Intangible assets consisted of the following at March 31, 2007:

Licensing agreements	$260,001
Patent	10,734
Less accumulated amortization	(181,945)

$88,790

NOTE 5 — CONVERTIBLE NOTES PAYABLE
During 2005, the Company executed convertible promissory notes in the amount of $358,081 to Lunar Design for the costs incurred during 2005 associated with contracted research and development efforts. The promissory notes were non-interest bearing, past their maturity dates (maturity dates varied throughout 2006) and were due on demand. If the promissory notes were not paid in full in cash at the promissory notes’ maturity date, the Company was to convert the unpaid balance of the note into shares of the Company’s common stock at the price per share equal to the last sale price of the Company’s common stock on the maturity date, or on the last business day prior to the maturity date. Subsequent to the maturity dates, the Company negotiated with Lunar regarding conversion terms and during the quarter ended March 31, 2007, the Company converted the entire remaining balance totaling $358,081 of the promissory note balance into 232,627 shares of common stock and agreed to issue an additional 77,313 shares valued at $81,178 to cover a portion of $141,532 as settlement , which has been accrued for and recorded as interest expense during the three months ended March 31, 2007.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
From time to time, in the normal course of business, the Company is subject to routine litigation incidental to its business. Although there can be no assurances as to the ultimate disposition of any such matters, it is the opinion of management, based upon the information available at this time, that there are no matters, individually or in the aggregate, that will have a material adverse effect on the results of operations and financial condition of the Company.

NOTE 7 — STOCKHOLDERS’ EQUITY
On February 14, 2007, the Company approved an increase (subject to stockholder approval) in the authorized shares of common stock from 50,000,000 shares to 150,000,000 shares and to cancel the 4,000 authorized Series A Preferred Stock.
Conditionally Redeemable, Convertible Preferred Stock
On April 20, 2000, in connection with the license agreement with Sandia, the Company issued all 4,000 authorized shares of Series A conditionally redeemable, convertible preferred stock at $0.25 per share. The preferred stock was convertible into fully paid and non-assessable common stock as follows: at the holder’s option based on the conversion price in effect on the conversion date or automatically upon the closing of an IPO, which would result in 447,300 shares of common stock. The conversion price shall be (i) the subscription price ($100,000 when expressed as an aggregate amount or $25.00 per share when expressed on a per-share basis) divided by (ii) the conversion price in effect on the conversion date. Additionally, the Company is obligated to redeem the preferred shares, if there is no IPO or initial sale within 10 years from the issue date.
In connection with the effectiveness of the Company’s registration statement, on February, 6 2006 the Company issued 447,300 shares of common stock to Sandia for the conversion of the preferred stock in accordance with the agreement.
Accordingly, the Company accreted the fair value of the common stock conversion to retained earnings through the conversion date of February 6, 2006. When the Company was approved for public filing, it recognized an additional charge of $170,974 to retained earnings of the converted shares at the fair value as compared to the IPO price. The fair value of the stock on February 6, 2006 was estimated to be $1.00 per share.

Sale of Common Stock and Warrant
During January 2007, the Company sold 500,000 shares of common stock and warrants for 500,000 shares of common stock to 8 investors for a total of $500,000. The warrants have an exercise price of $1.00 per share and life of five years.
Unit Subscription Agreement
On March 5, 2007, the Company entered into a Unit Subscription Agreement (the “Agreement”) with 42 accredited investors (the “Purchasers”) pursuant to which the Company issued and sold $9,000,000 of Units, at a price of one dollar per Unit. Each Unit consists of one share of common stock, , and one five-year warrant to purchase one share of common stock at an exercise price of $1.50. Accordingly, an aggregate of 9,000,000 shares of its common stock, and warrants to purchase 9,000,000 shares of common stock were issued (the “Financing”). The Financing closed on March 5, 2007. Under the terms of the Unit Subscription Agreement the Company may sell an additional 1,000,000 Units for $1,000,000 to a strategic investor, of which the Company closed on the sale of 580,000 units for $580,000 on May 11, 2007 and closed the Unit Subscription Agreement on any further sales. Gross proceeds from the Financing to the Company were $9,000,000, of which $320,010 was paid to certain individuals who served as placement agents for the transaction and approximately $50,000 was paid to counsel for the Purchasers in connection with the transaction. In addition, the Company had netted a previously capitalized deferred offering cost totaling $54,354 towards the gross proceeds from the Financing. The Company granted warrants to purchase 320,000 shares of common stock with an exercise price of $1.50 to certain individuals who served as placement agents in the financing and options to purchase 173,419 shares of common stock with an exercise price of $1.00 to AF Double Eagle upon the closing of the Financing. These warrants and options have been accounted for as related offering costs. Mr. Tom Anderson, the Company’s Chief Executive Officer, invested $25,000 in the Financing.
As part of the terms of the Agreement, the Company entered into an Investor Rights Agreement among the Purchasers pursuant to which the Company has agreed to file a registration statement to register for resale the shares of common stock sold in the Financing, including the shares of common stock underlying the warrants, within 55 days following the closing of the Financing. Subject to certain exceptions, in the event the registration statement is not filed within such 55 day period or does not become effective within certain time periods set forth in the Investor Rights Agreement, the Company would be required to pay each purchaser in the Financing an amount in cash equal to 0.0333% of the sum of (i) the purchase amount paid by the Purchaser and (ii) the amount paid upon exercise of the warrants for each day the filing or effectiveness of the registration statement is delayed and, pursuant to the terms of the warrants, the Purchasers would be entitled to exercise their warrants pursuant to a cashless exercise formula. In addition, the Company has agreed not to grant any registration rights that are senior to the registration rights of the Purchasers for a period of two years from the closing date without the prior written consent of a majority of the Purchasers. The filing timeline to file a registration statement had been extended to May 30, 2007 which the Company believes it will be able to file the registration statement timely and become effective within the time prescribed in the Investors Rights Agreement and accordingly no accrual is considered necessary with regards to any potential penalties associated with a delayed filing and effectiveness. The Company has considered the provisions of FSP 00-19-1 in its assessment of the penalty provisions and accrual.
NOTE 8 — RELATED PARTIES
On February 18, 2004, the Company granted to a significant shareholder for future services 125,000 options to purchase common stock at an exercise price of $0.66 per share. The options have a 5-year annual vesting provision. Options granted to consultants are valued each reporting period to determine the amount to be recorded as consultant expense in the respective period. As the options vest, they will be valued one last time on the vesting date and an adjustment will be recorded for the difference between the value already recorded and the current value on date of vesting. At March 31, 2007, the Company calculated the value of the options using the Black-Scholes model based on the following assumptions: a risk-free rate of 5.15%, volatility of 151%, estimated life of 10 years and a fair market value of $1.38 per share. At March 31, 2004, the Company calculated the initial value of the options using the Black-Scholes model based on the following assumptions: a risk-free rate of 4.05%, volatility of 91%, estimated life of 10 years and a fair market value of $1.00 per share. The vesting schedule is prorated over the reporting period, and $13,809 and $3,413, respectively, was recorded as consultant expense during the three months ended March 31, 2007 and 2006.
In March 2004, Normandie New Mexico Corporation, which is owned by the Chief Executive Officer (CEO) of Manhattan Scientific (a significant shareholder) who is also a member of the Company’s Board of Directors, entered into an agreement with the Company to provide consulting services in relation to business development and marketing support. Fees per the agreement are $6,250 per month. For the three months ended March 31, 2007 and 2006, the Company had paid $-0- and $-0-, respectively, for these services. As of March 31, 2007, the Company owed $90,625 to Normandie New Mexico under the agreement.

On June 10, 2004, the Company granted 250,000 options to purchase common stock to one of the member of the Company’s Board of Directors for future consulting services at an exercise price of $0.66 per share. The options have a 5-year annual vesting provision. At June 30, 2004, the Company calculated the initial value of these options using the Black-Scholes model based on the following assumptions: a risk-free rate of 4.81%, volatility of 100%, estimated life of 10 years and a fair market value of $1.00 per share. At March 31, 2007, the Company calculated the value of the options using the Black-Scholes model based on the following assumptions: a risk-free rate of 5.15%, volatility of 151%, estimated life of 10 years and a fair market value of $1.38 per share. The vesting schedule is prorated over the reporting period, and approximately $26,000 and $8,000, respectively, was recorded as consultant expense during the three months ended March 31, 2007 and 2006.
NOTE 9 — SUBSEQUENT EVENTS
In May 2007, the Company increased the equity compensation options related to a consulting agreement negotiated on May 1, 2006 with AF Double Eagle from 1,213,933 to 1,613,933 which the exercise price for such additional options are $1.02 per share. Although this consulting agreement has not been signed, the Company has paid and continues to pay Consultant under the terms of the agreement and the original options were considered granted May 1, 2006. Of these options, 173,419 vested on March 5, 2007 upon the closing of the Financing as disclosed in Note 7. An additional 173,419 options will vest on May 1, 2007 for services performed. In addition, the Company granted the consultant an option to purchase up to $150,000 worth of common stock at $1.00 per share along with one warrant with an exercise price of $1.50 which vest at a rate of $50,000 equally on July 1, 2007, October 1, 2007 and January 1, 2008.
During May 2007, the Company issued a total of 99,447 shares of common stock to seven investors pursuant to provisions within their investment subscription agreements consummated in 2006 which provides for additional shares to be issued as an anti-dilutive measure which terminated in May 2007. These shares issued pursuant to the anti-dilutive measure will be accounted for as additional shares issued as part of the overall original sale of stock related to the investment subscription agreement during 2006. The par value of the 99,447 shares of common stock will recorded as a reduction to additional paid-in capital.
During May 2007, the Company issued 13,637 shares of common stock to a board director as payment for serving as a director. The value of the 13,637 shares totaled $16,364 of $1.20 per share.
During May 2007, the Company issued 25,000 shares of common stock to a board director as prepayment for future services performed totaling $30,000 or $1.20 per share.

     No person is authorized to give any information or to make any representation not contained or incorporated by reference in this prospectus, and any information or representation not contained or incorporated by reference herein must not be relied upon as having been authorized by Shumate Industries, Inc. or the selling stockholders. This prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such an offer would be unlawful. Neither the delivery of this prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Shumate Industries, Inc. or its subsidiaries since the date hereof.

Prospectus Summary
Risk Factors
Special Note Regarding Forward Looking Statements
Use of Proceeds
Market for Common Equity and Related Shareholder Matters
Managements Discussion and Analysis or Plan of Operation
Description of Business
Description of Property
Directors, Executive Officers, Promoters and Control Persons
Executive Compensation
Certain Relationships and Related Transactions
Selling Shareholders
Plan of Distribution
Security Ownership of Certain Beneficial Owners and Management
Description of Securities
Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Where You Can Find More Information
Experts
Legal Matters and Interests of Named Experts
Transfer Agent
Financial Information
20,136,113 Shares
Novint Technologies, Inc.
Common Stock
PROSPECTUS